ARTRA GROUP Incorporated
                        Supplement dated May 20, 1998 to
                        Prospectus dated October 23, 1997


Set forth in this Supplement is certain information included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and the Annual Report on Form 10-K for the year ended December 31, 1997 of ARTRA GROUP Incorporated ("ARTRA" or the "Company"), including (i) Selected Financial Data for each of the five fiscal years in the period ended December 31, 1997 (page 2); (ii) Management's Discussion and Analysis of Financial Condition and Results of Operations (page 4), and (iii) financial statements for the Company as listed on page F-1. Capitalized terms not defined herein shall have the meanings set forth in the Prospectus, as supplemented to date.

Selected Financial Data.

Following is a consolidated summary of selected financial data of the Company for the three month periods ended March 31, 1998 and March 27, 1997 and each of the five fiscal years in the period ended December 31, 1997. The information for the years ended December 28, 1995 and December 29, 1994 reflects the operations of Arcar Graphics, Inc. ("Arcar") in discontinued operations. The sale of Arcar (acquired effective April 9, 1994) was completed on October 26, 1995. Certain selected financial data for each of the three fiscal years in the period ended December 28, 1995 reflects the discontinuance of the Company's jewelry business, effective September 28, 1995, conducted by the former majority-owned subsidiary COMFORCE Corporation, formerly The Lori Corporation. In October 1995, due to issuances of COMFORCE common stock, the Company's ownership interest in COMFORCE common stock was reduced to approximately 25% and the investment in COMFORCE was accounted for under the equity method during the fourth quarter of 1995. Effective December 28, 1995, the Company adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Under this statement, the Company's investment in COMFORCE is classified as available for sale and is stated at fair value. See Notes 3 and 6 to the Company's consolidated financial statements for the year ended December 31, 1997 for a further discussion of the Company's investment in COMFORCE.

                                              Three Months Ended
                                             ---------------------                       Fiscal Year Ended (G)
                                             March 31,    March 27,      ---------------------------------------------------------
                                               1998         1997         1997         1996        1995        1994          1993
                                              ------       ------        -----       ------      ------      ------        ------
                                                                                 (In thousands except per share data)

 Net sales                                   $ 30,839     $ 28,461    $ 125,027    $ 120,699   $ 121,879    $ 111,837    $ 113,584

 Earnings (loss) from
   continuing operations  (A) (B) (C)          (1,917)      (1,353)         773        3,549     (16,943)     (13,529)      (8,327)

 Earnings (loss) from
   discontinued operations (D)                    --           --          --           --            10      (15,906)        (216)

 Extraordinary credits (E)                        --           --          --          9,424      14,030        8,965       22,057

 Net earnings (loss)                           (1,917)      (1,353)         773       12,973      (2,903)     (20,470)      13,514


 Earnings (loss) per share (F):

    Basic
      Continuing operations                      (.26)        (.21)        (.04)         .34       (2.70)       (2.52)       (1.87)
      Discontinued operations                     --           --          --           --          --          (2.79)        (.04)
      Extraordinary credits                       --           --          --           1.25        2.07         1.57         4.57
      Net earnings (loss)                        (.26)        (.21)        (.04)        1.59        (.63)       (3.74)        2.66


    Diluted
      Continuing operations                      (.26)        (.21)        (.04)         .32       (2.70)       (2.52)       (1.84)
      Discontinued operations                     --           --          --           --          --          (2.79)        (.04)
      Extraordinary credits                       --           --          --           1.19        2.07         1.57         4.49
      Net earnings (loss)                        (.26)        (.21)        (.04)        1.51        (.63)       (3.74)        2.61

Weighted average number of
  shares outstanding

      Basic                                     7,952        7,840        7,970        7,525       6,776        5,702        4,823
      Diluted                                   7,952        7,840        7,970        7,939       6,776        5,702        4,908


 Total assets                                  70,016       74,633       73,206       77,379      77,949       93,429       92,774
 Long-term debt                                46,784       39,934       50,619       34,207      34,113       19,673       29,264
 Debt subsequently discharged                    --           --           --           --          --          9,750         --
 Cash dividends                                  --           --           --           --          --           --           --




                                        2



     (A) Earnings from continuing operations for the three months ended March 31, 1998 and March 27, 1997 include realized gains of $53,000 and $213,000, respectively, from dispositions of COMFORCE common stock. Earnings from continuing operations for the years ended December 31, 1997 and December 26, 1996 include realized gains of $2,531,000 and $5,818,000, respectively, from dispositions of COMFORCE common stock. Earnings from continuing operations for the year ended December 26, 1996 includes a gain of $838,000 from an exchange of redeemable preferred stock of its Bagcraft subsidiary.

     (B) Earnings from continuing operations for the year ended December 31, 1997 includes a gain from settlement of litigation of $10,416,000, net of related legal fees and other expenses, and net related party compensation/expense reimbursement costs of $2,816,000 (see Note 19 to the Company's consolidated financial statements).

     (C) Earnings from continuing operations for the year December 26, 1996 includes a gain of $838,000 from an exchange of redeemable preferred stock of its Bagcraft subsidiary.

     (D) The loss from discontinued operations for the year ended December 28, 1995 includes a charge to operations of $6,430,000 to write-off the remaining goodwill of COMFORCE's jewelry business effective June 29, 1995, and a provision of $1,000,000 for loss on disposal of COMFORCE's jewelry business. Earnings from discontinued operations for the year ended December 28, 1995 includes a gain on sale of Bagcraft's Arcar subsidiary of $8,483,000. The loss from discontinued operations for the year ended December 31, 1994 includes a charge to operations of $10,800,000 representing a write-off of New Dimensions goodwill.

     (E) The 1996, 1995 and 1994 extraordinary credits represent gains from net discharge of bank indebtedness. The 1993 extraordinary credit represents a gain from a net discharge of indebtedness due to the reorganization of COMFORCE's New Dimensions subsidiary.

     (F) In 1997, the Company adopted the provisions of SFAS No. 128, "Earnings Per Share" and restated prior periods accordingly.

     (G) In 1997, the Company changed its fiscal year end to December 31. In prior years the Company had operated on a 52/53 week fiscal year ending the last Thursday of December.



Management's Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion supplements the information found in the financial statements and related notes:


         Results of Operations

The Company, through its wholly-owned Bagcraft subsidiary, currently operates in one industry segment as a manufacturer of packaging products principally serving the food industry. Bagcraft sells its products to its customers through its direct sales force and through independent brokers. On a very limited basis certain customers may be offered extended payment terms beyond 30 days depending upon prevailing trade practices and financial strength.

The Company's consolidated financial statements for the year ended December 28, 1995 were reclassified to report separately the results of operations of Arcar and COMFORCE's discontinued jewelry business prior to the deconsolidation of COMFORCE and its majority-owned subsidiaries effective October 1995. Accordingly, the following discussion of results of operations is presented for the Company's continuing operations at December 31, 1997, conducted by the Company's Bagcraft subsidiary.


         Three Months Ended March 31, 1998

The following table presents, as a percentage of net sales, operating expenses and other income (expense) included the Company's earnings (loss) before extraordinary credit for the three month periods ended March 31, 1998 and March 27, 1997.


                                                           Three Months Ended
                                                         ----------------------
                                                          March 31,   March 27,
                                                             1998        1997
                                                         ----------  ----------

     Net sales                                               100.0%      100.0%
                                                           -------     -------

     Costs and expenses:
        Cost of goods sold,
           exclusive of depreciation and amortization         82.7%       78.7%
        Selling, general and administrative                   13.5%       13.9%
        Depreciation and amortization                          2.5%        3.7%
                                                           -------     -------
                                                              98.7%       96.3%
                                                           -------     -------

     Operating earnings (loss)                                 1.3%        3.7%
                                                           -------     -------

     Other income (expense):
        Interest expense                                      -6.1%       -6.4%
        Amortization of debt discount                          -.5%       -2.4%
        Realized gain on disposal of
            available-for-sale securities                       .2%         .7%
        Other income (expense), net                            -.3%         .1%
                                                           -------     -------
                                                              -6.7%       -8.0%
                                                           -------     -------

     Loss before income taxes, minority interest
        and extraordinary credit                              -5.4%       -4.3%
     Provision for income taxes                                 -           .7%
     Minority interest                                         -.6%       -1.3%
                                                           -------     -------
     Earnings (loss) before extraordinary credit              -6.0%       -4.9%
                                                           =======     =======

Three Months Ended March 31, 1998 vs. Three Months Ended March 27, 1997

Net sales of $30,839,000 for the three months ended March 31, 1998 were $2,378,000, or 8.4%, higher than net sales for the three months ended March 27, 1997. The 1998 increase in net sales is principally attributable to increased 1998 food service sales. During the first quarter of 1997 several customers deferred certain key promotions until the second quarter of 1997

The Company's cost of sales of $25,511,000 for the three months ended March 31, 1998 increased $3,117,000 as compared to the three months ended March 27, 1997. Cost of sales for the three months ended March 31, 1998 was 82.7% of net sales compared to a cost of sales percentage of 78.7% for the three months ended March 27, 1997. The 1998 increase in cost of sales is principally attributable to an increase in sales volume. The 1998 increase in cost of sales percentage is principally attributable to competitive market conditions, increased 1998 employee benefit costs and certain 1998 plant consolidation costs.

Selling, general and administrative expenses were $4,171,000 for the three months ended March 31, 1998 as compared to $3,949,000 for the three months ended March 27, 1997. Selling, general and administrative expenses were 13.5% of net sales for the three months ended March 31, 1998 as compared to 13.9% of net sales for the three months March 27, 1997. The 1998 increase in selling, general and administrative expenses is principally attributable to increased employee compensation and benefit costs. The 1998 decrease in as a percentage of net sales is principally attributable to the 1998 increase in net sales and the semi-fixed nature of these costs.

Depreciation and amortization expense was $775,000 for the three months ended March 31, 1998 as compared to $1,061,000 for the three months ended March 27, 1997. Depreciation and amortization expense was 2.5 % of net sales for the three months ended March 27, 1997 as compared to 3.7% of net sales for the three months ended March 27, 1997. The 1998 decrease in depreciation and amortization is primarily attributable to the completion of the amortization period in 1997 of certain assets attributable to the 1990 acquisition of the Bagcraft subsidiary.

The Company had operating earnings in the three months ended March 31, 1998 of $382,000 as compared to operating earnings of $1,057,000 in the three months ended March 27, 1997. The 1998 decrease in operating earnings is attributable to decreased operating margins as noted above.

Amortization of debt discount was $164,000 for the three months ended March 31, 1998 as compared to $675,000 for the three months ended March 27, 1997. The 1998 decrease is attributable to the February 1998 amendment and restatement of Bagcraft's Credit Agreement.

No income tax benefit was recognized in connection with the Company's 1998 and 1997 pre-tax losses due to the Company's tax loss carryforwards and the uncertainty of future taxable income.

        Year Ended December 31, 1997

The following table presents, as a percentage of net sales, operating expenses and other income (expense) included the Company's earnings (loss) from continuing operations for the three years in the period ended December 31, 1997.

                                                                            Year Ended
                                                           ----------------------------------------------

                                                           December  31,  December 26,   December 28,
                                                               1997           1996           1995
                                                           -------------  ------------   ------------
    Net sales                                                    100.0%        100.0%         100.0%
                                                                -----         -----          -----
    Costs and expenses:
       Cost of goods sold,
          exclusive of depreciation
          and amortization                                        81.2%         78.4%          84.1%
       Selling, general and administrative                        15.6%         13.0%          15.7%
       Depreciation and amortization                               3.5%          3.3%           3.6%
       Write-down of idle machinery and equipment                  -              -             1.2%
                                                                 -----          ----          -----
                                                                 100.3%         94.7%         104.6%
                                                                 -----          ----          -----
    Operating earnings (loss)                                     -0.3%          5.3%         - 4.6%
                                                                 -----          -----         -----
    Other income (expense):
       Interest expense                                           -7.4%         -6.1%          -7.7%
       Amortization of debt discount                              -2.2%         -0.5%          -0.3%
       Realized gain on disposal of                                2.0%          4.8%              -
    available-for-sale securities
       Litigation settlement                                       8.3%             -              -
       Gain on sale of idle machinery and                          0.7%             -              -
    equipment
       Other income (expense), net                                 0.3%         -0.1%          -0.1%
       Equity in loss of COMFORCE                                    -             -           -0.4%
                                                                 -----          -----          ----
                                                                   1.7%         -1.9%          -8.5%
                                                                 -----          ----           ----

    Earnings (loss) from continuing operations
       before income taxes and minority interest                   1.4%          3.4%         -13.1%
    Provision for income taxes                                        -         -0.1%              -
    Minority interest                                             -0.9%         -0.4%          -0.7%
                                                                  ----          ----           ----
    Earnings (loss) from continuing operations                     0.5%          2.9%         -13.8%
                                                                  ====          ====           ====


Year Ended December 31, 1997  vs. Year Ended December 26, 1996

Net sales of $125,027,000 for the year ended December 31, 1997 were $4,328,000, or 3.6%, higher than net sales for the year ended December 26, 1996. The 1997 net sales increase is attributable to Bagcraft's January 1997 acquisition of the business assets of AB Specialty, partially offset by sales during 1996 to a former food service customer.

The Company's cost of sales of $101,527,000 for the year ended December 31, 1997 increased $6,914,000 as compared to the year ended December 26, 1996. Cost of sales for the year ended December 31, 1997 was 81.2% of net sales compared to a cost of sales percentage of 78.4% for the year ended December 26, 1996. The increase in cost of sales percentage is primarily attributable to competitive market conditions, certain transition costs relating to the AB Specialty acquisition and a slightly less favorable product mix in 1997.

Selling, general and administrative expenses were $19,548,000 for the year ended December 31, 1997 as compared to $15,638,000 for the year ended December 26, 1996. Selling, general and administrative expenses were 15.6% of net sales for the year ended December 31, 1997 as compared to 13.0% of net sales for year ended December 26, 1996. The 1997 increase in selling, general and administrative expenses was principally attributable to net related party compensation/expense reimbursement costs of $2,816,000 (see discussion of Peter
R. Harvey advances below).

Depreciation and amortization expense was $4,364,000 for the year ended December 31, 1997 as compared to $3,927,000 for the year ended December 26, 1996. Depreciation and amortization expense was 3.5 % of net sales for the year ended December 31, 1997 as compared to 3.3% of net sales for year ended December 26, 1996. The 1997 increase in depreciation and amortization is primarily attributable to Bagcraft's January 1997 acquisition of the business assets of AB Specialty.

The Company had an operating loss in the year ended December 31, 1997 of $412,000 as compared to operating earnings of $6,521,000 in the year ended December 26, 1996. The 1997 operating loss is attributable to decreased operating margins and increased selling, general and administrative expenses as noted above.

Interest expense for the year ended December 31, 1997 increased $1,851,000 as compared to the year ended December 26, 1996. The 1997 increase is principally attributable to an increased level of borrowings and related loan fees incurred.

Amortization of debt discount was $2,702,000 for the year ended December 31, 1997 as compared to $548,000 for the year ended December 26, 1996. The 1997 increase is attributable to the December 1996 amendment and restatement of Bagcraft's Credit Agreement.

During the year ended December 31, 1997 the Company sold or otherwise disposed of 302,203 shares of COMFORCE common stock resulting in a realized gain of $2,531,000. During the year ended December 26, 1996 the Company sold or otherwise disposed of 331,333 shares of COMFORCE common stock resulting in a realized gain of $5,818,000.

Effective December 31, 1997, the ARTRA received a settlement from certain litigation relating to the acquisition of Envirodyne in 1989 by Emerald. ARTRA recognized a gain from the settlement agreement of $10,416,000, net of related legal fees and other expenses.

In December 1997 the company sold certain idle machinery and equipment written-off in prior years resulting in a gain of $932,000.

The 1996 extraordinary credit represents a net gain from discharge of indebtedness. No income tax expense is reflected in the Company's financial statements resulting from the 1996 extraordinary credit due to the utilization of tax loss carryforwards.

Year Ended December 26, 1996 vs. Year Ended December 28, 1995

         Continuing Operations

Net sales of $120,699,000 for the year ended December 26, were $1,180,000, or 1.0%, lower than net sales for the year ended December 28, 1995. The 1996 sales decrease is attributable to an overall volume decrease partially offset by increased selling prices. The 1996 volume decrease is principally attributable to a 1995 promotion by a major fast food customer. The increased 1996 selling prices were in response to the significant increases in paper costs in 1995.

The Company's cost of sales of $94,613,000 for the year ended December 26, 1996 decreased $7,895,000 as compared to the year ended December 28, 1995. Cost of sales for the year ended December 26, 1996 was 78.4% of net sales compared to a cost of sales percentage of 84.1% for the year ended December 28, 1995. The decrease in cost of sales is primarily attributable to lower paper costs and the decreased 1996 sales volume as noted above. The decrease in cost of sales percentage is primarily attributable to lower paper costs and improved production efficiencies in 1996.

Selling, general and administrative expenses were $15,638,000 in the year ended December 26, 1996 as compared to $19,131,000 in the year ended December 28, 1995. Selling, general and administrative expenses were 13.0% of net sales in the year ended December 26, 1996 as compared to 15.7% of net sales in the year ended December 28, 1995. The 1996 decrease in selling, general and administrative expenses is primarily attributable to a third quarter 1995 compensation charge related to the issuance of a 35% common stock interest in COMFORCE as additional consideration for certain individuals to enter into employment or consulting services agreements to manage COMFORCE's entry into and development of the telecommunications and computer technical staffing services business.

Depreciation and amortization expense was $3,927,000 in the year ended December 26, 1996 as compared to $4,330,000 in the year ended December 28, 1995. Depreciation and amortization expense was 3.3 % of net sales in the year ended December 26, 1996 as compared to 3.6% of net sales in the year ended December 28, 1995. The 1996 decrease in depreciation and amortization expense is primarily attributable to the December, 1995 write-down of idle machinery and equipment dedicated to the production of microwave popcorn products.

In recent years, Bagcraft had experienced a decline in its domestic microwave popcorn business due to the acquisition of one of its major customers by a company with its own packaging ability. Accordingly, at December 28, 1995, Bagcraft incurred a charge to operations of $1,503,000 to write-down the carrying value of idle machinery and equipment dedicated to the production of microwave popcorn products.

The Company had operating earnings in the year ended December 26, 1996 of $6,521,000 as compared to operating loss of $5,593,000 in the year ended December 28, 1995. The 1996 increase in operating earnings is attributable to improved operating margins and to the decrease in selling, general and administrative expenses as noted above.

Interest expense,  including  amortization of debt discount,  for the year ended
December 26, 1996 decreased $1,777,000 as compared to the year ended December 28, 1995. The 1996 decrease is principally due to discharges of bank indebtedness in the fourth quarter of 1995 and the first quarter of 1996.

During 1996 ARTRA sold 193,000 COMFORCE common shares in the market, with the net proceeds of approximately $3,7000,000 used for working capital. During 1996 certain lenders received 105,000 COMFORCE common shares held by the Company as additional consideration for short-term loans. In October 1996, a lender exercised the conversion rights of a short-term loan and received 33,333 COMFORCE common shares in settlement of the Company's obligation. The disposition of these 331,333 COMFORCE common shares resulted in realized gains of $5,818,000 during the year ended December 26, 1996, with cost determined by average cost.

The 1996 and 1995 extraordinary credits represent net gains from discharge of indebtedness. No income tax expense is reflected in the Company's financial statements resulting from the extraordinary credits in due to the utilization of tax loss carryforwards, except for Federal alternative minimum tax incurred in 1996. Due to the Company's tax loss carryforwards and the uncertainty of future taxable income, no income tax benefit was recognized in connection with the Company's 1995 pre-tax loss.

         Discontinued Operations

Earnings from discontinued operations of $10,000 for the year ended December 28, 1995 consisted of a charge to operations of $6,430,000 to write-off the remaining goodwill of COMFORCE's jewelry business, a provision of $1,000,000 for loss on disposal of COMFORCE's jewelry business and operating losses of COMFORCE's jewelry business, offset by a gain on sale of Bagcraft's Arcar subsidiary of $8,483,000 and operating earnings of Bagcraft's Arcar subsidiary.



Liquidity and Capital Resources

         Cash and Cash Equivalents and Working Capital

Cash and cash equivalents decreased $5,920,000 during the three months ended March 31, 1998. The 1998 decrease in cash is attributable to cash flows used by operating activities of $2,492,000, cash flows used by investing activities of $421,000 and cash flows used by financing activities of $3,007,000. Cash flows used by operating activities were principally attributable to the Company's net loss for the quarter ended March 31, 1998. Cash flows used by investing activities principally represent capital expenditures. Cash flows used by financing activities were principally attributable to a net decrease in short-term borrowings and the repurchase of common issued to pay down short-term notes.

Cash and cash equivalents increased $5,820,000 during the year ended December 31, 1997. The increase in cash and cash equivalents is primarily attributable to December proceeds from a litigation settlement (see Note 18 to the consolidated financial statements), partially offset by pay downs of certain debt obligations. During the year ended December 31, 1997, cash flows from financing activities of $6,222,000 were principally attributable to a net increase in long-term borrowings. Cash flows used by operating activities of $287,000 during the year ended December 31, 1997 were principally attributable the Company's operating loss. Cash flows used by investing activities of $115,000 during the year ended December 31, 1997 principally represent an increase in the receivable from a related party as discussed in Note 19 to the consolidated financial statements, funds expended to complete Bagcraft's acquisition of the business assets of AB Specialty and capital expenditures, offset by proceeds from litigation settlement and proceeds from sale of COMFORCE common stock.

The Company had consolidated working capital of $724,000 at March 31, 1998 as compared to a consolidated working capital deficiency of $435,000 at December 31, 1997. The increase in working capital is principally attributable to the payment of Peter Harvey's advances with consideration consisting of ARTRA/BCA redeemable preferred stock held by Mr. Harvey (see Note 11 to the Company's condensed consolidated financial statements and discussion below), partially offset by a certain ARTRA notes due in January 1999 reclassified from long-term debt at December 31, 1997 to current liabilities at March 31, 1998.

The Company's consolidated working capital deficiency decreased $2,957,000 to $435,000 during the year ended December 31, 1997. The decrease in working capital deficiency is principally attributable to $4,725,000 of ARTRA short-term private placement notes, refinanced in January 1998, reclassified as long-term debt at December 31, 1997.


         Status of Debt Agreements and Operating Plan

         ARTRA Corporate

At March 31, 1998 the Company's corporate entity had outstanding short-term indebtedness of $13,601,00 as discussed below.


         Promissory Notes

         1998 Private Placement

In January  1998,  ARTRA  commenced a private  placement  of  $5,975,000  of 12%
promissory notes due January 14, 1999. As additional consideration the noteholders received warrants to purchase an aggregate of 119,500 ARTRA common shares at a price of $3.00 per share, as amended. The warrants expire January 14, 2000. The warrantholders have the right to put these warrants back to ARTRA at any time during a six-month period commencing in January 1999 and ending in July 1999, at a price of $1.50 per share. The cost of this obligation ($179,250 if all warrants are put back to the Company) was accrued in the Company's financial statements as a charge to interest expense. In the event of a default, as defined in the note agreements, the promissory notes will bear interest at 37%. The proceeds from the private placement were used principally to pay down other debt obligations.


         1997 Private Placements

In December 1997, ARTRA completed private placements of $5,375,000 of 12% promissory notes due in December 1998. As additional consideration the noteholders received warrants to purchase an aggregate of 107,500 ARTRA common shares at a price of $3.00 per share. The warrants expire in November and December 1999. The warrantholders have the right to put these warrants back to ARTRA at any time during a period commencing in December 1998 and ending in May 1999, at a price of $1.50 per share. The cost of this obligation ($161,250 if all warrants are put back to the Company) was accrued in the Company's financial statements as a charge to interest expense. In the event of a default, as defined in the note agreements, the promissory notes will bear interest at 37%. The proceeds from the private placement were used principally to pay down other debt obligations.

In July 1997, ARTRA completed private placements of $7,475,000 of 12% promissory notes due in January 1998. As additional consideration the noteholders received warrants to purchase an aggregate of 199,311 ARTRA common shares at a price of $3.75 per share. The warrants expire in July 1998. The warrantholders have the right to put these warrants back to ARTRA at any time during a period commencing in January 1998 and ending in August 1999, at a price of $3.00 per share. The cost of this obligation ($598,000 if all warrants are put back to the Company) was amortized in the Company's financial statements as a charge to interest expense over the period July 1997 (the date of the private placement) through January 1998 (the scheduled maturity date of the notes). The proceeds from the July 1997 private placement were advanced to Peter R. Harvey as discussed in
Note 11 to the condensed consolidated financial statements for the quarter ended March 31, 1998.

The July 1997 private placement notes were repaid and /or refinanced with proceeds of the January 1998 private placement of 12% notes and with proceeds from the litigation settlement discussed in Note 10 to the condensed consolidated financial statements for the quarter ended March 31, 1998.

The January 1998 and December 1997 private placement notes are collateralized by 900,000 shares of COMFORCE common stock owned by the Company's Fill-Mor subsidiary and by ARTRA's interest in all of the common stock of BCA (the parent of Bagcraft).


         Amounts Due To Related Party

At December 26, 1996, ARTRA had outstanding borrowings of $500,000 from an outside director of the Company evidenced by a short-term note bearing interest at 10%. As additional compensation for the loan and a December 1996 extension, the director received five year warrants to purchase an aggregate of 50,000 ARTRA common shares at a prices ranging from $5.00 to $5.875 per share. The proceeds of the loan were used for working capital.

In January 1997, ARTRA borrowed an additional $300,000 from this director evidenced by a short-term note, due December 23, 1997, bearing interest at 8%. As additional compensation for the loan, the director received a warrant, expiring in 2002, to purchase 25,000 ARTRA common shares at a price of $5.75 per share.

In March 1997, ARTRA borrowed an additional $1,000,000 from this director evidenced by a short-term note, due May 26, 1997, bearing interest at 12%. As additional compensation, the lender received an option to purchase 25,000 shares of COMFORCE common stock, owned by the Company's Fill-Mor subsidiary, at a price of $4.00 per share. The proceeds from this loan were used in part to repay certain ARTRA debt obligations.

   In April 1997, ARTRA borrowed $5,000,000 from the above director evidenced by a note, due April 20, 1998, bearing interest at 10%. As additional compensation, the director received a warrant to purchase 333,333 ARTRA common shares at a price of $5.00 per share. The director has the right to put this warrant back to ARTRA at any time during the period April 21, 1998 to April 20, 2000, for a total purchase price of $1,000,000. The cost of this obligation was amortized in the Company's financial statements as a charge to interest expense over the period April 21, 1997 (the date of the loan) through April 21, 1998 (the date the warrantholder has the right to put the warrant back to ARTRA). The proceeds from this loan were used to repay $1,800,000 of prior borrowings from this director and pay down other ARTRA debt obligations.

In June 1997, ARTRA borrowed an additional $1,000,000 from the above director evidenced by a note, due December 10, 1997, bearing interest at 12%. As additional compensation, the director received a warrant to purchase 40,000 ARTRA common shares at a price of $5.00 per share. The warrantholder has the right to put this warrant back to ARTRA at any time during the period December 10, 1997 to June 10, 1998, for a total purchase price of $80,000. The cost of this obligation was amortized in the Company's financial statements as a charge to interest expense over the period June 10, 1997 (the date of the loan) through December 10, 1997 (the date the warrantholder has the right to put the warrant back to ARTRA).
The proceeds from this loan were used to pay down other ARTRA debt obligations.

In July 1997, borrowings from this lender were reduced to $3,000,000 with proceeds advanced to ARTRA from a Bagcraft term loan as discussed in Note 9 to the Company's consolidated financial statements for the year ended December 31, 1998. In December 1997 borrowings from this lender were reduced to $2,000,000 with proceeds from other short-term borrowings.

In April 1998, the $2,000,000 in outstanding borrowings from the above director was extended by a new note, due October 20, 1998, bearing interest at 12%. As additional compensation, the director received a warrant to purchase 50,000 ARTRA common shares at a price of $3.25 per share.

The borrowings from this director are collaterallized by a secondary interest in all of the common stock of BCA (the parent of Bagcraft).


         Other

At March 31, 1998 and December 31, 1997, ARTRA also had outstanding short-term borrowings from other unrelated parties aggregating $251,000 and $601,000, with interest rates varying between 10 % and 12%.

In October 1997 a lender agreed to accept 357,720 ARTRA common shares in payment of the principal amount of approximately $1,500,000 due on certain demand notes. In January 1998 the lender returned the 357,720 ARTRA common shares to the Company for cash consideration of approximately $1,500,000.


         Peter R. Harvey Advances

As discussed in Note 11 to the Company's condensed consolidated financial statements, ARTRA had total advances due from its president, Peter R. Harvey, of which $18,226,000 remained outstanding at December 31, 1997. A $7,500,000 July 1997 advance, as discussed below, provided for interest at 12%. The remaining advances of $10,726,000 at December 31, 1997 provided for interest at the prime rate plus 2% (10.5% at December 31, 1997). This receivable from Peter R. Harvey had been classified as a reduction of common shareholders' equity.

Commencing January 1, 1993 to date, interest on the advances to Peter R. Harvey had been accrued and fully reserved.

In July 1997, ARTRA advanced an additional $7,500,000 to Peter R. Harvey. Mr. Harvey provided ARTRA with additional collateral for his advances consisting of
652.285 shares of ARTRA redeemable preferred stock (a 18.2% interest at December 31, 1997), 1,784.02 shares of BCA Series A redeemable preferred stock (a 51.6% interest at December 31, 1997) and 6,488.8 shares of BCA Series B redeemable preferred stock (a 82.7% interest at December 31, 1997). These ARTRA and BCA redeemable preferred shares were pledged by ARTRA as partial collateral for the July 1997 private placement of ARTRA promissory notes that funded the advance to Mr. Harvey. As of December 31, 1997, this additional collateral had a carrying value in ARTRA's consolidated balance sheet of approximately $11,200,000. The advances were funded with the proceeds from the July 1997 private placement of ARTRA notes as discussed in Note 5.

As collateral for amounts due from Peter R. Harvey, in prior years the Company had received the pledge of 1,523 shares of ARTRA redeemable preferred stock (a 42.5% interest at December 31, 1997, with a carrying value in ARTRA's consolidated balance sheet of approximately $2,000,000) which are owned by Mr. Harvey. In addition, Mr. Harvey had pledged a 25% interest in Industrial Communication Company (a private company). Such interest was valued by Mr. Harvey at $800,000 to $1,000,000. During 1995, Peter R. Harvey entered into a pledge agreement with ARTRA whereby Mr. Harvey pledged additional collateral consisting of 42,067 shares of ARTRA common stock and 707,281 shares of Pure Tech International, Inc., a publicly traded corporation. Per terms of a February 1996 discharge of bank indebtedness, ARTRA received additional collateral from Mr. Harvey consisting of a $2,150,000 security interest in certain real estate, subordinated to the bank's $850,000 security interest in this real estate. In March 1997, the bank sold its interest in Mr. Harvey's note and the related collateral to a private investor. ARTRA retained its $2,150,000 security interest the real estate, subordinated to the noteholder's $850,000 security interest in this real estate.

Peter R. Harvey had received only nominal compensation for his services as an officer or director of ARTRA or any of its subsidiaries for the period October 1990 through December 1997. Additionally, Mr. Harvey had agreed not to accept any compensation for his services as an officer or director of ARTRA or any of its subsidiaries until his obligations to ARTRA, described above, were fully satisfied. Additionally, since December 31, 1986, Peter R. Harvey has guaranteed in excess of $100,000,000 of ARTRA obligations to private and institutional lenders, and has also incurred significant expenses on behalf of ARTRA in defending ARTRA against certain litigation.

In March 1998, ARTRA's Board of Directors ratified a proposal to settle Mr. Harvey's advances as follows:

          Effective December 31, 1997, Mr. Harvey's net advances from ARTRA were offset by $2,816,000 ($5,605,000 net of interest accrued and reserved for the period 1993 - 1997) to $12,621,000. This offset of Mr. Harvey's advances represented a combination of compensation for prior year guarantees of ARTRA obligations to private and institutional lenders, compensation in excess of the nominal amounts Mr. Harvey received for the years 1995 - 1997 and reimbursement for expenses incurred to defend ARTRA against certain litigation.

          Effective January 31, 1998, Mr. Harvey's remaining advances totaling $12,787,000 were paid with consideration consisting of certain ARTRA/BCA preferred stock held by Mr. Harvey as discussed in Note 11 to the condensed consolidated financial statements.



         Redeemable Preferred Stock

As discussed in Note 7 to the condensed consolidated financial statements, ARTRA, Bagcraft and Bagcraft's parent BCA have various redeemable preferred stock issues with an aggregate carrying value of $8,991,000 at March 31, 1998. Redeemable preferred stock issues with an aggregate carrying value of $4,309,000 at March 31, 1998 matured in 1997. The Bagcraft redeemable preferred stock, with a carrying value of $2,153,000 at March 31, 1998, was payable in June 1997. The BCA Series B redeemable preferred stock, with a carrying value of $2,156,000 at March 31, 1998, was also payable in June 1997. ARTRA does not have available funds to satisfy this obligation in its entirety. The Company is currently negotiating with the redeemable preferred shareholders to restructure or extend the maturity date of this obligation.

As discussed in Note 11 to the condensed consolidated financial statements and above, effective January 31, 1998, Peter R. Harvey exchanged certain ARTRA/BCA preferred stock to retire advances from ARTRA totaling $12,787,000.


The Company has suffered recurring losses from operations and has a net capital deficiency. As a result of these factors, the Company has experienced difficulty in obtaining adequate financing to replace certain current credit arrangements, to fund its debt service and to satisfy liquidity requirements. Due to its limited ability to receive operating funds from its operating subsidiaries, ARTRA historically has met its operating expenditures with funds generated by such alternative sources as private placements of ARTRA common stock and notes, sales of ARTRA common stock with put options, loans from officers/directors and private investors, as well as through sales of assets and/or other equity infusions. ARTRA plans to continue to seek such alternative sources of funds to meet its future operating expenditures.

ARTRA does not currently have available funds to repay amounts due under various loan arrangements, principally with private investors. As a result, the Company will continue to have significant levels of indebtedness in the future. The level of indebtedness may affect the rate at which or the ability of ARTRA to effectuate the refinancing or restructuring of debt when it matures. If ARTRA is unable to meet its future operating expenditures and its debt obligations as they mature, ARTRA may be forced to liquidate its assets.

ARTRA's corporate entity has no material commitments for capital expenditures.


         Bagcraft

Bagcraft entered into a credit agreement, dated as of December 17, 1993 (the "Credit Agreement") that initially provided for a revolving credit loan and two separate term loans.

In December 1996, the Credit Agreement was amended and restated whereby, among other things, the maturity date of the Credit Agreement was extended to September 30, 2002 and certain loan covenants were amended. Term Loan A and Term Loan B, as previously defined in the Credit Agreement were consolidated into a new $20,000,000 term loan with interest at the lender's index rate plus .25%. Principal payments under the term loan were modified to provide for annual principal payments (payable in quarterly installments) in the amount of $2,000,000 in 1997 through 1999; $3,000,000 in 2000 and 2001; and $8,000,000 in
2002. The amended and restated Credit Agreement reduced the interest on the revolving credit loan to the lender's index rate and also provided for a $3,000,000 capital expenditures line of credit with interest at the lender's index rate plus .25%.

The amount available to Bagcraft under the revolving credit loan is subject to a borrowing base, as defined in the Credit Agreement, up to a maximum of $18,000,000. At March 31, 1998 and December 31, 1997, approximately $6,750,000 and $4,400,000, respectively, was available and unused by Bagcraft under the revolving credit loan. Borrowings under the revolving credit loan are payable upon maturity of the Credit Agreement, unless accelerated under terms of the Credit Agreement. At March 31, 1998 and December 31, 1997, the interest rate on the revolving credit loan was 8.5%.

Borrowings under the Credit Agreement are collateralized by the common stock and substantially all of the assets of Bagcraft. The Credit Agreement, as amended, contains various restrictive covenants, that among other restrictions, require Bagcraft to maintain minimum levels of tangible net worth and liquidity levels, and limit future capital expenditures and restricts additional loans, dividend payments and payments to related parties. In addition, the Credit Agreement prohibits changes in ownership of Bagcraft. At March 31, 1998 Bagcraft was in compliance with the provisions of its Credit Agreement.

Effective May 5, 1997, the Credit Agreement was amended to provide for a $5,000,000 term loan (Term Loan B) with interest at the lender's index rate plus
 .75%. Term Loan B was scheduled to mature on May 8, 1998, unless accelerated under terms of the Credit Agreement. The proceeds of Term Loan B were advanced to ARTRA under terms of an intercompany note payable to Bagcraft that was scheduled to mature on May 8, 1998. ARTRA used the proceeds of this loan to repay certain ARTRA debt obligations.

Effective July 17, 1997, the Credit Agreement was amended to provide for a $7,500,000 term loan (Term Loan C) with interest at the lender's index rate plus 1%. Term Loan C was scheduled to mature, unless accelerated under terms of the Credit Agreement. The proceeds of Term Loan C were advanced to ARTRA under terms of an intercompany note payable to Bagcraft that was scheduled to mature on July 15, 1998. ARTRA used the proceeds of this loan to repay certain ARTRA debt obligations.

Effective February 27, 1998, the Credit Agreement was amended and restated whereby, among other things, certain loan covenants were amended and payments under the Term Loans were modified to provide for annual principal payments (payable in quarterly installments) as follows:

         Term Loan A - $1,200,000  in 1998;  $1,800,000  in 1999;
                       $5,500,000 in 2000 and 2001; and $6,000,000 in 2002.
         Term Loan B - $50,000 in 1998 - 2002; and $4,750,000 in 2002.
         Term Loan C - $75,000 in 1998 - 2003; and $7,050,000 in 2004.


Amounts outstanding under the Credit Agreement were reflected in current maturities and long-term debt at December 31, 1997 according to terms of these amended maturities.

As additional compensation for borrowings under the Credit Agreement, in December 1993, the lender received a detachable warrant ("Warrant"), originally expiring in December 1998, allowing the holder to purchase up to 10% of the fully diluted common equity of Bagcraft at a nominal value. The determination of the repurchase price of the Warrant is to be based on the Warrant's pro rata share of the highest of book value, appraised value or market value of Bagcraft. In connection with the February 1, 1996 amendment to the Credit Agreement, the warrant agreement was amended to permit the holder to purchase 13% of the fully diluted common equity of Bagcraft at the original nominal purchase price and to extend the expiration date to December 17, 1999. In January 1997, in accordance with the December 1996 amendment to the Credit Agreement, Bagcraft repurchased 50% of the Warrant (6.5% of the fully diluted common equity of Bagcraft) for $1,500,000. The warrant has been subsequently amended, most recently in accordance with the February 27, 1998 amendment to the Credit Agreement, to permit the holder to purchase 13% of the fully diluted common equity of Bagcraft at the original nominal purchase price and to extend the warrant's expiration date to February 27, 2003. Under certain conditions Bagcraft is required to repurchase the Warrant from the lender.

In March 1994 Bagcraft and the City of Baxter Springs, Kansas completed a $12,500,000 financing package associated with the construction of a new 265,000 sq. ft. production facility in Baxter Springs, Kansas. The financing package, funded by a combination of Federal, state and local funds, consists of the following loan agreements payable by Bagcraft directly to the City of Baxter
Springs:

         A $7,000,000 promissory note payable in ten installments of $700,000 due annually on July 21 of each year beginning in 1995 through maturity on July 21, 2004. Interest, at varying rates from 4.6% to 6.6%, is payable semi-annually. At March 31, 1998 and December 31, 1997, Bagcraft had outstanding borrowings of $4,900,000 under this loan agreement.

         A  $5,000,000   subordinated   promissory   note  payable  as  follows:
         $2,425,000  due  June  30,  1998;  and  $2,425,000  due  in  1999.  The
         subordinated promissory note is non-interest bearing, subject to certain repayment provisions as defined in the agreement (as amended). At March 31, 1998 and December 31, 1997, Bagcraft had outstanding borrowings of $4,850,000 under this loan agreement.

         Two separate $250,000 subordinated promissory notes payable in varying installments through January 20, 2025. The subordinated promissory notes are non-interest bearing, subject to certain repayment provisions as defined in the agreement. At March 31, 1998 and December 31, 1997, Bagcraft had outstanding borrowings of $215,000 and $218,000, respectively, under this loan agreement.


Borrowings under the above loan agreements are collateralized by a first lien on the land and building at the Baxter Springs, Kansas production facility and by a second lien on certain machinery and equipment. Under certain circumstances, repayment of the borrowings under the above loan agreements is subordinated to the repayment of obligations under Bagcraft's Credit Agreement.

The common stock and virtually all the assets of the Company and its Bagcraft subsidiary have been pledged as collateral for borrowings under various loan agreements. Under certain debt agreements the Company is limited in the amounts it can withdraw from its operating subsidiaries.

         Investment in COMFORCE Corporation

ARTRA, along with its wholly owned Fill-Mor subsidiary, owns a significant minority interest in COMFORCE Corporation ("COMFORCE"), consisting of 1,525,000 shares or approximately 10% of the outstanding common stock of COMFORCE as of March 31, 1998 with an aggregate value as of that date of $11,823,000.

The COMFORCE shares constitute unregistered securities under the Securities Act of 1933 (the "Act"). As a result of ARTRA's former involvement in the operations and management of COMFORCE, ARTRA was considered an "affiliate" of COMFORCE under the Act, and because of this, the number of shares that ARTRA could sell without registration under the Act within any three-month period was limited. For the reasons set forth below, the Company believes that an exemption from registration under Rule 144(k) promulgated under the Act is now available to it, and therefore the limitations under Rule 144 on the number of restricted shares that ARTRA could sell within any three-month period without registrations are no longer applicable to it.

Rule 144(k) of the Act permits the sale without registration under the Act of restricted shares of an issuer that have been held in excess of three years (two years as of April 29, 1997) by persons who have not been "affiliates" of the issuer for the preceding three months. Since December 28, 1995, ARTRA, Fill-Mor and their respective officers, directors, affiliates and employees have held no managerial or executive positions with COMFORCE nor have any of the above served in the capacity of directors, nor have any of them had the right under any agreement or otherwise to serve in such capacity since December 28, 1995. Likewise, neither ARTRA, Fill-Mor nor any of the above had the right under any agreement or otherwise to serve in such capacity since December 28, 1995. Finally, since that time, neither ARTRA, Fill-Mor nor any of their respective officers, directors, affiliates and employees have had any material involvement in, nor have they been able to exercise any control over, COMFORCE, either individually or together with any other person or entity. Because of this, the Company and COMFORCE believe that ARTRA and Fill-Mor are not "affiliates" of COMFORCE and, since they have held their shares in excess of three years, qualify for the exemption under Rule 144(k) set forth above.

There can be no assurance that the Securities and Exchange Commission would concur with the Company's position. Notwithstanding this, ARTRA does not believe that its ability to sell COMFORCE shares, or eventually to realize on the value of its COMFORCE shares, will be affected in a material adverse way, although it may not be able to sell its COMFORCE shares as quickly as it could if it were to use Rule 144(k), and in any event, an attempt to sell a large number of its COMFORCE shares over a limited period could be expected to result in a reduction in the value of such shares.

The Company's operating plan for fiscal year 1998 anticipates the sale of these marketable securities, with proceeds to be used principally to pay down Corporate debt obligations and fund working capital requirements.

In January 1996, the Company's Board of Directors approved the sale of 200,000 of ARTRA's COMFORCE common shares to certain officers, directors and key employees of ARTRA for non-interest bearing notes totaling $400,000. The notes are collateralized by the related COMFORCE common shares. Additionally, the noteholders have the right to put their COMFORCE shares back to ARTRA in full payment of the balance of their notes. Based upon the preceding factors, the Company had concluded that, for reporting purposes, it had effectively sold options to certain officers, directors and key employees to acquire 200,000 of ARTRA's COMFORCE common shares. Accordingly, in January 1996 these 200,000 COMFORCE common shares were removed from the Company's portfolio of "Available-for-sale securities" and were classified in the Company's condensed consolidated balance sheet as other receivables with an aggregate value of $400,000, based upon the value of proceeds to be received upon future exercise of the options. The disposition of these 200,000 COMFORCE common shares resulted in a gain that was deferred and will not be recognized in the Company's financial statements until the options to purchase these 200,000 COMFORCE common shares are exercised. During the first quarter of 1998, options to acquire 14,000 of these COMFORCE common shares were exercised resulting in a realized gain of $53,000. During the fourth quarter of 1997, options to acquire 59,500 of these COMFORCE common shares were exercised resulting in a realized gain of $225,000. At March 31, 1998, options to acquire 126,500 COMFORCE common shares remained unexercised and were classified in the Company's consolidated balance sheet at December 31, 1997 as other receivables with an aggregate value of $253,000, based upon the value of proceeds to be received upon future exercise of the options.

In March 1997, a lender received 25,000 COMFORCE common shares held by ARTRA as additional consideration for a short-term loan. The disposition of these 25,000 COMFORCE common shares resulted in a realized gain of $213,000, with cost determined by average cost.


         Litigation

The Company and its subsidiaries are the defendants in various business-related litigation and environmental matters. See Note 10 to the Company's condensed consolidated financial statements. At March 31, 1998 and December 31, 1997, the Company had accrued current liabilities of $1,700,000 and $1,800,000, respectively, for potential business-related litigation and environmental liabilities. While these litigation and environmental matters involve wide ranges of potential liability, management does not believe the outcome of these matters will have a material adverse effect on the Company's financial statements. However, ARTRA may not have available funds to pay liabilities arising out of these business-related litigation and environmental matters or, in certain instances, to provide for its legal defense. ARTRA could suffer severe adverse consequences in the event of an unfavorable judgment in any of these matters.


         Net Operating Loss Carryforwards

At March 31, 1998, the Company and its subsidiaries had Federal income tax loss carryforwards of approximately $40,000,000 expiring principally in 2002 - 2013, available to be applied against future taxable income, if any. In recent years, the Company has issued shares of its common stock to repay various debt obligations, as consideration for acquisitions, to fund working capital obligations and as consideration for various other transactions. Section 382 of the Internal Revenue Code of 1986 limits a corporation's utilization of its Federal income tax loss carryforwards when certain changes in the ownership of a corporation's common stock occurs. In the opinion of management, the Company is not currently subject to such limitations regarding the utilization of its Federal income tax loss carryforwards. Should the Company continue to issue a significant number of shares of its common stock, it could trigger a limitation that would prevent it from utilizing a substantial portion of its Federal income tax loss carryforwards.


Impact of Inflation and Changing Prices

Inflation has become a less significant factor in our economy; however, to the extent permitted by competition, the Company generally passes increased costs to its customers by increasing sales prices over time.


Recently Issued Accounting Pronouncements

During 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") 130, "Reporting Comprehensive Income Summary," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". In February 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 132 "Employers' Disclosures about Pensions and other Postretirement Benefits. SFAS No. 130 establishes standards for reporting comprehensive income to present a measure of all changes in equity that result from renegotiated transactions and other economic events of the period other than transactions with owners in their capacity as owners. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources and includes net income. SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. This standard requires that management identify operating segments based on the way that management disaggregates the entity for making internal operating decisions. SFAS No. 132 standardizes the disclosure requirements for pension and other postretirement benefits.

SFAS No. 130, SFAS No. 131 and SFAS No. 132 are effective for the Company's fiscal year ending December 31, 1998. Management has not determined what impact these standards, when adopted, will have on the Company's financial statements.

Year 2000 Compliance

The Company has implemented an upgrade to its existing financial, sales, production and distribution software that is Year 2000 compliant. It is also conducting a comprehensive review of the balance of its computer systems to identify those processes that could be adversely affected by the Year 2000 issue and is developing an implementation plan to resolve any issue that might arise. In conducting its review, the Company is actively soliciting its suppliers and customers to assess any Year 2000 issue that might arise from the interaction of its computer systems with those of its suppliers and customers. The Year 2000 issue refers to the inability of many computer programs and systems to process accurately dates later than December 31, 1999. Unless these programs are modified to handle the century change, they will likely interpret the Year 2000 as the year 1900. The Company has not incurred any significant costs for Year 2000 compliance to date and does not expect to incur any significant additional costs to complete such compliance.












                                     EXPERTS

The consolidated balance sheets of ARTRA GROUP Incorporated and Subsidiaries as of December 31, 1997 and December 26, 1996, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997 included in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report appearing herein which includes an explanatory paragraph referring to an uncertainty concerning the Company's abilitiy to continue as a going concern.

The above-referenced financial statements of ARTRA GROUP Incorporated have been included in reliance upon the report of Coopers & Lybrand L.L.P. given upon the authority of that firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS



                                                                       Page
                                                                       ----
ARTRA GROUP INCORPORATED AND SUBSIDIARIES

       Condensed Consolidated Balance Sheets
          March 31, 1998 (Unaudited)                                    F-2

       Condensed Consolidated Statements of Operations
          Three Months Ended March 31, 1998
          and March 27, 1997 (Unaudited)                                F-4

       Condensed Consolidated Statement of Changes
          in Shareholders' Equity (Deficit)
          Three Months Ended March 31, 1998 (Unaudited)                 F-5

       Condensed Consolidated Statements of Cash Flows
          Three Months Ended March 31, 1998
          and March 27, 1997(Unaudited)                                 F-6

       Notes to Condensed Consolidated Financial Statements             F-7





       Report of Independent Accountants                                F-22

       Consolidated Balance Sheets as
          of December 31, 1997
          and December 26, 1996                                         F-23

       Consolidated Statements of Operations
          for each of the three fiscal years
          in the period ended December 31, 1997                         F-25

       Consolidated Statements of Changes
          in Shareholders' Equity (Deficit)
          for each of the three fiscal years
          in the period ended December 31, 1997                         F-26

       Consolidated Statements of Cash Flows
          for each of the three fiscal years
          in the period ended December 31, 1997                         F-28

       Notes to Consolidated Financial Statements                       F-30


     Financial Statement Schedules:

          I.  Condensed Financial Information of Registrant             F-63

          II. Valuation and Qualifying Accounts                         F-67




Schedules other than those listed are omitted as they are not applicable or required or equivalent information has been included in the financial statements or notes thereto.

                   ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                   (Unaudited in thousands, except sharedata)


                                                        March 31,  December 31,
                                                          1998           1997
                                                     -----------   ------------

               ASSETS
Current assets:
   Cash and equivalents                                     $71         $5,991
   Receivables, less allowance
      for doubtful accounts
      of $223 in 1998 and $275 in 1997                  10,147         10,004
   Inventories                                           18,662         15,749
   Available-for-sale securities                         11,823         12,013
   Other                                                  1,176            774
                                                     -----------   ------------
               Total current assets                      41,879         44,531
                                                     -----------   ------------


Property, plant and equipment                            49,918         49,491
Less accumulated depreciation and amortization           25,093         24,397
                                                     -----------   ------------
                                                         24,825         25,094
                                                     -----------   ------------

Other assets:
   Excess of cost over net assets acquired,
      net of accumulated amortization of
      $2,464 in 1998 and $2,388 in 1997                   2,654          2,729
   Other                                                    658            852
                                                     -----------   ------------
                                                          3,312          3,581
                                                     -----------   ------------
                                                        $70,016        $73,206
                                                     ===========   ============



The accompanying notes are an integral part of the condensed consolidated financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share and per share data)



                                                        March 31,  December 31,
                                                          1998           1997
                                                     -----------   ------------

                    LIABILITIES
Current liabilities:
   Notes payable, including amounts due
      to related parties of $2,000                      $13,601        $10,726
   Current maturities of long-term debt                   4,462          4,462
   Accounts payable                                       8,642          5,841
   Accrued expenses                                       9,884         11,658
   Income taxes                                             257            324
   Redeemable preferred stock                             4,309         11,955
                                                    -----------   ------------
               Total current liabilities                 41,155         44,966
                                                    -----------   ------------

Long-term debt                                           46,784         50,619
Other noncurrent liabilities                              4,670          4,675
Commitments and contingencies

Redeemable preferred stock                                4,682          9,110


          SHAREHOLDERS' EQUITY (DEFICIT)
Common stock, no par value;
   authorized 20,000,000 shares;
   issued 8,302,110 shares in 1998
   and 8,297,810 shares in 1997                           6,227          6,223
Additional paid-in capital                               42,734         42,721
Unrealized appreciation of investments                   14,543         14,733
Receivable from related party,
   including accrued interest                               -          (12,621)
Accumulated deficit                                     (89,154)       (87,113)
                                                    -----------   ------------
                                                        (25,650)       (36,057)
Less treasury stock, 438,332 shares in 1998
   and 80,612 shares in 1997                              1,625            107
                                                    -----------   ------------
                                                        (27,275)       (36,164)
                                                    -----------   ------------
                                                        $70,016        $73,206
                                                    ===========   ============



The accompanying notes are an integral part of the condensed consolidated financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Unaudited in thousands, except per share data)





                                                           Three Months Ended
                                                         ----------------------
                                                         March 31,    March 27,
                                                            1998         1997
                                                         ---------    ---------

Net sales                                                 $30,839      $28,461
                                                         ---------    ---------

Costs and expenses:
   Cost of goods sold,
      exclusive of depreciation and amortization           25,511       22,394
   Selling, general and administrative                      4,171        3,949
   Depreciation and amortization                              775        1,061
                                                         ---------    ---------
                                                           30,457       27,404
                                                         ---------    ---------

Operating earnings                                            382        1,057
                                                         ---------    ---------

Other income (expense):
   Interest expense                                        (1,896)      (1,828)
   Amortization of debt discount                             (164)        (675)
   Realized gain on disposal
      of available-for-sale securities                         53          213
   Other income (expense), net                                (91)          37
                                                         ---------    ---------
                                                           (2,098)      (2,253)
                                                         ---------    ---------

Loss before income taxes and minority interest             (1,716)      (1,196)
(Provision) credit  for income taxes                          (12)         201
Minority interest                                            (189)        (358)
                                                         ---------    ---------
Net loss                                                   (1,917)      (1,353)
Dividends applicable to
    redeemable preferred stock                               (124)        (162)
Reduction of retained earnings
   applicable to redeemable common stock                      -            (95)
                                                         ---------    ---------
Loss applicable to common shares                          ($2,041)     ($1,610)
                                                         =========    =========

Loss per share:
      Basic                                                 ($0.26)      ($0.21)
                                                         =========    =========

      Diluted                                               ($0.26)      ($0.21)
                                                         =========    =========


Weighted average number of shares
   of common stock outstanding
      Basic                                                 7,952        7,840
                                                         =========    =========

      Diluted                                               7,952        7,840
                                                         =========    =========


The accompanying notes are an integral part of the condensed consolidated financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
  CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                   (Unaudited in thousands, except share data)




                                                                  Unrealized   Receivable                                 Total
                                     Common Stock     Additional Appreciation     From                Treasury Stock   Shareholders'
                                 -------------------   Paid-in        of         Related  Accumulated ----------------     Equity'
                                    Shares   Dollars   Capital   Investments      Party    (Deficit)  Shares  Dollars     (Deficit)
                                 ----------  -------   --------  ------------  ----------  ---------  ------- --------   ---------
Balance at December 31, 1997     8,297,810    $6,223   $42,721       $14,733    ($12,621)  ($87,113)   80,612    ($107)   ($36,164)
 Net loss                                -         -         -             -           -     (1,917)        -        -      (1,917)
 Repurchase of common stock
   previously  issued to
   pay down short-term notes             -         -         -             -           -          -   357,720   (1,518)     (1,518)
 Net decrease in receivable
   from related party,
   including accrued interest            -         -         -             -      12,621          -         -        -      12,621
 Decrease in unrealized
   appreciation of investments           -         -         -          (190)          -          -         -        -        (190)
 Exercise of stock options           4,300         4        13             -           -          -         -        -          17
 Redeemable preferred
   stock dividends                       -         -         -             -           -       (124)        -        -        (124)
                                 ----------  --------  --------  ------------  ----------  ---------  -------- --------   ---------
Balance at March 31, 1998        8,302,110    $6,227   $42,734       $14,543    $      -   ($89,154)  438,332  ($1,625)   ($27,275)
                                 ==========  ========  ========  ============  ==========  =========  ======== ========   =========



The accompanying notes are an integral part of the condensed consolidated financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited in thousands)




                                                          Three Months Ended
                                                       -----------------------
                                                       March 31,     March 27,
                                                          1998          1997
                                                       ---------     ---------

Net cash flows used by operating activities             ($2,492)      ($1,631)
                                                       ---------     ---------

Cash flows from investing activities:
   Additions to property, plant and equipment              (449)       (1,008)
   Acquisition of AB Specialty, net of deposit                -        (1,131)
   Proceeds from sale of COMFORCE common stock               28             -
                                                       ---------     ---------
Net cash flows used by investing activities                (421)       (2,139)
                                                       ---------     ---------

Cash flows from financing activities:
   Net decrease in short-term debt                       (1,850)         (320)
   Proceeds from long-term borrowings                    36,514        34,325
   Reduction of long-term debt                          (35,788)      (29,036)
   Repurchase of common stock previously issued
      to pay down short-term notes                       (1,518)            -
   Redeem detachable put warrant                           (400)       (1,500)
   Proceeds from exercise of
      stock options and warrants                             17           178
   Other                                                     18             -
                                                       ---------     ---------
Net cash flows used by financing activities              (3,007)        3,647
                                                       ---------     ---------

Decrease in cash and cash equivalents                    (5,920)         (123)
Cash and equivalents, beginning of period                 5,991           171
                                                       ---------     ---------
Cash and equivalents, end of period                         $71           $48
                                                       =========     =========



Supplemental cash flow information:
 Cash paid during the period for:
  Interest                                               $1,355        $1,203
  Income taxes paid, net                                     51            24


Supplemental schedule of
  noncash investing and financing activities:
    ARTRA/BCA redeemable preferred stock
       received as payment of
       Peter Harvey advances                             12,787             -
    Issue common stock to pay down liabilities                -           214
    Issue common stock to pay
       redeemable common stock put obligation                 -           679




The accompanying notes are an integral part of the condensed consolidated financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



1.       BASIS OF PRESENTATION

ARTRA GROUP Incorporated ("ARTRA" or the "Company"), through its wholly-owned subsidiary, Bagcraft Corporation of America ("Bagcraft"), currently operates in one industry segment as a manufacturer of packaging products principally serving the food industry.

The Company's condensed consolidated financial statements are presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In the opinion of the Company, the accompanying condensed consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the financial position as of March 31, 1998, and the results of operations and changes in cash flows for the three month periods ended March 31, 1998 and March 27, 1997. In recent years, the Company has suffered recurring losses from operations and has a net capital deficiency. As a result of these factors, the Company has experienced difficulty in obtaining adequate financing to replace certain current credit arrangements, to fund its debt service and to satisfy liquidity requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. See Note 5, Notes Payable, and Note 6, Long-Term Debt, for further discussion of the status of credit arrangements and restrictions on the ability of operating subsidiaries to fund ARTRA corporate obligations. Due to its limited ability to receive operating funds from its subsidiaries, ARTRA has historically met its operating expenditures with funds generated by alternative sources, such as private placements of ARTRA common stock and notes, sales of ARTRA common stock with put options, loans from officers/directors and private investors, as well as through sales of assets and/or other equity infusions. ARTRA plans to continue to seek such alternative sources of funds to meet its future operating expenditures and its debt obligations as they mature. If it is unable to meet its future operating expenditures and its debt obligations as they mature, ARTRA may be forced to liquidate its assets.

Reported interim results of operations are based in part on estimates that may be subject to year-end adjustments. In addition, these quarterly results of operations are not necessarily indicative of those expected for the year.

During the fourth quarter of 1997, the Company changed its fiscal year end to December 31. In recent years the Company had operated on a 52/53 week fiscal year ending the last Thursday of December.


2.       CONCENTRATION OF RISK

The accounts receivable of the Company's Bagcraft subsidiary at March 31, 1998 consist primarily of amounts due from companies in the food industry. As a result, the collectibility of these receivables is dependent, to an extent, upon the economic condition and financial stability of the food industry. Credit risk is minimized as a result of the large number and diverse nature of Bagcraft's customer base. Bagcraft's major customers include some of the largest companies in the food industry. At March 31, 1998, Bagcraft had 10 customers with accounts receivable balances that aggregated approximately

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (continued)



42% of the Company's total trade accounts receivable. In fiscal year 1997 no single customer accounted for 10% or more of Bagcraft's sales.


3.       INVENTORIES

Inventories at March 31, 1998 (in  thousands) consist of:




           Raw materials and supplies           $  7,300
           Work in process                           569
           Finished goods                         10,793
                                                --------

                                                $ 18,662
                                                ========


4.            INVESTMENT IN COMFORCE CORPORATION

At March 31, 1998 ARTRA's investment in COMFORCE Corporation ("COMFORCE"), 1,525,500 shares, currently a common stock ownership interest of approximately 10%, was classified in the Company's condensed consolidated balance sheet in current assets as "Available-for-sale securities." At March 31, 1998 the gross unrealized gain relating to ARTRA's investment in COMFORCE, reflected as a separate component of shareholders' equity, was $14,543,000.

In January 1996, the Company's Board of Directors approved the sale of 200,000 of ARTRA's COMFORCE common shares to certain officers, directors and key employees of ARTRA for non-interest bearing notes totaling $400,000. The notes are collateralized by the related COMFORCE common shares. Additionally, the noteholders have the right to put their COMFORCE shares back to ARTRA in full payment of the balance of their notes. Based upon the preceding factors, the Company had concluded that, for reporting purposes, it had effectively sold options to certain officers, directors and key employees to acquire 200,000 of ARTRA's COMFORCE common shares. Accordingly, in January 1996 these 200,000 COMFORCE common shares were removed from the Company's portfolio of "Available-for-sale securities" and were classified in the Company's condensed consolidated balance sheet as other receivables with an aggregate value of $400,000, based upon the value of proceeds to be received upon future exercise of the options. The disposition of these 200,000 COMFORCE common shares resulted in a gain that was deferred and will not be recognized in the Company's financial statements until the options to purchase these 200,000 COMFORCE common shares are exercised. During the first quarter of 1998, options to acquire 14,000 of these COMFORCE common shares were exercised resulting in a realized gain of $53,000. During the fourth quarter of 1997, options to acquire 59,500 of these COMFORCE common shares were exercised resulting in a realized gain of $225,000. At March 31, 1998, options to acquire 126,500 COMFORCE common shares remained unexercised and were classified in the Company's condensed consolidated balance sheet as other receivables with an aggregate value of $253,000, based upon the value of proceeds to be received upon future exercise of the options.

In March 1997, a lender received 25,000 COMFORCE common shares held by ARTRA as additional consideration for a short-term loan. The disposition of these 25,000 COMFORCE common shares resulted in a realized gain of $213,000, with cost determined by average cost.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (continued)



As discussed in Note 5, at March 31, 1998, 900,000 shares of COMFORCE common stock owned by the Company and its Fill-Mor subsidiary have been pledged as collateral for various short-term borrowings and 525,500 shares of COMFORCE common stock owned by the Company and its Fill-Mor subsidiary remain unencumbered.


5.       NOTES PAYABLE

Notes payable at March 31, 1998 (in thousands) consist of:


     ARTRA  12% promissory notes -
        1998 private placements                        $  5,975

     ARTRA  12% promissory notes -
        1997 private placements                           5,375

     Amounts due to related party,
        interest at 10%                                   2,000

     Other, interest from 10% to 15%                        251
                                                       --------
                                                       $ 13,601
                                                       ========



         Promissory Notes


         1998 Private Placement

In January  1998,  ARTRA  commenced a private  placement  of  $5,975,000  of 12%
promissory notes due January 14, 1999. As additional consideration the noteholders received warrants to purchase an aggregate of 119,500 ARTRA common shares at a price of $3.00 per share, as amended. The warrants expire January 14, 2000. The warrantholders have the right to put these warrants back to ARTRA at any time during a six-month period commencing in January 1999 and ending in July 1999, at a price of $1.50 per share. The cost of this obligation ($179,250 if all warrants are put back to the Company) was accrued in the Company's financial statements as a charge to interest expense. In the event of a default, as defined in the note agreements, the promissory notes will bear interest at 37%. The proceeds from the private placement were used principally to pay down other debt obligations.


         1997 Private Placements

In December 1997, ARTRA completed private placements of $5,375,000 of 12% promissory notes due in December 1998. As additional consideration the noteholders received warrants to purchase an aggregate of 107,500 ARTRA common shares at a price of $3.00 per share. The warrants expire in November and December 1999. The warrantholders have the right to put these warrants back to ARTRA at any time during a period commencing in December 1998 and ending in May 1999, at a price of $1.50 per share. The cost of this obligation ($161,250 if all warrants are put back to the Company) was accrued in the Company's financial statements as a charge to interest expense. In the event of a default, as defined in the note agreements, the promissory notes will bear interest at 37%. The proceeds from the private placement were used principally to pay down other debt obligations.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (continued)



In July 1997, ARTRA completed private placements of $7,475,000 of 12% promissory notes due in January 1998. As additional consideration the noteholders received warrants to purchase an aggregate of 199,311 ARTRA common shares at a price of $3.75 per share. The warrants expire in July 1998. The warrantholders have the right to put these warrants back to ARTRA at any time during a period commencing in January 1998 and ending in August 1999, at a price of $3.00 per share. The cost of this obligation ($598,000 if all warrants are put back to the Company) was amortized in the Company's financial statements as a charge to interest expense over the period July 1997 (the date of the private placement) through January 1998 (the scheduled maturity date of the notes). The proceeds from the July 1997 private placement were advanced to Peter R. Harvey as discussed in
Note 11. The July 1997 private placement notes were repaid and/or refinanced principally with proceeds of the 1998 private placement of 12% notes payable in January 1999.

The January 1998 and December 1997 private placement notes are collateralized by 900,000 shares of COMFORCE common stock owned by the Company's Fill-Mor subsidiary and by ARTRA's interest in all of the common stock of BCA (the parent of Bagcraft).


         Amounts Due To Related Party

At December 26, 1996, ARTRA had outstanding borrowings of $500,000 from an outside director of the Company evidenced by a short-term note bearing interest at 10%. As additional compensation for the loan and a December 1996 extension, the director received five year warrants to purchase an aggregate of 50,000 ARTRA common shares at a prices ranging from $5.00 to $5.875 per share. The proceeds of the loan were used for working capital.

In January 1997, ARTRA borrowed an additional $300,000 from this director evidenced by a short-term note, due December 23, 1997, bearing interest at 8%. As additional compensation for the loan, the director received a warrant, expiring in 2002, to purchase 25,000 ARTRA common shares at a price of $5.75 per share.

In March 1997, ARTRA borrowed an additional $1,000,000 from this director evidenced by a short-term note, due May 26, 1997, bearing interest at 12%. As additional compensation, the lender received an option to purchase 25,000 shares of COMFORCE common stock, owned by the Company's Fill-Mor subsidiary, at a price of $4.00 per share. The proceeds from this loan were used in part to repay certain ARTRA debt obligations.

In April 1997, ARTRA borrowed $5,000,000 from the above director evidenced by a note, due April 20, 1998, bearing interest at 10%. As additional compensation, the director received a warrant to purchase 333,333 ARTRA common shares at a price of $5.00 per share. The director has the right to put this warrant back to ARTRA at any time during the period April 21, 1998 to April 20, 2000, for a total purchase price of $1,000,000. The cost of this obligation was amortized in the Company's financial statements as a charge to interest expense over the period April 21, 1997 (the date of the loan) through April 21, 1998 (the date the warrantholder has the right to put the warrant back to ARTRA). The proceeds from this loan were used to repay $1,800,000 of prior borrowings from this director and pay down other ARTRA debt obligations.

In June 1997, ARTRA borrowed an additional $1,000,000 from the above director evidenced by a note, due December 10, 1997, bearing interest at 12%. As additional compensation, the director received a warrant to purchase 40,000 ARTRA common shares at a price of $5.00 per share. The warrantholder has the right to put this warrant back to ARTRA at any time during the period December 10, 1997 to June 10, 1998, for a total purchase price of $80,000. The cost of this obligation was amortized in the Company's financial statements as a charge to interest expense over the period June 10, 1997 (the date of the loan) through December 10, 1997 (the date the warrantholder has the right to put the warrant back to ARTRA). The proceeds from this loan were used to pay down other ARTRA debt obligations.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (continued)




In July 1997, borrowings from this lender were reduced to $3,000,000 with proceeds advanced to ARTRA from a Bagcraft term loan as discussed in Note 6. In December 1997 borrowings from this lender were reduced to $2,000,000 with proceeds from other short-term borrowings.

In April 1998, the $2,000,000 in outstanding borrowings from the above director was extended by a new note, due October 20, 1998, bearing interest at 12%. As additional compensation, the director received a warrant to purchase 50,000 ARTRA common shares at a price of $3.25 per share.

The borrowings from this director are collaterallized by a secondary interest in all of the common stock of BCA (the parent of Bagcraft).


         Other

At March 31, 1998 ARTRA also had outstanding short-term borrowings from other unrelated parties aggregating $251,000, with interest rates varying between 10 % and 12%.

In October 1997 a lender agreed to accept 357,720 ARTRA common shares in payment of the principal amount of approximately $1,500,000 due on certain demand notes. In January 1998 the lender returned the 357,720 ARTRA common shares to the Company for cash consideration of approximately $1,500,000.


6.       LONG-TERM DEBT

Long-term debt at March 31, 1998(in thousands) consists of:


  Bagcraft:
    Credit Agreement:
      Term Loan A,
        interest at the lender's
        index rate plus .25%                              $ 19,700

      Term Loan B,
        interest at the lender's
        index rate plus .75%                                 4,988

      Term Loan C,
        interest at the lender's
        index rate plus 1%                                   7,481

      Revolving credit loan,
        interest at the lender's index rate                 10,373

      Unamortized discount                                  (1,261)

    City of Baxter Springs, Kansas loan agreements,
        interest at varying rates                            9,965
                                                          --------
                                                            51,246
    Current scheduled maturities                            (4,462)
                                                          --------
                                                          $ 46,784
                                                          ========

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (continued)




         Bagcraft

Bagcraft entered into a credit agreement, dated as of December 17, 1993 (the "Credit Agreement") that initially provided for a revolving credit loan and two separate term loans.

In December 1996, the Credit Agreement was amended and restated whereby, among other things, the maturity date of the Credit Agreement was extended to September 30, 2002 and certain loan covenants were amended. Term Loan A and Term Loan B, as previously defined in the Credit Agreement were consolidated into a new $20,000,000 term loan with interest at the lender's index rate plus .25%. Principal payments under the term loan were modified to provide for annual principal payments (payable in quarterly installments) in the amount of $2,000,000 in 1997 through 1999; $3,000,000 in 2000 and 2001; and $8,000,000 in
2002. The amended and restated Credit Agreement reduced the interest on the revolving credit loan to the lender's index rate and also provided for a $3,000,000 capital expenditures line of credit with interest at the lender's index rate plus .25%.

The amount available to Bagcraft under the revolving credit loan is subject to a borrowing base, as defined in the Credit Agreement, up to a maximum of $18,000,000. At March 31, 1998 approximately $6,750,000 was available and unused by Bagcraft under the revolving credit loan. Borrowings under the revolving credit loan are payable upon maturity of the Credit Agreement, unless accelerated under terms of the Credit Agreement. At March 31, 1998 the interest rate on the revolving credit loan was 8.5%.

Borrowings under the Credit Agreement are collateralized by the common stock and substantially all of the assets of Bagcraft. The Credit Agreement, as amended, contains various restrictive covenants, that among other restrictions, require Bagcraft to maintain minimum levels of tangible net worth and liquidity levels, and limit future capital expenditures and restricts additional loans, dividend payments and payments to related parties. In addition, the Credit Agreement prohibits changes in ownership of Bagcraft. At March 31, 1998 Bagcraft was in compliance with the provisions of its Credit Agreement.

Effective May 5, 1997, the Credit Agreement was amended to provide for a $5,000,000 term loan (Term Loan B) with interest at the lender's index rate plus
 .75%. Term Loan B was scheduled to mature on May 8, 1998, unless accelerated under terms of the Credit Agreement. The proceeds of Term Loan B were advanced to ARTRA under terms of an intercompany note payable to Bagcraft that was scheduled to mature on May 8, 1998. ARTRA used the proceeds of this loan to repay certain ARTRA debt obligations.

Effective July 17, 1997, the Credit Agreement was amended to provide for a $7,500,000 term loan (Term Loan C) with interest at the lender's index rate plus 1%. Term Loan C was scheduled to mature, unless accelerated under terms of the Credit Agreement. The proceeds of Term Loan C were advanced to ARTRA under terms of an intercompany note payable to Bagcraft that was scheduled to mature on July 15, 1998. ARTRA used the proceeds of this loan to repay certain ARTRA debt obligations.

Effective February 27, 1998, the Credit Agreement was amended and restated whereby, among other things, certain loan covenants were amended and payments under the Term Loans were modified to provide for annual principal payments (payable in quarterly installments) as follows:

         Term Loan A - $1,200,000  in 1998;  $1,800,000  in 1999;
                       $5,500,000 in 2000 and 2001; and $6,000,000 in 2002.
         Term Loan B - $50,000 in 1998 - 2002; and $4,750,000 in 2002.
         Term Loan C - $75,000 in 1998 - 2003; and $7,050,000 in 2004.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (continued)



As additional compensation for borrowings under the Credit Agreement, in December 1993, the lender received a detachable warrant ("Warrant"), originally expiring in December 1998, allowing the holder to purchase up to 10% of the fully diluted common equity of Bagcraft at a nominal value. The determination of the repurchase price of the Warrant is to be based on the Warrant's pro rata share of the highest of book value, appraised value or market value of Bagcraft. In connection with the February 1, 1996 amendment to the Credit Agreement, the warrant agreement was amended to permit the holder to purchase 13% of the fully diluted common equity of Bagcraft at the original nominal purchase price and to extend the expiration date to December 17, 1999. In January 1997, in accordance with the December 1996 amendment to the Credit Agreement, Bagcraft repurchased 50% of the Warrant (6.5% of the fully diluted common equity of Bagcraft) for $1,500,000. The warrant has been subsequently amended, most recently in accordance with the February 27, 1998 amendment to the Credit Agreement, to permit the holder to purchase 13% of the fully diluted common equity of Bagcraft at the original nominal purchase price and to extend the warrant's expiration date to February 27, 2003. Under certain conditions Bagcraft is required to repurchase the Warrant from the lender.

In March 1994 Bagcraft and the City of Baxter Springs, Kansas completed a $12,500,000 financing package associated with the construction of a new 265,000 sq. ft. production facility in Baxter Springs, Kansas. The financing package, funded by a combination of Federal, state and local funds, consists of the following loan agreements payable by Bagcraft directly to the City of Baxter
Springs:

         A $7,000,000 promissory note payable in ten installments of $700,000 due annually on July 21 of each year beginning in 1995 through maturity on July 21, 2004. Interest, at varying rates from 4.6% to 6.6%, is payable semi-annually. At March 31, 1998 Bagcraft had outstanding borrowings of $4,900,000 under this loan agreement.

         A  $5,000,000   subordinated   promissory   note  payable  as  follows:
         $2,425,000  due  June  30,  1998;  and  $2,425,000  due  in  1999.  The
         subordinated promissory note is non-interest bearing, subject to certain repayment provisions as defined in the agreement (as amended). At March 31, 1998 Bagcraft had outstanding borrowings of $4,850,000 under this loan agreement.

         Two separate $250,000 subordinated promissory notes payable in varying installments through January 20, 2025. The subordinated promissory notes are non-interest bearing, subject to certain repayment provisions as defined in the agreement. At March 31, 1998 Bagcraft had outstanding borrowings of $215,000 under this loan agreement.


Borrowings under the above loan agreements are collateralized by a first lien on the land and building at the Baxter Springs, Kansas production facility and by a second lien on certain machinery and equipment. Under certain circumstances, repayment of the borrowings under the above loan agreements is subordinated to the repayment of obligations under Bagcraft's Credit Agreement.


The common stock and virtually all the assets of the Company and its Bagcraft subsidiary have been pledged as collateral for borrowings under various loan agreements. Under certain debt agreements the Company is limited in the amounts it can withdraw from its operating subsidiaries.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (continued)





7.       REDEEMABLE PREFERRED STOCK

Redeemable preferred stock at March 31, 1998(in thousands) consists of:


     Currently payable:
         Bagcraft redeemable preferred stock originally issued
           to a related party, cumulative $.01 par value, 13.5%;
           including accumulated dividends; redeemable on demand
           with a liquidation preference equal to $100 per share;
           issued 8,650 shares                                          $ 2,153

         BCA Holdings preferred stock, Series B,
           $1.00 par value, 6% cumulative,
           including accumulated dividends;
           redeemable on demand with a liquidation preference
           of $1,000 per share; issued and outstanding
           1,675.79 shares                                                2,156
                                                                        -------
                                                                        $ 4,309
                                                                        =======

     Noncurrent:
         ARTRA redeemable preferred stock, Series A,
           $1,000 par value, 6% cumulative payment-in-kind,
           including accumulated dividends,
           net of unamortized discount of $859;
           redeemable March 1, 2000 at $1,000 per share
           plus accrued dividends;
           authorized 2,000,000 shares all series;
           issued and outstanding 1,849.34 shares                       $ 2,571



         BCA Holdings preferred stock, Series A,
           $1.00 par  value, 6% cumulative,
           including accumulated dividends;
           liquidation preference of $1,000 per share;
           10,000 shares authorized;
           issued and outstanding 1,672.15 shares                         2,111
                                                                        -------
                                                                        $ 4,682
                                                                        =======


In March 1990, as partial consideration for the acquisition of Bagcraft, ARTRA issued 3,750 shares of $1,000 par value junior non-convertible payment-in-kind redeemable Series A Preferred Stock with an estimated fair value of $1,012,000, net of unamortized discount of $2,738,000.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (continued)



As discussed in Note 11, effective January 31, 1998, Peter R. Harvey exchanged 1,734.28 shares of ARTRA Series A redeemable preferred stock as partial consideration to retire advances from ARTRA totaling $12,787,000.

The Series A Preferred Stock accrues dividends at the rate of 6% per annum and is redeemable by ARTRA on March 1, 2000 at a price of $1,000 per share plus accrued dividends. Accumulated dividends of $1,114,000 and $2,074,000 were accrued at March 31, 1998 and December 31, 1997, respectively.


         Bagcraft/BCA Holdings

During 1992 and 1993, in exchange for cash consideration of $3,675,000, a former related party received 3,675 shares of BCA Series A preferred stock having a liquidation value of $3,675,000. Accumulated dividends of $439,000 were accrued at March 31, 1998.

In 1987, Bagcraft issued to a former related party $5,000,000 of preferred stock (50,000 shares of 13.5% cumulative, redeemable preferred stock with a liquidation preference equal to $100 per share) redeemable by Bagcraft in 1997 at a price of $100 per share plus accrued dividends. Dividends, which accrue and are payable semiannually on June 1 and December 1 of each year, are reflected in the Company's consolidated statement of operations as minority interest. The holder has agreed to forego dividend payments as long as such payments are prohibited by Bagcraft's lenders. Accumulated dividends of $1,288,000 were accrued at March 31, 1998. The Bagcraft preferred stock was originally scheduled to be redeemable on June 1, 1997 and is currently redeemable on demand.

Effective February 15, 1996, BCA, Bagcraft and a former related party entered into an agreement to exchange certain preferred stock between the Companies. Per terms of the exchange agreement BCA issued 8,135 shares of BCA Series B preferred stock (13.5% cumulative, redeemable preferred stock with a liquidation preference equal to $1,000 per share, or a total carrying value of $8,135,000) to the former related party in exchange for 41,350 shares of Bagcraft redeemable preferred stock .

The BCA Series B preferred stock was originally scheduled to be redeemable on June 1, 1997 and is currently redeemable on demand. Accumulated dividends of $480,000 were accrued at March 31, 1998.

As discussed in Note 11, effective January 31, 1998, Peter R. Harvey exchanged 1,784.03 shares of BCA Series A redeemable preferred stock and 6,172.00 shares of BCA Series B redeemable preferred stock as partial consideration to retire advances from ARTRA totaling $12,787,000.


8.       INCOME TAXES

No income tax benefit was recognized in connection with the Company's 1998 and 1997 pre-tax losses due to the Company's tax loss carryforwards and the uncertainty of future taxable income.

At December 31, 1997, the Company and its subsidiaries had Federal income tax loss carryforwards of approximately $40,000,000 expiring principally in 2002 - 2013, available to be applied against future taxable income, if any. In recent years, the Company has issued shares of its common stock to repay various debt obligations, as consideration for acquisitions, to fund working capital obligations and as consideration for various other transactions. Section 382 of the Internal Revenue Code of 1986 limits a corporation's utilization of its Federal income tax loss carryforwards when certain changes in the ownership of a corporation's common stock occurs. In the opinion of management, the Company is not currently subject to such limitations regarding the utilization of its Federal income tax loss carryforwards. Should the

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (continued)



Company continue to issue a significant number of shares of its common stock, it could trigger a limitation that would prevent it from utilizing a substantial portion of its Federal income tax loss carryforwards.


9.       EARNINGS PER SHARE

Effective December 31, 1997, the Company adopted SFAS No. 128, "Earnings per Share". Adoption of this pronouncement, which was applied to prior periods presented, did not have a material impact on the Company's financial statements.

Basic earnings (loss) per share is computed by dividing the income available to common shareholders, net earnings (loss), less redeemable preferred stock dividends and redeemable common stock accretion, by the weighted average number of shares of common stock outstanding during each period.

Diluted earnings (loss) per share is computed by dividing the income available to common shareholders, net earnings (loss), less redeemable preferred stock dividends and redeemable common stock accretion, by the weighted average number of shares of common stock and common stock equivalents (stock options and warrants), unless anti-dilutive, during each period.

Earnings (loss) per share for the three months ended March 31, 1998 and 1997 was computed as follows (in thousands, except per share amounts):


                                           Three Months Ended    Three Months Ended
                                              March 31, 1998       March 27, 1997
                                           ------------------    ------------------
                                             Basic    Diluted     Basic     Diluted
                                           -------    -------    -------    -------

AVERAGE  SHARES OUTSTANDING:
  Weighted average shares outstanding        7,952      7,952      7,840      7,840
  Common stock equivalents
      (options/warrants)                      --         --         --         --
                                           -------    -------    -------    -------
                                             7,952      7,952      7,840      7,840
                                           =======    =======    =======    =======

EARNINGS (LOSS):
  Net  loss                                $(1,917)   $(1,917)   $(1,353)   $(1,353)

  Dividends applicable to
     redeemable preferred stock               (124)      (124)      (162)      (162)
  Redeemable common stock accretion           --         --          (95)       (95)
                                           -------    -------    -------    -------
  Loss applicable to common shareholders   $(2,041)   $(2,041)   $(1,610)   $(1,610)
                                           =======    =======    =======    =======

PER SHARE AMOUNTS:
  Net loss applicable
     to common shares                      $ (0.26)   $ (0.26)   $ (0.21)   $ (0.21)
                                           =======    =======    =======    =======

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (continued)



10.      LITIGATION

The Company and its subsidiaries are the defendants in various business-related litigation and environmental matters. At March 31, 1998 the Company had accrued current liabilities of $1,700,000 for potential business-related litigation and environmental liabilities. While these litigation and environmental matters involve wide ranges of potential liability, management does not believe the outcome of these matters will have a material adverse effect on the Company's financial statements. However, ARTRA may not have available funds to pay liabilities arising out of these business-related litigation and environmental matters or, in certain instances, to provide for its legal defense. ARTRA could suffer severe adverse consequences in the event of an unfavorable judgment in any of these matters.

In November, 1993, ARTRA filed suit in the Circuit Court of the Eighteenth Judicial Circuit for the state of Illinois (the "State Court Action") against Salomon Brothers, Inc., Salomon Brothers Holding Company, Inc., Charles K. Bobrinskoy, Michael J. Zimmerman (collectively, "Salomon Defendants"), D.P. Kelly & Associates, L.P. ("DPK"), Donald P. Kelly ("Kelly Defendants" along with
DPK), James F. Massey and William Rifkind relating to the acquisition of Envirodyne Industries, Inc. in 1989 by Emerald Acquisition Corp.

Effective December 31, 1997, the above parties reached a settlement agreement and all pending litigation was dismissed. ARTRA recognized a gain from the settlement agreement of $10,416,000, net of related legal fees and other expenses.

In January, 1985 the United States Environmental Protection Agency ("EPA") notified the Company's Bagcraft subsidiary that it was a potentially responsible party ("PRP") under the Comprehensive Environmental Responsibility Compensation and Liability Act ("CERCLA") for alleged release of hazardous substances at the Cross Brothers site near Kankakee, Illinois. Although Bagcraft has denied liability for the site, it has entered into a settlement agreement with the EPA, along with the other third party defendants, to resolve all claims associated with the site except for state claims. In May, 1994 Bagcraft paid $850,000 to formally extinguish the EPA claim. In September 1989, Bagcraft was served with a complaint filed by the State of Illinois against seventeen parties for alleged involvement with the Cross Brothers site. The complaint alleged Bagcraft was responsible for the costs of cleanup incurred and to be incurred. Although Bagcraft has denied liability for the site, it has entered into a settlement agreement with the State, along with the other potential responsible parties, to resolve all claims associated with the site. In July 1997 Bagcraft paid approximately $150,000 to formally extinguish the state claim.

Bagcraft had been notified by the EPA that it may have been a potentially responsible party for the disposal of hazardous substances at the Ninth Avenue site in Gary, Indiana. In October 1997 Bagcraft paid $40,000 to formally extinguish this claim.

Bagcraft's Chicago facility has also been the subject of allegations that it violated laws and regulations associated with the Clean Air Act. The facility has numerous sources of air emissions of volatile organic materials ("VOMs") associated with its printing operations and is required to maintain and comply with permits and emissions regulations with regard to each of these emission sources.

In November of 1995, the EPA issued a Notice of Violation ("NOV") against Bagcraft's Chicago facility alleging numerous violations of the Clean Air Act and related regulations. In May 1998 Bagcraft paid $170,000 to formally extinguish this claim.

Bagcraft reported a release associated with solvent tanks located in a vault at its Chicago manufacturing facility. After seeking approval from the Illinois Environmental Protection Agency ("IEPA"), Bagcraft installed and is currently operating a soil vapor gas extraction system designed to achieve remedial objectives which the IEPA has determined to be appropriate to the site. Bagcraft has since received a No Further Recommendation Letter from the IEPA.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (continued)




In April 1994, the EPA notified the Company that it was a potentially responsible party for the disposal of hazardous substances (principally waste oil) at a disposal site in Palmer, Massachusetts generated by a manufacturing facility formerly operated by the Clearshield Plastics Division ("Clearshield") of Harvel Industries, Inc. ("Harvel"), a majority owned subsidiary of ARTRA. In 1985, Harvel was merged into ARTRA's Fill-Mor subsidiary. This site has been included on the EPA's National Priorities List. In February 1983, Harvel sold the assets of Clearshield to Envirodyne. The alleged waste disposal occurred in 1977 and 1978, at which time Harvel was a majority-owned subsidiary of ARTRA. In May 1994, Envirodyne and its Clearshield National, Inc. subsidiary sued ARTRA for indemnification in connection with this proceeding. The cost of clean-up at the Palmer, Massachusetts site has been estimated to be approximately $7 million according to proofs of claim filed in the adversary proceeding. A committee formed by the named potentially responsible parties has estimated the liability respecting the activities of Clearshield to be $400,000. ARTRA has not made any independent investigation of the amount of its potential liability and no assurances can be given that it will not substantially exceed $400,000.

In a case titled Sherwin-Williams Company v. ARTRA GROUP Incorporated, filed in 1991 in the United States District Court for Maryland, Sherwin-Williams Company ("Sherwin-Williams") brought suit against ARTRA and other former owners of a paint manufacturing facility in Baltimore, Maryland for recovery of costs of investigation and clean-up of hazardous substances which were stored, disposed of or otherwise released at this manufacturing facility. This facility was owned by Baltimore Paint and Chemical Company, formerly a subsidiary of ARTRA from 1968 to 1980. Sherwin-William's current projection of the cost of clean-up is approximately $5 to $6 million. The Company has filed counterclaims against Sherwin-Williams and cross claims against other former owners of the property. The Company also is vigorously defending this action and has raised numerous defenses. Currently, the case is in its early stages of discovery and the Company cannot determine what, if any, its liability may be in this matter.

ARTRA was named as a defendant in United States v. Chevron Chemical Company brought in the United States District Court for the Central District of California respecting Operating Industries, Inc. site in Monterey Park, California. This site is included on the EPA's National Priorities List. ARTRA's involvement stemmed from the alleged disposal of hazardous substances by The Synkoloid Company ("Synkoloid") subsidiary of Baltimore Paint and Chemical Company, which was formerly owned by ARTRA. Synkoloid manufactured spackling paste, wall coatings and related products, certain of which generated hazardous substances as a by-product of the manufacturing process. ARTRA entered into a consent decree with the EPA in which it agreed to pay $85,000 for one phase of the clean-up costs for this site; however, ARTRA defaulted on its payment obligation. ARTRA is presently unable to estimate the total potential liability for clean-up costs at this site, which clean-up is expected to continue for a number of years. The consent decree, even if it had been honored by ARTRA, was not intended to release ARTRA from liability for costs associated with other phases of the clean-up at this site. The Company is presently unable determine what, if any, additional liability it may incur in this matter.

Several cases have arisen from ARTRA's purchase of Dutch Boy Paints which owned a facility in Chicago which it purchased from NL Industries. In a case titled City of Chicago v. NL Industries, Inc. and ARTRA GROUP Incorporated, filed in the Circuit Court of Cook County, Illinois, the City of Chicago brought a nuisance action and alleged that ARTRA (and NL Industries, Inc.) had improperly stored, discarded and disposed of hazardous substances at the Dutch Boy site, and that ARTRA had conveyed the site to Goodwill Industries to avoid clean-up costs. At the time the suit was filed, the City of Chicago claimed that it would cost $1,000,000 to remediate the site.

ARTRA and NL Industries, Inc. have counter sued each other and have filed third party actions against the subsequent owners of the property. The Company is presently unable to determine its liability, if any, in connection with this case. The parties were conducting discovery but the case was stayed pending the resolution of the EPA action described below.

In 1986, in a case titled People of the State of Illinois v. NL Industries, Inc., ARTRA GROUP Incorporated, et al., the Cook County State's attorney filed suit seeking response costs in excess of $2,000,000 and treble punitive damages for costs expended by IEPA in remediating contamination at the Dutch Boy site, alleging that all former owners contributed to the

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (continued)



contamination. In 1989, the Circuit Court dismissed the action, holding that the state had failed to exhaust its administrative procedures. In 1992, this holding was reversed by the Illinois Supreme Court. In 1996, the Illinois Appellate Court affirmed the District Court's decision to dismiss the case based on lack of due diligence on the part of the State of Illinois. The State of Illinois has filed a Petition for Rehearing which was granted. The Company is presently unable to determine ARTRA's liability, if any, in connection with this case.

On November 17, 1995, the EPA issued letters to ARTRA, NL Industries and others alleging that they were potentially responsible parties with respect to releases at the Dutch Boy facility in Chicago and demanding that they remediate the site. NL Industries entered into a consent decree with EPA in which it agreed to remediate the site. The Company is presently unable to determine its liability, if any, in connection with this case.


11.      RELATED PARTY TRANSACTIONS

ARTRA had total advances due from its president, Peter R. Harvey, of which $18,226,000 remained outstanding at December 30, 1997. A $7,500,000 July 1997 advance, as discussed below, provided for interest at 12%. The remaining advances of $10,726,000 at December 30, 1997 provided for interest at the prime rate plus 2% (10.5% at December 31, 1997). As discussed below, effective December 31, 1997, these advances were reduced to $12,621,000. This receivable from Peter R. Harvey had been classified as a reduction of common shareholders' equity.

Commencing January 1, 1993 to date, interest on the advances to Peter R. Harvey had been accrued and fully reserved.

In July 1997, ARTRA advanced an additional $7,500,000 to Peter R. Harvey. Mr. Harvey provided ARTRA with additional collateral for his advances consisting of
652.285 shares of ARTRA redeemable preferred stock (a 18.2% interest at December 31, 1997), 1,784.02 shares of BCA Series A redeemable preferred stock (a 51.6% interest at December 31, 1997) and 6,488.8 shares of BCA Series B redeemable preferred stock (a 82.7% interest at December 31, 1997). These ARTRA and BCA redeemable preferred shares were pledged by ARTRA as partial collateral for the July 1997 private placement of ARTRA promissory notes that funded the advance to Mr. Harvey. As of December 31, 1997, this additional collateral had a carrying value in ARTRA's consolidated balance sheet of approximately $11,200,000. The advances were funded with the proceeds from the July 1997 private placement of ARTRA notes as discussed in Note 5.

As collateral for amounts due from Peter R. Harvey, in prior years the Company had received the pledge of 1,523 shares of ARTRA redeemable preferred stock (a 42.5% interest at December 31, 1997, with a carrying value in ARTRA's consolidated balance sheet of approximately $2,000,000) which are owned by Mr. Harvey. In addition, Mr. Harvey had pledged a 25% interest in Industrial Communication Company (a private company). Such interest was valued by Mr. Harvey at $800,000 to $1,000,000. During 1995, Peter R. Harvey entered into a pledge agreement with ARTRA whereby Mr. Harvey pledged additional collateral consisting of 42,067 shares of ARTRA common stock and 707,281 shares of Pure Tech International, Inc., a publicly traded corporation. Per terms of a February 1996 discharge of bank indebtedness, ARTRA received additional collateral from Mr. Harvey consisting of a $2,150,000 security interest in certain real estate, subordinated to the bank's $850,000 security interest in this real estate. In March 1997, the bank sold its interest in Mr. Harvey's note and the related collateral to a private investor. ARTRA retained its $2,150,000 security interest the real estate, subordinated to the noteholder's $850,000 security interest in this real estate.

Peter R. Harvey had received only nominal compensation for his services as an officer or director of ARTRA or any of its subsidiaries for the period October 1990 through December 1997. Additionally, Mr. Harvey had agreed not to accept any compensation for his services as an officer or director of ARTRA or any of its subsidiaries until his obligations to ARTRA, described above, were fully satisfied. Additionally, since December 31, 1986, Peter R. Harvey has guaranteed in excess of $100,000,000 of ARTRA obligations to private and institutional lenders, and has also incurred significant expenses on behalf of ARTRA in defending ARTRA against certain litigation.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (continued)



In March 1998, ARTRA's Board of Directors ratified a proposal to settle Mr. Harvey's advances as follows:

          Effective December 31, 1997, Mr. Harvey's net advances from ARTRA were offset by $2,816,000 ($5,605,000 net of interest accrued and reserved for the period 1993 - 1997) to $12,621,000. This offset of Mr. Harvey's advances represented a combination of compensation for prior year guarantees of ARTRA obligations to private and institutional lenders, compensation in excess of the nominal amounts Mr. Harvey received for the years 1995 - 1997 and reimbursement for expenses incurred to defend ARTRA against certain litigation.

          Effective January 31, 1998, Mr. Harvey's remaining advances totaling $12,787,000 were paid with consideration consisting of the following ARTRA/BCA preferred stock held by Mr. Harvey:


                                                                  Face Value
                                                                     Plus
                               Security                        Accrued Dividends
   ------------------------------------------------------      -----------------
   ARTRA redeemable preferred stock, 1,734.28 shares             $   2,751,000
   BCA Holdings Series A preferred stock, 1,784.029 shares           2,234,000
   BCA Holdings Series B preferred stock,  6,172 shares              7,802,000
                                                                 -------------
                                                                 $  12,787,000
                                                                 =============



For a discussion of certain other related party debt obligations see Note 5.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Board of Directors
ARTRA GROUP Incorporated
Northfield, Illinois

We have audited the consolidated financial statements and the financial statement schedules of ARTRA GROUP Incorporated and Subsidiaries as listed in the index on page F-1 of this Form 10-K. These financial statements and financial statement schedules are the responsibility of ARTRA GROUP Incorporated's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ARTRA GROUP Incorporated and Subsidiaries as of December 31, 1997 and December 26, 1996, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency. As a result of these factors, the Company has experienced difficulty in obtaining adequate financing to replace its current credit arrangements, to fund its debt service and to satisfy liquidity requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





COOPERS & LYBRAND L.L.P.


Chicago, Illinois
March  26, 1998

                   ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share and per share data)


                                                    December 31,  December 26,
                                                        1997           1996
                                                      --------      --------

                    ASSETS
Current assets:
   Cash and equivalents                               $  5,991      $    171
   Receivables, less allowance
     for doubtful accounts
     of $275 in 1997 and $512 in 1996                   10,004         8,267
   Inventories                                          15,749        14,967
   Available-for-sale securities                        12,013        22,564
   Other                                                   774           931
                                                      --------      --------
               Total current assets                     44,531        46,900
                                                      --------      --------

Property, plant and equipment
    Land                                                   417           417
    Buildings                                           12,742        11,672
    Machinery and equipment                             35,657        32,346
    Construction in progress                               675           979
                                                      --------      --------
                                                        49,491        45,414
Less accumulated depreciation and amortization          24,397        20,480
                                                      --------      --------
                                                        25,094        24,934
                                                      --------      --------

Other assets:
   Excess of cost over net assets acquired,
      net of accumulated amortization
      of $2,388 in 1997 and $2,083 in 1996               2,729         2,995
   Other                                                   852         2,550
                                                      --------      --------
                                                         3,581         5,545
                                                      --------      --------
                                                      $ 73,206      $ 77,379
                                                      ========      ========




The accompanying notes are an integral part of the consolidated financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share and per share data)


                                                    December 31,   December 26,
                                                        1997           1996
                                                      --------       --------

               LIABILITIES
Current liabilities:
   Notes payable, including amounts
      due to related parties
      of $2,000 in 1997 and $3,600 in 1996            $ 10,726       $ 18,631
   Current maturities of long-term debt                  4,462          2,712
   Accounts payable                                      5,841          5,129
   Accrued expenses                                     11,440         10,394
   Income taxes                                            324            478
   Bagcraft detachable put warrant                        --            1,500
   Redeemable preferred stock                           11,955         11,100
   Liabilities of discontinued operations                  218            348
                                                      --------       --------
               Total current liabilities                44,966         50,292
                                                      --------       --------

Long-term debt                                          50,619         34,207
Other noncurrent liabilities                             4,675          2,135
Commitments and contingencies

Redeemable common stock, issued 98,734 shares             --            3,657

Redeemable preferred stock                               9,110          8,678


      SHAREHOLDERS' EQUITY (DEFICIT)
Common stock, no par value;
   authorized 20,000,000 shares;
   issued 8,297,810 shares in 1997
   and 7,624,766 shares in 1996                          6,223          5,793
Additional paid-in capital                              42,721         40,211
Unrealized appreciation of investments                  14,733         25,719
Receivable from related party,
   including accrued interest                          (12,621)        (6,468)
Accumulated deficit                                    (87,113)       (86,793)
                                                      --------       --------
                                                       (36,057)       (21,538)
Less treasury stock, 80,612 shares in 1997
    and  7,628 shares in 1996, at cost                     107             52
                                                      --------       --------
                                                       (36,164)       (21,590)
                                                      --------       --------
                                                      $ 73,206       $ 77,379
                                                      ========       ========



The accompanying notes are an integral part of the consolidated financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                                            Fiscal Year
                                                                                -----------------------------------
                                                                                   1997         1996         1995
                                                                                ---------    ---------    ---------
Net sales                                                                       $ 125,027    $ 120,699    $ 121,879
                                                                                ---------    ---------    ---------

Costs and expenses:
   Cost of goods sold,
     exclusive of depreciation and amortization                                   101,527       94,613      102,508
   Selling, general and administrative                                             19,548       15,638       19,131
   Depreciation and amortization                                                    4,364        3,927        4,330
   Write-down of idle machinery and equipment                                        --           --          1,503
                                                                                ---------    ---------    ---------
                                                                                  125,439      114,178      127,472
                                                                                ---------    ---------    ---------

Operating earnings (loss)                                                            (412)       6,521       (5,593)
                                                                                ---------    ---------    ---------

Other income (expense):
   Interest expense                                                                (9,308)      (7,457)      (9,447)
   Amortization of debt discount                                                   (2,702)        (548)        (335)
   Realized gain on disposal
     of available-for-sale securities                                               2,531        5,818         --
   Litigation settlement, net                                                      10,416         --           --
   Gain on sale of idle machinery and equipment                                       932         --           --
   Other income (expense), net                                                        406         (107)         (88)
   Equity in loss of COMFORCE                                                        --           --           (533)
                                                                                ---------    ---------    ---------
                                                                                    2,275       (2,294)     (10,403)
                                                                                ---------    ---------    ---------

Earnings (loss) from continuing operations
    before income taxes and minority interest                                       1,863        4,227      (15,996)
(Provision) credit  for income taxes                                                   19         (152)         (51)
Minority interest                                                                  (1,109)        (526)        (896)
                                                                                ---------    ---------    ---------
Earnings (loss) from continuing operations                                            773        3,549      (16,943)
Earnings from discontinued operations                                                --           --             10
                                                                                ---------    ---------    ---------
Earnings (loss) before extraordinary credits                                          773        3,549      (16,933)
Extraordinary credits, net discharge of indebtedness                                 --          9,424       14,030
                                                                                ---------    ---------    ---------
Net earnings (loss)                                                                   773       12,973       (2,903)
Dividends applicable to redeemable preferred stock                                   (693)        (621)        (565)
Reduction of retained earnings applicable
     to redeemable common stock                                                      (400)        (390)        (767)
                                                                                ---------    ---------    ---------
Earnings (loss) applicable to common shares                                     ($    320)   $  11,962    ($  4,235)
                                                                                =========    =========    =========

Earnings (loss) per share:
    Basic
       Continuing operations                                                    ($   0.04)   $    0.34    $   (2.70)
       Discontinued operations                                                       --           --           --
                                                                                ---------    ---------    ---------
       Earnings (loss) before extraordinary credits                                 (0.04)        0.34        (2.70)
       Extraordinary credits                                                         --           1.25         2.07
                                                                                ---------    ---------    ---------
                 Net earnings (loss)                                            ($   0.04)   $    1.59    $    (.63)
                                                                                =========    =========    =========

     Weighted average number of shares of common stock outstanding                  7,970        7,525        6,776
                                                                                =========    =========    =========

    Diluted
       Continuing operations                                                    ($   0.04)   $    0.32    $   (2.70)
       Discontinued operations                                                       --           --           --
                                                                                ---------    ---------    ---------
       Earnings (loss) before extraordinary credits                                 (0.04)        0.32        (2.70)
       Extraordinary credits                                                         --           1.19         2.07
                                                                                ---------    ---------    ---------
                 Net earnings (loss)                                            ($   0.04)   $    1.51    $    (.63)
                                                                                =========    =========    =========

     Weighted average number of shares of common stock and
           common stock equivalents outstanding                                     7,970        7,939        6,776
                                                                                =========    =========    =========

The accompanying notes are an integral part of the consolidated financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                        (In thousands, except share data)

                                                                Unrealized   Receivable                                     Total
                                    Common Stock    Additional  Appreciation   From                    Treasury Stock  Shareholders'
                                -------------------  Paid-in        of        Related   Accumulated  -----------------     Equity
                                   Shares  Dollars   Capital    Investments     Party    (Deficit)     Shares  Dollars   (Deficit)
                                ---------- --------  --------  ------------   --------   ---------   --------  -------   ---------
Balance at December 29, 1994    6,455,602   $5,052    $36,613                  $(4,100)  $(94,520)     57,038    $(805)  $(57,760)
 Net loss                               -        -          -                        -     (2,903)          -        -     (2,903)
 Reclassification of
  redeemable common stock        (100,000)       -       (500)                       -          -           -        -       (500)
 Common stock issued
  to pay liabilities              243,915      183        857                        -          -           -        -      1,040
 Common stock as additional
  consideration for private
  placement ARTRA notes           375,000      281        985                        -          -           -        -      1,266
 Net increase in receivable
  from related party,
  including accrued interest            -        -          -                     (218)         -           -        -       (218)
 Redeemable common stock
  put option exercised                  -       (8)         8                        -          -           -        -          -
 Sale and reclassification
  of redeemable common stock       85,714                 399                                                                 399
 Unrealized appreciation
  of investments                        -        -          -      $21,047           -          -           -        -     21,047
 Common stock
  contributed to ESOP              23,750       18         95            -           -          -           -        -        113
 Exercise of stock options         12,100        9         39            -           -          -           -        -         48
 Redeemable preferred
  stock dividends                       -        -          -            -           -       (565)          -        -       (565)
 Redeemable common
  stock accretion                       -        -          -            -           -       (767)          -        -       (767)
 Common stock issued
  as compensation                   6,898        5         30            -           -          -           -        -         35
                                --------- --------   --------    ---------     -------   --------     -------  -------    -------
Balance at December 28, 1995    7,102,979    5,540     38,526       21,047      (4,318)   (98,755)     57,038     (805)   (38,765)
 Net earnings                           -        -          -            -           -     12,973           -        -     12,973
 Common stock issued
  to pay liabilities              125,012       94        362            -           -          -    (120,554)     818      1,274
 Common stock issued as
   additional consideration
   for short-term borrowings       50,544       38       (398)           -           -          -     (99,456)   1,021        661
 Net increase in receivable
  from related party,
  including accrued interest            -        -          -            -      (2,150)         -           -        -     (2,150)
 Common stock loaned
  by related party                      -        -          -            -         587          -     100,000     (587)         -
 Repay common stock
  loaned by related party         100,000       75        512            -        (587)         -           -        -          -
 Increase in unrealized
  appreciation of investments           -        -          -        4,672           -          -           -        -      4,672
 Exercise of stock
  options and warrants             61,000       46        213            -           -          -     (16,900)     109        368
 Common stock received
  as consideration for
  short-term note                       -        -          -            -           -          -      87,500     (608)      (608)
 Reclassification of
  redeemable common stock         185,231        -        996            -           -          -           -        -        996
 Redeemable preferred
  stock dividends                       -        -          -            -           -       (621)          -        -       (621)
 Redeemable common
  stock accretion                       -        -          -            -           -       (390)          -        -       (390)
                                --------- --------   --------    ---------     -------   --------     -------  -------    -------
Balance at December 26, 1996    7,624,766    5,793     40,211       25,719      (6,468)   (86,793)      7,628      (52)   (21,590)
                                --------- --------   --------    ---------     -------   --------     -------  -------    -------

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT), continued
                        (In thousands, except share data)

                                                                Unrealized   Receivable                                     Total
                                    Common Stock    Additional  Appreciation   From                    Treasury Stock  Shareholders'
                                -------------------  Paid-in        of        Related   Accumulated  -----------------     Equity
                                   Shares  Dollars   Capital    Investments     Party    (Deficit)     Shares  Dollars   (Deficit)
                                ---------- --------  --------  ------------   --------   ---------   --------  -------   ---------

Balance at December 26, 1996    7,624,766    5,793     40,211       25,719      (6,468)   (86,793)      7,628      (52)   (21,590)
 Net earnings                           -        -          -            -           -        773           -        -        773
 Common stock issued
  to pay liabilities              444,717      333      1,606            -           -          -           -        -      1,939
 Net increase in receivable
  from related party,
  including accrued interest            -        -          -            -      (6,153)         -           -        -     (6,153)
 Decrease in unrealized
  appreciation of investments           -        -          -      (10,986)          -          -           -        -    (10,986)
 Exercise of stock
  options and warrants             39,800       30        148            -           -          -           -        -        178
 Redeemable common stock
  obligation paid
  by the issuance of
  additional common shares        115,543       67        612            -           -          -           -        -        679
 Exercise of redeemable common
  stock put option                 72,984        -         55            -           -          -      72,984      (55)         -
 Purchase of redeemable
  preferred stock                       -        -         89            -           -          -           -        -         89
 Redeemable preferred
  stock dividends                       -        -          -            -           -       (693)          -        -       (693)
 Redeemable common
  stock accretion                       -        -          -            -           -       (400)          -        -       (400)
                                 --------- --------   --------    ---------    --------   --------   --------  -------   --------
Balance at December 31, 1997     8,297,810   $6,223    $42,721      $14,733    $(12,621)  $(87,113)    80,612  $  (107)  $(36,164)
                                ========== ========   ========    =========    ========   ========   ========  =======   ========




The accompanying notes are an integral part of the consolidated financial statements.

                            ARTRA GROUP INCORPORATED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands of dollars)

                                                                                           Fiscal Year
                                                                                --------------------------------
                                                                                   1997        1996        1995
                                                                                --------    --------    --------

Cash flows from operating activities:
   Net earnings (loss)                                                          $    773    $ 12,973    ($ 2,903)
      Adjustments to reconcile net earnings (loss)
           to cash flows from operating activities:
         Depreciation of property, plant and equipment                             4,059       3,622       4,120
         Amortization of excess of cost over net assets acquired                     305         305         837
         Decrease  in receivable from related party                                2,816        --          --
         Impairment of goodwill                                                     --          --         6,430
         Extraordinary gain from net discharge of indebtedness                      --        (9,424)    (14,030)
         Gain on disposal of discontinued operations                                --          --        (8,183)
         Amortization of other assets, principally financing costs                 4,754         548         689
         Inventory valuation reserve                                                 172         191         290
         Gain on sale of property, plant and equipment                               (70)         78        --
         Gain on sale of idle machinery  and equipment                              (932)       --          --
         Write-down of idle equipment and machinery                                 --          --         1,503
         Litigation settlement, net                                              (10,416)       --          --
         Gain on sale of COMFORCE common stock                                    (2,531)     (5,818)       --
         Equity in loss of COMFORCE                                                 --          --           533
         Minority interest                                                         1,109         526         896
         Contribution to ARTRA  ESOP                                                --          --            42
         Other, principally common stock issued as compensation                      454         220       1,300
      Changes in assets and liabilities, net of effects of
         businesses acquired and discontinued:
          (Increase) decrease in receivables                                      (1,631)      2,630        (184)
          (Increase) decrease in inventories                                         132       1,476         453
          (Increase) decrease in other current and noncurrent assets                 517        (169)      1,421
          Increase (decrease) in payables and accrued expenses                       321      (5,980)        611
          Increase (decrease) in other current and noncurrent liabilities           (119)     (4,497)        450
                                                                                --------    --------    --------
Net cash flows used by operating activities                                         (287)     (3,319)     (5,725)
                                                                                --------    --------    --------

Cash flows from investing activities:
   Proceeds from sale of COMFORCE common stock                                     1,821       3,717        --
   Net proceeds from litigation settlement                                         9,761        --          --
   Proceeds from sale of property, plant and equipment                               537         132        --
   Additions to property, plant and equipment                                     (3,066)     (2,645)     (2,820)
   Increase  in receivable from related party                                     (8,969)     (1,061)       (218)
   Proceeds from collection of notes receivable                                     --           342       3,000
   Decrease in restricted cash                                                      --           552         772
   Acquistion of AB Specialty, net of deposit                                     (1,131)       --          --
   AB Specialty acquisition deposit                                                 --        (1,183)       --
   Proceeds from sale of  idle machinery and equipment                               932        --          --
   Proceeds from sale of Arcar                                                      --          --        20,318
   Retail fixtures                                                                  --          --          (631)
                                                                                --------    --------    --------
Net cash flows from (used by) investing activities                                  (115)       (146)     20,421
                                                                                --------    --------    --------



The accompanying notes are an integral part of the consolidated financial statements.

                            ARTRA GROUP INCORPORATED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands of dollars)


                                                                                            Fiscal Year
                                                                                -----------------------------------
                                                                                   1997         1996         1995
                                                                                ---------    ---------    ---------

Cash flows from financing activities:
   Net increase (decrease) in short-term debt                                   $  (1,508)   $     286    $   5,488
   Proceeds from long-term borrowings                                             146,891      141,896      136,756
   Reduction of long-term debt                                                   (133,781)    (140,850)    (156,641)
   Proceeds from exercise of stock options and warrants                               178          369           48
   Exercise of redeemable common stock put options                                 (3,379)        (510)        --
   Redemption of detachable put warrants                                           (1,728)        --           --
   Purchase of redeemable preferred stock                                            (426)        --           --
   Other                                                                              (25)          98          (70)
                                                                                ---------    ---------    ---------
Net cash flows from (used by) financing activities                                  6,222        1,289      (14,419)
                                                                                ---------    ---------    ---------

Increase (decrease) in cash and cash equivalents                                    5,820       (2,176)         277
Cash and equivalents, beginning of year                                               171        2,347        2,070
                                                                                ---------    ---------    ---------
Cash and equivalents, end of year                                               $   5,991    $     171    $   2,347
                                                                                =========    =========    =========



Supplemental cash flow information: Cash paid during the year for:
  Interest                                                                      $   7,058    $   5,320    $   5,847
  Income taxes paid (refunded), net                                                   177          157          (22)


Supplemental schedule of noncash investing and financing activities:
    Issue common stock and redeemable common stock
       to pay down current liabilities                                          $   1,939    $   1,274    $   1,040
    Issue common stock to pay
       redeemable common stock put obligation                                         679         --           --
    Issue common stock as additional consideration
       for short-term borrowings                                                     --            661        1,266
    COMFORCE common stock given to lenders
       as additional consideration for short-term borrowings                          169        1,511         --
    BCA Holdings redeemable preferred stock issued in exchange for
       Bagcraft redeemable preferred stock                                           --          8,135         --



The accompanying notes are an integral part of the consolidated financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.       Basis of Presentation and Financial Restructuring


ARTRA GROUP Incorporated ("ARTRA" or the "Company"), through its wholly-owned subsidiary, Bagcraft Corporation of America ("Bagcraft"), currently operates in one industry segment as a manufacturer of packaging products principally serving the food industry.

The Company's consolidated financial statements are presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amount and classification of liabilities or other adjustments that might be necessary should ARTRA be unable to continue as a going concern.

In recent years, the Company has suffered recurring losses from operations and has a net capital deficiency. As a result of these factors, the Company has experienced difficulty in obtaining adequate financing to replace certain current credit arrangements, to fund its debt service and to satisfy liquidity requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. See Note 8, Notes Payable, and Note 9, Long-Term Debt, for further discussion of the status of credit arrangements and restrictions on the ability of operating subsidiaries to fund ARTRA corporate obligations. Due to its limited ability to receive operating funds from its subsidiaries, ARTRA has historically met its operating expenditures with funds generated by alternative sources, such as private placements of ARTRA common stock and notes, sales of ARTRA common stock with put options, loans from officers/directors and private investors, as well as through sales of assets and/or other equity infusions. ARTRA plans to continue to seek such alternative sources of funds to meet its future operating expenditures.

Effective December 31, 1997, the ARTRA received a settlement relating to certain litigation pending against Salomon Brothers, Inc., Salomon Brothers Holding Company, Inc., Charles K. Bobrinskoy, Michael J. Zimmerman (collectively, "Salomon Defendants"), D.P. Kelly & Associates, L.P. ("DPK"), Donald P. Kelly ("Kelly Defendants" along with DPK), James F. Massey and William Rifkind relating to the acquisition of Envirodyne Industries Inc. ("Envirodyne") in 1989 by Emerald Acquisition Corp. ("Emerald"). ARTRA recognized a gain from the settlement agreement of $10,416,000, net of related legal fees and other expenses.

ARTRA intends to continue to negotiate with its creditors to extend due dates to allow ARTRA to maximize value from possible sale of assets and to explore various other sources of funding to meet its future operating expenditures. If ARTRA is unable to negotiate extensions with its creditors and complete certain transactions, ARTRA could suffer severe adverse consequences, and as a result, ARTRA may be forced to liquidate its assets or file for protection under the Bankruptcy Code.

In 1997, the Company changed its fiscal year end to December 31. In recent years the Company had operated on a 52/53 week fiscal year ending the last Thursday of December.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


A.   Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Intercompany accounts and transactions are eliminated.


B.    Cash Equivalents

Short-term investments with an initial maturity of less than ninety days are considered cash equivalents.


C.    Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.


D.    Property, Plant and Equipment

Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to operations as incurred and expenditures for major renovations are capitalized. Depreciation is computed on the basis of estimated useful lives principally by the straight-line method for financial statement purposes and principally by accelerated methods for tax purposes. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the period covered by the lease.

The costs of property retired or otherwise disposed of are applied against the related accumulated depreciation to the extent thereof, and any profit or loss on the disposition is recognized in earnings.


E.    Investments in Equity Securities

In 1995,  the  Company  adopted  Statement  of  Financial  Accounting  Standards
("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Under this statement, at December 28, 1995, the Company's investment in COMFORCE (see Note 6) was classified as available for sale and was stated at fair value. The adoption of SFAS No. 115 resulted in an increase to shareholders' equity in the fourth quarter of 1995 of $21,047,000. In prior years and, until October 1995, COMFORCE was a majority-owned subsidiary included in the consolidated financial statements of the Company.


F.    Intangible Assets

The net assets of a purchased business are recorded at their fair value at the date of acquisition. The excess of purchase price over the fair value of net assets acquired (goodwill) is reflected as intangible assets and amortized on a straight-line basis principally over 40 years.

Effective for the fiscal year ending December 26, 1996 the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ". The pronouncement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use or sale of the asset and its eventual disposition, to the carrying amount of the asset. The adoption of SFAS No. 121 did not have a material impact on the Company's financial statements.


G.   Revenue Recognition

Sales to customers are recorded at the time of shipment.


H.   Income Taxes

Income taxes are accounted for as prescribed in SFAS No. 109 - Accounting for Income Taxes. Under the asset and liability method of Statement No. 109, the Company recognizes the amount of income taxes payable. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years those temporary differences are expected to be recovered or settled.


I.       Use of Estimates In Preparation of Financial Statements

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


J.    Stock-Based Compensation

Effective for the fiscal year ending December 26, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation". The pronouncement encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on new fair value accounting rules. The Company did not adopt the new fair value accounting, but instead chose to comply with the disclosure requirements of SFAS No. 123. Accordingly, the adoption of SFAS No. 123 did not have a material impact on the Company's financial statements.


K.       Earnings Per Share

The Company adopted SFAS No. 128, "Earnings Per Share" for the year ended December 31, 1997. The pronouncement, which specifies the computation, presentation, and disclosure requirements for earnings per share, did not have a material impact on the Company's financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

L.       Recently Issued Accounting Pronouncements

During 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") SFAS No. 130, "Reporting Comprehensive Income Summary," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". In February 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 132 "Employers' Disclosures about Pensions and other Postretirement Benefits". SFAS No. 130 establishes standards for reporting comprehensive income to present a measure of all changes in equity that result from renegotiated transactions and other economic events of the period other than transactions with owners in their capacity as owners. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources and includes net income. SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. This standard requires that management identify operating segments based on the way that management disaggregates the entity for making internal operating decisions. SFAS No. 132 standardizes the disclosure requirements for pension and other postretirement benefits.

These new accounting principles are effective for the Company's fiscal year ending December 31, 1998. Management has not determined what impact these standards, when adopted, will have on the Company's financial statements.


3.       CHANGE OF BUSINESS

         AB Specialty

Effective January 2, 1997, Bagcraft purchased the business assets, subject to buyer's assumption of certain liabilities, of AB Specialty Holding Company, Inc. ("AB") for consideration consisting of cash of approximately $2.3 million. The purchased assets consisted principally of plant and equipment of approximately $1.3 million and inventory of approximately $1.1 million. The acquisition of AB, funded through borrowings under Bagcraft's Credit Agreement, has been accounted for by the purchase method and, accordingly, the assets and liabilities of AB were included in the Company's financial statements at their estimated fair market value at the date of acquisition. The results of operations of AB are not considered material to the Company's consolidated financial statements. The acquisition of AB is expected to enhance Bagcraft's specialty bag business. At December 26, 1996, other noncurrent assets included a deposit of approximately $1.2 million related to the acquisition of AB.

         Arcar Graphics

Effective April 8, 1994, Bagcraft purchased the business assets, subject to buyer's assumption of certain liabilities, of Arcar Graphics, Inc. ("Arcar"), a manufacturer and distributor of waterbase inks, for consideration of $10,264,000 consisting of cash of $2,264,000 and subordinated promissory notes totaling $8,000,000. The acquisition of Arcar was accounted for by the purchase method and, accordingly, the assets and liabilities of Arcar were included in ARTRA's financial statements at their estimated fair market value at the date of acquisition.

Effective October 26, 1995, Bagcraft sold the business assets, subject to the buyer's assumption of certain liabilities, of Arcar for cash of approximately $20,300,000, resulting in a net gain of $8,483,000. The net proceeds, after extinguishment of certain Arcar debt obligations, of approximately $10,400,000, were used to reduce Bagcraft debt obligations.

         COMFORCE

Prior to September 28, 1995, ARTRA's then majority owned subsidiary, COMFORCE Corporation ("COMFORCE", formerly The Lori Corporation "Lori"), operated as a designer and distributor of popular-priced fashion costume jewelry and

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



accessories. In September 1995 COMFORCE adopted a plan to discontinue its jewelry business and recorded a provision of $1,000,000 for the estimated costs to complete the disposal of the jewelry business.

Effective October 17, 1995, COMFORCE entered the telecommunications and computer technical staffing and consulting services business with the acquisition of COMFORCE Telecom Inc. COMFORCE has subsequently expanded this business through various acquisitions.

Effective July 4, 1995, COMFORCE's management agreed to issue up to a 35% common stock interest in COMFORCE to certain individuals to manage COMFORCE's entry into the telecommunications and computer technical staffing and consulting services business. In 1995, COMFORCE recognized a non-recurring charge of $3,425,000 related to this stock since these stock awards were 100% vested when issued, and were neither conditioned upon these individuals' service to the Company as employees nor the consummation of the COMFORCE Telecom acquisition. After the issuance of the COMFORCE common shares, plus the effects of other transactions, ARTRA's ownership interest in COMFORCE common stock was reduced to approximately 25% at December 28, 1995. Accordingly, in October 1995, the accounts of COMFORCE and its majority-owned subsidiaries were deconsolidated from ARTRA's consolidated financial statements. Due to other issuances of COMFORCE common shares, plus the effects of other transactions, ARTRA's ownership interest in COMFORCE common stock was reduced to approximately 10% and 14% at December 31, 1997 and December 26, 1996, respectively. See Note 6 for a further discussion of the accounting treatment of ARTRA's investment in COMFORCE.


         Other

During 1995 the Company was dismissed as party to certain litigation relating to the former Sargent-Welch Scientific Company ("Welch") subsidiary. Accordingly, the Company reversed $700,000 of excess liability accruals originally provided in 1989 to complete the disposal of Welch.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



The Company's consolidated financial statements have been reclassified to report separately the results of operations of Arcar and COMFORCE's discontinued fashion costume jewelry business prior to the deconsolidation of COMFORCE and its majority-owned subsidiaries effective October 1995. The 1995 operating results (in thousands) of Bagcraft's discontinued Arcar subsidiary and COMFORCE's discontinued jewelry business and net gain on disposal of discontinued operations consist of:


                                                     1995
                                                   --------

          Net sales                                $ 16,932
                                                   ========

          Loss from operations
            before income taxes                    $ (8,156)


          Provision for income taxes                    (17)
                                                   --------
          Loss from operations                       (8,173)
                                                   --------


          Gain on sale of Arcar subsidiary            8,483

          Provision for disposal of business           (300)

          Provision for income taxes                   --
                                                   --------
          Gain on disposal of businesses              8,183
                                                   --------

          Earnings (loss) from
            discontinued operations                $     10
                                                   ========



4.       CONCENTRATION OF RISK

The accounts receivable of the Company's Bagcraft subsidiary at December 31, 1997 consist primarily of amounts due from companies in the food industry. As a result, the collectibility of these receivables is dependent, to an extent, upon the economic condition and financial stability of the food industry. Credit risk is minimized as a result of the large number and diverse nature of Bagcraft's customer base. Bagcraft's major customers include some of the largest companies in the food industry. At December 31, 1997, Bagcraft had 10 customers with accounts receivable balances that aggregated approximately 40% of the Company's total trade accounts receivable. No single customer accounted for 10% or more of Bagcraft's 1997 sales.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



5.       INVENTORIES

Inventories  (in thousands) consist of:

                                           December 31,  December 26,
                                                1997         1996
                                              -------      -------

                 Raw materials and supplies   $ 5,901      $ 5,582
                 Work in process                  274          287
                 Finished goods                 9,574        9,098
                                              -------      -------
                                              $15,749      $14,967
                                              =======      =======



6.            INVESTMENT IN COMFORCE CORPORATION

In prior years and until October 1995, COMFORCE was a majority-owned subsidiary of ARTRA and, accordingly, the accounts of COMFORCE and its majority-owned subsidiaries were included in the consolidated financial statements of ARTRA. As discussed in Note 3, due to the issuances of COMFORCE common shares in conjunction with the acquisition of COMFORCE Telecom, ARTRA's ownership interest in COMFORCE common stock was reduced to approximately 25%. Accordingly, in October 1995, the accounts of COMFORCE and its majority-owned subsidiaries were deconsolidated from ARTRA's consolidated financial statements and ARTRA's investment in COMFORCE was accounted for under the requirements of APB Opinion No. 18 "The Equity Method of Accounting for Investments in Common Stock" during the fourth quarter of 1995.

Effective December 28, 1995, John Harvey and Peter R. Harvey, ARTRA's chairman and president, respectively, resigned as directors of COMFORCE. Due to such factors as a lack of board of directors representation and participation in policy formulation by ARTRA, as well as a lack of interchange of managerial personnel, ARTRA is not able to exercise significant influence over the operating and financial policies of COMFORCE. Additionally, assuming contemplated additional issuances of COMFORCE common shares, on a fully diluted basis ARTRA's ownership interest in COMFORCE common stock was reduced to less than 20%. In the opinion of the Company, effective December 28, 1995, the investment in COMFORCE ceased to conform to the requirements of APB Opinion No.
18. Accordingly, the Company adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Under this statement, at December 28, 1995, the Company's investment in COMFORCE is classified as available for sale and is stated at fair value. The adoption of SFAS No. 115 resulted in an increase to shareholders' equity in the fourth quarter of 1995 of $21,047,000.

During 1997 ARTRA sold 219,203 COMFORCE common shares in the market, with the net proceeds of approximately $1,700,000 used for working capital. During 1997 a lender received 25,000 COMFORCE common shares held by the Company as additional consideration for a short-term loan. The disposition of these 244,703 COMFORCE common shares resulted in realized gains of $2,306,000 during the year ended December 31, 1997, with cost determined by average cost.

In January 1996, the Company's Board of Directors approved the sale of 200,000 of ARTRA's COMFORCE common shares to certain officers, directors and key employees of ARTRA for non-interest bearing notes totaling $400,000. The 200,000 COMFORCE common shares sold collateralize the notes. Additionally, the noteholders have the right to put their COMFORCE shares back to ARTRA in full payment of the balance of their notes. Based upon the preceding factors, the Company has concluded that, for reporting purposes, it has effectively sold options to certain officers, directors and key

                   ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



employees to acquire 200,000 of ARTRA's COMFORCE common shares. Accordingly, these 200,000 COMFORCE common shares were removed from the Company's portfolio of "Available-for-sale securities" and were classified in the Company's consolidated balance sheet at December 26, 1996 as other receivables with an aggregate value of $400,000, based upon the value of proceeds to be received upon future exercise of the options. The disposition of these 200,000 COMFORCE common shares resulted in a gain that was deferred and will not be recognized in the Company's financial statements until the options to purchase these 200,000 COMFORCE common shares are exercised. Prior to the fourth quarter of 1997 no options to acquire any of the 200,000 COMFORCE common shares had been exercised. During the fourth quarter of 1997, options to acquire 59,500 of these COMFORCE common shares were exercised resulting in a realized gain of $225,000. At December 31, 1997, options to acquire 140,500 COMFORCE common shares remained unexercised and were classified in the Company's consolidated balance sheet at December 31, 1997 as other receivables with an aggregate value of $281,000, based upon the value of proceeds to be received upon future exercise of the options.

During 1996 ARTRA sold 193,000 COMFORCE common shares in the market, with the net proceeds of approximately $3,700,000 used for working capital. During 1996 certain lenders received 105,000 COMFORCE common shares held by the Company as additional consideration for short-term loans. In October 1996, a lender exercised the conversion rights of a short-term loan and received 33,333 COMFORCE common shares in settlement of the Company's obligation. The disposition of these 331,333 COMFORCE common shares resulted in realized gains of $5,818,000 during the year ended December 26, 1996, with cost determined by average cost.

At December 31, 1997 ARTRA's remaining investment in COMFORCE (1,525,500 shares, currently a common stock ownership interest of approximately 10%) was classified in the Company's consolidated balance sheet in current assets as "Available-for-sale securities." At December 31, 1997 the gross unrealized gain relating to ARTRA's investment in COMFORCE, reflected as a separate component of shareholders' equity, was $14,733,000.

As discussed in Note 8, at December 31, 1997, 1,390,000 shares of COMFORCE common stock owned by the Company and its Fill-Mor subsidiary have been pledged as collateral for various short-term borrowings and 135,500 shares of COMFORCE common stock owned by the Company and its Fill-Mor subsidiary remain unencumbered.


7.       EXTRAORDINARY GAINS

         ARTRA Debt Restructuring

In February 1996, a bank agreed to discharge all amounts under its ARTRA notes ($12,063,000 plus accrued interest and fees) and certain obligations of ARTRA's president, Peter R. Harvey for consideration consisting of ARTRA's cash payment of $5,050,000, Mr. Harvey's cash payment of $100,000 and Mr. Harvey's $3,000,000 note payable to the bank (the "Harvey Note"). The bank assigned ARTRA a $2,150,000 interest in the Harvey Note, subordinated to the bank's $850,000 interest in the Harvey Note. ARTRA then discharged $2,150,000 of Mr. Harvey's prior advances in exchange for its $2,150,000 interest in Mr. Harvey's $3,000,000 note payable to the bank. The amount of the $5,050,000 cash payment to the bank applicable to Peter R. Harvey ($1,089,000) was charged to amounts due from Peter R. Harvey. ARTRA recognized a gain on the discharge of this indebtedness of $9,424,000 ($1.23 per share) in the first quarter of 1996. The cash payment due the bank was funded principally with proceeds received from the Bagcraft subsidiary in conjunction with the issuance of BCA (the parent of Bagcraft) preferred stock along with proceeds received from a short-term loan agreement with an unaffiliated company that was subsequently repaid. See Note 11 for a further discussion of these transactions. As additional compensation for its loan and for participating in the above discharge of indebtedness the unaffiliated company received 150,000 shares of ARTRA common stock (with a then fair market value of $661,000 after a discount for restricted marketability) and 25,000 shares of COMFORCE common stock held by ARTRA (with a then fair market value of $200,000).

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



The extraordinary gain resulting from the discharge of bank debt is calculated (in thousands) as follows:

The extraordinary gain resulting from the discharge of bank debt is calculated (in thousands) as follows:


     Amounts due the bank:
       ARTRA notes                                               $  12,063
       Accrued interest                                              2,656
                                                                  --------
                                                                    14,719
     Cash payment to  the bank                       $   5,050
     Less amount applicable to
       Peter R. Harvey indebtedness                     (1,089)
                                                      --------
                                                                    (3,961)
                                                                  --------
     Bank debt discharged                                           10,758
     Less fair market value of ARTRA
       common stock issued as consideration
       for a loan used in par to fund
       the discharge of bank debt                                     (661)
     Less fair market value of COMFORCE
       common stock issued as  consideration
       for a loan used in par to fund
       the discharge of bank debt                                     (200)
     Other fees and expenses                                          (473)
                                                                  --------
              Net extraordinary gain                             $   9,424
                                                                  ========

In October, 1995 the Company recognized an extraordinary gain of $4,917,000 ($.71 per share) as a result of a settlement agreement with a bank whereby a $3,600,000 note payable due December 31, 1990 plus accrued interest of $1,467,000 were discharged for a cash payment of $150,000.


         COMFORCE Debt Restructuring

Upon the satisfaction of certain conditions of a debt settlement agreement, in March 1995 certain indebtedness of COMFORCE and Fill-Mor was discharged, resulting in an extraordinary gain to the Company of $9,113,000 ($1.35 per share) in the first quarter of 1995 calculated (in thousands) as follows:


    Amounts due the bank under loan agreements
       of Lori and its operating subsidiaries and Fill-mor       $  10,500
    Less amounts due the bank                                         (750)
                                                                 ---------
    Bank debt discharged                                             9,750
    Less fair market value of  Lori common stock
        issued as consideration for the debt restructuring            (337)
    Other fees and expenses                                           (300)
                                                                 ---------
             Net extraordinary gain                              $   9,113
                                                                 =========

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



8.       NOTES PAYABLE

Notes payable (in thousands) consist of:
                                                December 31,     December 26,
                                                    1997              1996
                                                   -------          -------
    ARTRA 12% promissory notes -
      1997 private placements                     $ 12,850

    ARTRA 12% promissory notes -
      1996 private placement                           --          $  7,675

    Amounts due to related parties,
      interest from 10% to 12%                       2,000            3,600

    ARTRA bank notes payable,
      interest at the lender's index rate              --             2,500

    Other, interest from 10% to 15%                    601            4,856
                                                   -------          -------
                                                    15,451           18,631

    Less ARTRA 12% promissory notes
      refinanced in January 1998                    (4,725)             --
                                                   -------          -------
                                                  $ 10,726         $ 18,631
                                                   =======          =======


         Promissory Notes

         1997 Private Placements

In December 1997, ARTRA completed private placements of $5,375,000 of 12% promissory notes due in December 1998. As additional consideration the noteholders received warrants to purchase an aggregate of 107,500 ARTRA common shares at a price of $3.00 per share. The warrants expire in November and December 1999. The warrantholders have the right to put these warrants back to ARTRA at any time during a period commencing in December 1998 and ending in May 1999, at a price of $1.50 per share. The cost of this obligation ($161,250 if all warrants are put back to the Company) was accrued in the Company's financial statements as a charge to interest expense. In the event of a default, as defined in the note agreements, the promissory notes will bear interest at 37%. The proceeds from the private placement were used principally to pay down other debt obligations.

In July 1997, ARTRA completed private placements of $7,475,000 of 12% promissory notes due in January 1998. As additional consideration the noteholders received warrants to purchase an aggregate of 199,311 ARTRA common shares at a price of $3.75 per share. The warrants expire in July 1998. The warrantholders have the right to put these warrants back to ARTRA at any time during a period commencing in January 1998 and ending in August 1999, at a price of $3.00 per share. The cost of this obligation ($598,000 if all warrants are put back to the Company) was amortized in the Company's financial statements as a charge to interest expense over the period July 1997 (the date of the private placement) through January 1998 (the scheduled maturity date of the notes). The promissory notes were collateralized principally as follows:

         A $4,000,000 note is collateralized by 575,000 shares of COMFORCE common stock owned by the Company's Fill-Mor subsidiary and a secondary interest in the common stock of ARTRA's BCA subsidiary (the parent of Bagcraft).

         Promissory notes with an aggregate principal amount of $3,475,000 are collateralized by 652.285 shares of ARTRA redeemable preferred stock (then a 17.4% interest), 1,784.02 shares of BCA Series A redeemable preferred stock (then a 48.5% interest) and 6,488.8 shares of BCA Series B redeemable preferred stock (then a 79.8% interest).

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



The proceeds from the July 1997 private placement were advanced to Peter R. Harvey as discussed in Note 19.

The July 1997 private placement notes were repaid and /or refinanced with proceeds of a January 1998 private placement of 12% notes and with proceeds from the litigation settlement discussed in Note 18. The January 1998 private placement notes, in the principal amount of $5,925,000, are payable in January 1999. July 1997 private placement notes in the principal amount of $4,725,000 were refinanced by the January 1998 private placement notes and, accordingly, have been classified as long-term debt at December 31, 1997. As additional consideration the January 1998 private placement noteholders received warrants to purchase an aggregate of 116,500 ARTRA common shares at a price of $4.50 per share. The warrants expire in January 2000. The warrantholders have the right to put these warrants back to ARTRA at any time during a six-month period commencing in January 1999 and ending in July 1999, at a price of $1.50 per share. The cost of this obligation ($175,000 if all warrants are put back to the Company) will be amortized in the Company's financial statements as a charge to interest expense.

The December 1997 and January 1998 private placement notes are collateralized by 900,000 shares of COMFORCE common stock owned by the Company's Fill-Mor subsidiary and by ARTRA's interest in all of the common stock of BCA (the parent of Bagcraft).

In June 1997, ARTRA completed private placements of $4,975,000 of 12% promissory notes due in December 1997. As additional consideration the noteholders received warrants to purchase an aggregate of 228,750 ARTRA common shares at a price of $3.75 per share. The warrants expire in June 1999. The warrantholders have the right to put these warrants back to ARTRA at any time during a period commencing in December 1997 and ending in May 1999, at prices of $2.00 to $2.40 per share. The cost of this obligation ($517,000 if all warrants are put back to the Company) was amortized in the Company's financial statements as a charge to interest expense over the period June 1997 (the commencement date of the private placement) through December 1997 (the maturity date of the notes). The proceeds from the private placement were used principally to pay down other debt obligations. The notes were paid at maturity in December 1997 principally with proceeds from the December 1997 private placement.


         1996 Private Placement

In April 1996, ARTRA commenced a private placement of $7,675,000 of 12% promissory notes due April 15, 1997. As additional consideration the noteholders received warrants to purchase an aggregate of 418,750 ARTRA common shares at a price of $3.75 per share, as amended. The warrants expire April 15, 1999. The warrantholders have the right to put these warrants back to ARTRA at any time during the period April 15, 1997 to October 15, 1998, at a price of $2.00 per share. The cost of this obligation ($837,500 if all warrants are put back to the Company) was amortized in the Company's financial statements as a charge to interest expense over the period April 15, 1996 (the commencement date of the private placement) through April 15, 1997 (the maturity date of the notes as well as the date the warrantholders have the right to put their warrants back to ARTRA). During 1997, warrants to purchase 50,000 ARTRA common shares were put back to the Company at a cost of $100,000. These promissory notes were collateralized by ARTRA's interest in all of the common stock of BCA (the parent of Bagcraft). The proceeds from the private placement, completed in July 1996, were used principally to pay down other debt obligations. During the second quarter of 1997, the Company repaid these promissory notes with the proceeds of additional short-term borrowings and with funds received from the Company's Bagcraft subsidiary in accordance with a May 1997 amendment to its credit agreement (see Note 9).


         Amounts Due To Related Parties

At December 26, 1996, ARTRA had outstanding borrowings of $500,000 from an outside director of the Company evidenced by a short-term note bearing interest at 10%. The loan was collateralized by 125,000 shares of COMFORCE common stock owned by the Company's Fill-Mor subsidiary. As additional compensation for the loan and a December 1996 extension, the director received five year warrants to purchase an aggregate of 50,000 ARTRA common shares at a prices ranging from $5.00 to $5.875 per share. The proceeds of the loan were used for working capital.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



In January 1997, ARTRA borrowed an additional $300,000 from this director evidenced by a short-term note, due December 23, 1997, bearing interest at 8%. The loan was collateralized by 100,000 shares of COMFORCE common stock owned by the Company's Fill-Mor subsidiary. As additional compensation for the loan, the lender received a warrant, expiring in 2002, to purchase 25,000 ARTRA common shares at a price of $5.75 per share.

In March 1997, ARTRA borrowed an additional $1,000,000 from this director evidenced by a short-term note, due May 26, 1997, bearing interest at 12%. The loan was collateralized by 585,000 shares of COMFORCE common stock owned by the Company's Fill-Mor subsidiary. As additional compensation, the lender received an option to purchase 25,000 shares of COMFORCE common stock, owned by the Company's Fill-Mor subsidiary, at a price of $4.00 per share. The proceeds from this loan were used in part to repay the ARTRA/Fill-Mor $2,500,000 bank term loan described below.

   In April 1997, ARTRA borrowed $5,000,000 from the above director evidenced by a note, due April 20, 1998, bearing interest at 10%. As additional compensation, the lender received a warrant to purchase 333,333 ARTRA common shares at a price of $5.00 per share. The warrantholder has the right to put this warrant back to ARTRA at any time during the period April 21, 1998 to April 20, 2000, for a total purchase price of $1,000,000. The cost of this obligation is being amortized in the Company's financial statements as a charge to interest expense over the period April 21, 1997 (the date of the loan) through April 21, 1998 (the date the warrantholder has the right to put the warrant back to ARTRA). The proceeds from this loan were used to repay $1,800,000 of prior borrowings from this lender and pay down other ARTRA debt obligations.

In June 1997, ARTRA borrowed an additional $1,000,000 from the above director evidenced by a note, due December 10, 1997, bearing interest at 12%. As additional compensation, the lender received a warrant to purchase 40,000 ARTRA common shares at a price of $5.00 per share. The warrantholder has the right to put this warrant back to ARTRA at any time during the period December 10, 1997 to June 10, 1998, for a total purchase price of $80,000. The cost of this obligation was amortized in the Company's financial statements as a charge to interest expense over the period June 10, 1997 (the date of the loan) through December 10, 1997 (the date the warrantholder has the right to put the warrant back to ARTRA). The proceeds from this loan were used to pay down other ARTRA debt obligations.

In July 1997, borrowings from this lender were reduced to $3,000,000 with proceeds advanced to ARTRA from a Bagcraft term loan as discussed in Note 9. In December 1997 borrowings from this lender were reduced to $2,000,000 with proceeds from other short-term borrowings. The borrowings from this director are collaterallized by 490,000 shares of COMFORCE common stock owned by the Company's Fill-Mor subsidiary.

At December 26, 1996, ARTRA had outstanding borrowings of $3,000,000 from an unaffiliated company then holding approximately 7% of ARTRA's outstanding common stock. The loans were evidenced by short-term notes bearing interest at 10%. As additional compensation for the above loans, the lender received five year warrants expiring in 1998 to purchase an aggregate of 86,250 ARTRA common shares at prices ranging from $6.00 to $7.00 per share. The proceeds of this loan were used to pay down various ARTRA short-term loans and other debt obligations. In December 1995 the unaffiliated company received 126,222 shares of ARTRA common in payment of past due interest through October 31, 1995. Payment on the loans was due March 31, 1994, however, the lender did not demand payment. In February 1997, the lender received a warrant to purchase an additional 100,000 ARTRA common shares at $5.625 per share as consideration for not demanding payment of this obligation. In April 1997, the lender received a warrant to purchase an additional 100,000 ARTRA common shares at $5.00 per share as consideration for not demanding payment of this obligation. In June 1997 outstanding borrowings to the unaffiliated company were reduced to $300,000 with the proceeds from other short-term borrowings. In July 1997 ARTRA repaid all remaining obligations under these loans.

In May 1996, ARTRA borrowed $100,000 from a private investor, evidenced by a short-term note, due August 7, 1996, and renewed to February 6, 1997, bearing interest at 10%. The proceeds of the loan were used for working capital. At the Company's annual meeting of shareholders, held August 29, 1996, the private investor was elected to the Company's board of directors. Effective January 17, 1997, the private investor exercised his conversion rights and received 18,182 shares of ARTRA common stock as payment of the principal balance of his note.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



         Bank Notes Payable

On August 15, 1996, ARTRA and its 100% owned Fill-Mor subsidiary entered into a $2,500,000 term loan agreement with a bank. The loan, which provided for interest payable monthly at the bank's reference rate, was guaranteed by ARTRA and was collateralized by 1,265,000 shares of COMFORCE common stock. Proceeds of the loan were used for working capital. In March 1997, the loan was repaid with proceeds from other short-term borrowings.


         Other

At December 31, 1997 and December 26, 1996, ARTRA also had outstanding short-term borrowings from other unrelated parties aggregating $601,000 and $1,990,000, with interest rates varying between 10 % and 15%.

At December 26, 1996, ARTRA was the obligor under two demand notes, issued to an unaffiliated company, in the principal amount of $2,266,000, including accrued interest. The notes were issued in October, 1990 with interest at 15%. In July 1997, ARTRA paid all outstanding interest on these demand notes and reduced the principal amount outstanding under the demand notes to approximately $1,500,000. In October 1997, the lender agreed to accept 357,720 ARTRA common shares in payment of the principal amount due on these notes. In January 1998 the lender returned the 357,720 ARTRA common shares to the Company for cash consideration of approximately $1,600,000.

In October 1996 the Company and its Fill-Mor subsidiary entered into a margin loan agreement with a financial institution which provided for borrowings of $600,000, with interest approximating the prime rate. Borrowings under the loan agreement were collateralized by 215,000 shares of COMFORCE common stock owned by the Company's Fill-Mor subsidiary. The proceeds of the loan were used for working capital. In January 1997, the loan was repaid with proceeds from other short-term borrowings.

In March 1997, ARTRA borrowed $1,000,000 from an unaffiliated corporation evidenced by a short-term note, due May 26, 1997, bearing interest at 12%. The loan was collateralized by 630,000 shares of COMFORCE common stock owned by the Company's Fill-Mor subsidiary. As additional compensation, the lender received an option to purchase 25,000 shares of COMFORCE common stock owned by the Company's Fill-Mor subsidiary at a price of $4.00 per share, with the right to put the option back to ARTRA on or before May 30, 1997 for a put price of $50,000. Under certain circumstances, ARTRA has the right to repurchase the option for $50,000. In May 1997, ARTRA repurchased the option for $50,000 and repaid this loan. The proceeds from this loan were used in part to repay an ARTRA/Fill-Mor $2,500,000 bank term loan.

The weighted average interest rate on all short-term borrowings at December 31, 1997 and December 26, 1996 was 11.5% and 11.3%, respectively.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)



9.       LONG-TERM DEBT

         Long-term debt (in thousands) consists of:

                                                    December 31,   December 26,
                                                        1997           1996
                                                      --------       --------
 Bagcraft:
     Credit Agreement:
        Term Loan A, interest at
           the lender's index rate plus .25%          $ 20,000       $ 20,000

        Term Loan B, interest at
           the lender's index rate plus .75%             5,000            --

        Term Loan C, interest at
           the lender's index rate plus 1%               7,500            --

        Revolving credit loan, interest at
           the lender's index rate                       9,313          7,990

        Unamortized discount                            (1,425)        (1,752)

     City of Baxter Springs, Kansas
        loan agreements,
        interest at varying rates                        9,968         10,681
                                                      --------       --------
                                                        50,356         36,919
     ARTRA 12% promissory notes
        refinanced in January 1998                       4,725            --
                                                      --------       --------

                                                        55,081         36,919
        Current scheduled maturities                    (4,462)        (2,712)
                                                      --------       --------
                                                      $ 50,619       $ 34,207
                                                      ========       ========



         Bagcraft

Bagcraft entered into a credit agreement, dated as of December 17, 1993 (the "Credit Agreement") that initially provided for a revolving credit loan with interest at the lender's index rate plus 1.5% and two separate term loans. The term loans were separate facilities initially totaling $12,000,000 (Term Loan A) and $8,000,000 (Term Loan B), bearing interest at the lender's index rate plus 1.75% and 3%, respectively. The Credit Agreement, as amended, had been extended to mature on September 30, 1997.

In December 1996, the Credit Agreement was amended and restated whereby, among other things, the maturity date of the Credit Agreement was extended to September 30, 2002 and certain loan covenants were amended. Term Loan A and Term Loan B, as previously defined in the Credit Agreement were consolidated into a new $20,000,000 term loan with interest at the lender's index rate plus .25% (8.75% at December 31, 1997 and 8.5% at December 26, 1996). Principal payments under the term loan were modified to provide for annual principal payments (payable in quarterly installments) in the amount of $2,000,000 in 1997 through 1999; $3,000,000 in 2000 and 2001; and $8,000,000 in 2002. The amended and restated Credit Agreement reduced the interest on the revolving credit loan to the lender's index rate and also provided for a $3,000,000 capital expenditures line of credit with interest at the lender's index rate plus .25%.

The amount available to Bagcraft under the revolving credit loan is subject to a borrowing base, as defined in the Credit Agreement, up to a maximum of
$18,000,000.   At  December  31,  1997  and  December  26,  1996,  approximately

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)



$4,400,000 and $6,200,000, respectively, was available and unused by Bagcraft under the revolving credit loan. Borrowings under the revolving credit loan are payable upon maturity of the Credit Agreement, unless accelerated under terms of the Credit Agreement. At December 31, 1997 and December 26, 1996, the interest rate on the revolving credit loan was 8.5% and 8.25%, respectively.

Borrowings under the Credit Agreement are collateralized by the common stock and substantially all of the assets of Bagcraft. The Credit Agreement, as amended, contains various restrictive covenants, that among other restrictions, require Bagcraft to maintain minimum levels of tangible net worth and liquidity levels, and limit future capital expenditures and restricts additional loans, dividend payments and payments to related parties. In addition, the Credit Agreement prohibits changes in ownership of Bagcraft. At December 31, 1997 Bagcraft was in compliance with the provisions of its Credit Agreement.

Effective May 5, 1997, the Credit Agreement was amended to provide for a $5,000,000 term loan (Term Loan B) with interest at the lender's index rate plus
 .75%. Term Loan B was scheduled to mature on May 8, 1998, unless accelerated under terms of the Credit Agreement. The proceeds of Term Loan B were advanced to ARTRA under terms of an intercompany note payable to Bagcraft that was scheduled to mature on May 8, 1998. ARTRA used the proceeds of this loan to repay certain ARTRA debt obligations.

Effective July 17, 1997, the Credit Agreement was amended to provide for a $7,500,000 term loan (Term Loan C) with interest at the lender's index rate plus 1%. Term Loan C was scheduled to mature, unless accelerated under terms of the Credit Agreement. The proceeds of Term Loan C were advanced to ARTRA under terms of an intercompany note payable to Bagcraft that was scheduled to mature on July 15, 1998. ARTRA used the proceeds of this loan to repay certain ARTRA debt obligations.

Effective February 27, 1998, the Credit Agreement was amended and restated whereby, among other things, certain loan covenants were amended and payments under the Term Loans were modified to provide for annual principal payments (payable in quarterly installments) as follows:

         Term Loan A - $1,200,000  in 1998;  $1,800,000  in 1999;  $5,500,000 in
                       2000 and 2001; and $6,000,000 in 2002.
         Term Loan B - $50,000 in 1998 - 2002; and $4,750,000 in 2002.
         Term Loan C - $75,000 in 1998 - 2003; and $7,050,000 in 2004.

Amounts outstanding under the Credit Agreement have been reflected in current maturities and long-term debt at December 31, 1997 according to terms of these amended maturities.

As additional compensation for borrowings under the Credit Agreement, in December 1993, the lender received a detachable warrant ("Warrant"), originally expiring in December 1998, allowing the holder to purchase up to 10% of the fully diluted common equity of Bagcraft at a nominal value. The determination of the repurchase price of the Warrant is to be based on the Warrant's pro rata share of the highest of book value, appraised value or market value of Bagcraft. In connection with the February 1, 1996 amendment to the Credit Agreement, the warrant agreement was amended to permit the holder to purchase 13% of the fully diluted common equity of Bagcraft at the original nominal purchase price and to extend the expiration date to December 17, 1999. In January 1997, in accordance with the December 1996 amendment to the Credit Agreement, Bagcraft repurchased 50% of the Warrant (6.5% of the fully diluted common equity of Bagcraft) for $1,500,000. The warrant has been subsequently amended, most recently in accordance with the February 27, 1998 amendment to the Credit Agreement, to permit the holder to purchase 13% of the fully diluted common equity of Bagcraft at the original nominal purchase price and to extend the warrant's expiration date to February 27, 2003. Under certain conditions Bagcraft is required to repurchase the Warrant from the lender.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



In March 1994 Bagcraft and the City of Baxter Springs, Kansas completed a $12,500,000 financing package associated with the construction of a new 265,000 sq. ft. production facility in Baxter Springs, Kansas. The financing package, funded by a combination of Federal, state and local funds, consists of the following loan agreements payable by Bagcraft directly to the City of Baxter
Springs:

         A $7,000,000 promissory note payable in ten installments of $700,000 due annually on July 21 of each year beginning in 1995 through maturity on July 21, 2004. Interest, at varying rates from 4.6% to 6.6%, is payable semi-annually. At December 31, 1997 and December 26, 1996, Bagcraft had outstanding borrowings of $4,900,000 and $5,600,000, respectively, under this loan agreement.

         A  $5,000,000   subordinated   promissory   note  payable  as  follows:
         $2,425,000 due in 1998;  and  $2,425,000 due in 1999. The  subordinated promissory note is non-interest bearing, subject to certain repayment provisions as defined in the agreement (as amended). At December 31, 1997 and December 26, 1996, Bagcraft had outstanding borrowings of $4,850,000 under this loan agreement.

         Two separate $250,000 subordinated promissory notes payable in varying installments through January 20, 2025. The subordinated promissory notes are non-interest bearing, subject to certain repayment provisions as defined in the agreement. At December 31, 1997 and December 26, 1996, Bagcraft had outstanding borrowings of $218,000 and $231,000, respectively, under this loan agreement.


Borrowings under the above loan agreements are collateralized by a first lien on the land and building at the Baxter Springs, Kansas production facility and by a second lien on certain machinery and equipment. Under certain circumstances, repayment of the borrowings under the above loan agreements is subordinated to the repayment of obligations under Bagcraft's Credit Agreement.


         ARTRA

As discussed in Note 8, $7,475,000 of ARTRA 12% promissory notes due in January 1998 were repaid and /or refinanced principally with proceeds of a January 1998 private placement of 12% notes payable in January 1999. Private placement notes in the principal amount of $4,725,000 refinanced by the January 1998 private placement notes have been classified as long-term debt at December 31, 1997.


The common stock and virtually all the assets of the Company and its Bagcraft subsidiary have been pledged as collateral for borrowings under various loan agreements. Under certain debt agreements the Company is limited in the amounts it can withdraw from its operating subsidiaries.

At December 31, 1997 the aggregate amount of yearly maturities of long-term debt, exclusive of debt discharged, is: 1998, $4,462,000; 1999, $9,787,000;
2000, $6,337,000; 2001, $6,337,000; 2002, $16,150,000; thereafter, $13,433,000.


10.      REDEEMABLE COMMON STOCK

In recent years ARTRA had entered into various agreements under which it has sold its common shares along with options that required ARTRA to repurchase these shares at the option of the holder at a premium over the initial sales price. The increment in the option price over the initial sales price of redeemable common stock was reflected in the Company's financial statements by a charge to retained earnings. At December 26, 1996 options were outstanding that, if exercised,

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



would have required ARTRA to repurchase 98,734 shares of its common stock for an aggregate amount of $3,657,000. At December 31, 1997, there were no outstanding options which would require ARTRA to repurchase shares of its common stock.

During 1987, ARTRA entered into an agreement with a private corporation under which it sold its common shares along with a put option that required ARTRA to repurchase these shares at the option of the holder. A major shareholder and executive officer of the private corporation is an ARTRA director. The put option agreement had been extended from time to time, most recently in November 1992, to expire on December 31, 1997. The private corporation received the right to sell to ARTRA 23,004 shares of ARTRA common stock at an initial put price of $56.76 pre share. The option price increased by an amount equal to 15% per annum for each day from March 1, 1991 to the date of payment by ARTRA. At December 26, 1996, the option price was $83.45 per share.

As additional consideration for its guaranty of $2,500,000 of ARTRA bank notes during the period March 1989 through March 1994, the private corporation noted above received 49,980 ARTRA common shares. On March 31, 1994, ARTRA entered into a series of agreements with its bank lender and with the above private corporation. Per terms of the agreements, the private corporation purchased $2,500,000 of ARTRA notes from ARTRA's bank and the bank released the private corporation from its $2,500,000 loan guaranty. As consideration for purchasing $2,500,000 of ARTRA bank notes, the private corporation received a $2,500,000 ARTRA note payable and an option to put back to ARTRA its 49,980 shares of ARTRA common stock at a price of $15.00 per share. The option price increased by $2.25 per share annually ($21.19 per share at December 26, 1996). During the first quarter of 1996 the ARTRA bank notes were discharged (see Note 7) and the $2,500,000 note payable to the private corporation and related accrued interest was paid in full principally with proceeds from additional short-term borrowings.

In December 1997, the private corporation exercised the put options and ARTRA repurchased 72,984 shares of its common stock for a total of $3,379,000.

In January 1997, the Company settled an obligation that would have required ARTRA to repurchase 25,750 common shares for a total of $679,000. The option holder retained the 25,750 ARTRA common shares subject to the option agreement and received an additional 89,793 ARTRA common shares in settlement of all obligations due under the option agreement. Accordingly, the 25,750 shares of ARTRA common stock subject to the option agreement were removed from redeemable common stock and reclassified to shareholders' equity.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



11.      REDEEMABLE PREFERRED STOCK

           Redeemable preferred stock (in thousands) consists of:

                                                              December 31,   December 26,
                                                                   1997            1996
                                                                 -------         -------
      Currently payable:
        Bagcraft redeemable preferred stock
          payable to a related party,
          cumulative $.01 par value,
          13.5%; including accumulated dividends;
          redeemable in 1997 with a liquidation
          preference equal to $100 per share;
          issued 8,650 shares                                   $  2,124        $  2,007

        BCA Holdings preferred stock, Series B,
          $1.00 par value, 6% cumulative,
          including accumulated dividends;
          redeemable in 1997 with a liquidation
          preference of $1,000 per share;
          8,135 shares authorized; issued 7,847.79
          shares in 1997 and 8,135 shares in 1996                  9,831           9,093
                                                                 -------         -------
                                                                $ 11,955        $ 11,100
                                                                 =======         =======

      Noncurrent:
        ARTRA redeemable preferred stock,
          Series A, $1,000 par value,
          6% cumulative payment-in-kind,
          including accumulated dividends,
          net of unamortized discount
          of $859 in 1997 and $1,271 in 1996;
          redeemable March 1, 2000 at $1,000
          per share plus accrued dividends;
          authorized 2,000,000 shares all series;
          issued 3,583.62 shares in 1997
          and 3,750 shares in 1996                              $  4,799        $  4,315

        BCA Holdings preferred stock, Series A,
          $1.00 par value, 6% cumulative,
          including accumulated dividends;
          redeemable in 1997 with a liquidation
          preference of $1,000 per share;
          10,000 shares authorized;
          issued 3,456.18 shares in 1997
          and 3,675 shares in 1996                                 4,311           4,363
                                                                 -------         -------
                                                                $  9,110        $  8,678
                                                                 =======         =======

On September 27, 1989, ARTRA received a proposal to purchase BCA, the parent of Bagcraft, from Sage Group, Inc. ("Sage"), a privately owned corporation that owned 100% of the outstanding common stock of BCA. Sage was merged with and into Ozite Corporation ("Ozite") on August 24, 1990. Peter R. Harvey, ARTRA's President, and John Harvey, ARTRA's Chairman of the Board of Directors, were the principal shareholders of Sage and the principal shareholders of Ozite.
Effective March 3, 1990, a wholly-owned subsidiary of ARTRA acquired 100% of BCA's issued and outstanding common shares for consideration of $5,451,000, which included 772,000 shares of ARTRA common stock and 3,750 shares of $1,000 par value junior non-convertible payment-in-kind redeemable Series A Preferred Stock with an estimated fair value of $1,012,000, net of unamortized discount of $2,738,000.

In August and September 1997 ARTRA repurchased 166.38 shares of ARTRA Series A redeemable preferred stock with a carrying value of $209,000 for cash of $120,000. The redeemable preferred stock purchase resulted in a gain of $89,000,

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



which was reflected in the Company's condensed consolidated financial statements as a credit to additional paid-in capital. The Series A Preferred Stock accrues dividends at the rate of 6% per annum and is redeemable by ARTRA on March 1, 2000 at a price of $1,000 per share plus accrued dividends. Accumulated dividends of $2,074,000 and $1,836,000 were accrued at December 31, 1997 and December 26, 1996, respectively.


         Bagcraft/BCA Holdings

In 1987, Bagcraft obtained financing from a subsidiary of Ozite through the issuance of a $5,000,000 subordinated note, due June 1, 1997. During 1992, per agreement with the noteholder, the interest payments were remitted to ARTRA and the noteholder received 675 shares of BCA Series A preferred stock ($1.00 par value, 6% cumulative with a liquidation preference equal to $1,000 per share) with a liquidation value of $675,000. In December 1993, the subordinated note and accrued interest thereon were paid in full from proceeds of Bagcraft's Credit Agreement. Per agreement with the noteholder, the accrued interest outstanding on the note of $3,000,000 was remitted to ARTRA and the noteholder received an additional 3,000 shares BCA Series A preferred stock having a liquidation value of $3,000,000. Accumulated dividends of $854,000 and $688,000 were accrued at December 31, 1997 and December 26, 1996, respectively.

In 1987, Bagcraft issued to a subsidiary of Ozite $5,000,000 of preferred stock (50,000 shares of 13.5% cumulative, redeemable preferred stock with a liquidation preference equal to $100 per share) redeemable by Bagcraft in 1997 at a price of $100 per share plus accrued dividends. Dividends, which accrue and are payable semiannually on June 1 and December 1 of each year, are reflected in the Company's consolidated statement of operations as minority interest. The holder has agreed to forego dividend payments as long as such payments are prohibited by Bagcraft's lenders. Accumulated dividends of $1,259,000 and $1,142,000 were accrued at December 31, 1997 and December 26, 1996, respectively. The Bagcraft preferred stock was originally scheduled to be redeemable on June 1, 1997 and is currently redeemable on demand.

Effective February 15, 1996, BCA, Bagcraft and Ozite entered into an agreement to exchange certain preferred stock between the Companies. Per terms of the exchange agreement BCA issued 8,135 shares of BCA Series B preferred stock
(13.5% cumulative, redeemable preferred stock with a liquidation preference equal to $1,000 per share, or a total carrying value of $8,135,000) to Ozite in exchange for 41,350 shares of Bagcraft redeemable preferred stock (with a liquidation preference equal to $100 per share plus accumulated dividends of $4,838,000, or a total carrying value of $8,973,000). The preferred stock exchange resulted in a gain of $838,000, which was reflected in the Company's consolidated statement of operations as minority interest.

The BCA Series B preferred stock was originally scheduled to be redeemable on June 1, 1997 and is currently redeemable on demand. Accumulated dividends of $1,984,000 and $958,000 were accrued at December 31, 1997 and December 26, 1996, respectively.

In August and September 1997 ARTRA repurchased 218.82 shares of BCA Series A redeemable preferred stock and 287.21 shares of BCA Series B redeemable preferred stock with a combined carrying value of $611,000 for cash of $306,000. The BCA redeemable preferred stock purchase resulted in a gain of $305,000 which was reflected in the Company's consolidated statement of operations as minority interest.

In conjunction with the preferred stock exchange agreement, Bagcraft's lender consented to an advance of $4,135,000 under Bagcraft's revolving credit loan to be transferred to ARTRA as a dividend. ARTRA used the funds from this dividend plus funds from a short-term loan agreement to fund a payment to its bank lender in accordance with provisions of its debt discharge agreement as discussed in
Note 7.

As discussed in Note 19, effective January 31, 1998, Peter R. Harvey exchanged certain ARTRA/BCA preferred stock to retire advances from ARTRA totaling $12,787,000.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)



12.      STOCK OPTIONS AND WARRANTS

         Stock Option Plans

In August, 1996, ARTRA's shareholders approved a stock option plan (the "1996 Plan") for certain officers, key employees and others who render services to the Company or its subsidiaries. The 1996 Plan reserves 2,000,000 shares of the

Company's common stock for the granting of options on or before August 29, 2006. Options granted under the Plan shall be in the form of incentive stock options ("ISOs"), as defined under the Internal Revenue Code of 1986, as amended (the "Code") or non-statutory options which do not qualify under such the Code ("NSOs"), or both, at the discretion of the Company. The purchase price of options granted under the 1996 Plan shall be not less than fair market value at the date of grant for ISOs, not less than 110% of fair market value on the date of grant for an ISO granted to a shareholder possessing 10% more of the voting stock of the Company and the fair market value per share on the date of grant in the case of NSOs. Effective October 4, 1996, the Company issued certain officers and key employees of ARTRA options to purchase 532,750 shares of ARTRA common stock at $5.25 per share, the fair market value on the date of grant.
The options vested immediately and expire ten years from the date of grant.

In August 1996, ARTRA's shareholders also approved a 1996 Disinterested Directors Stock Option Plan (the "1996 Director Plan") for directors of the Company who are not employees or officers. The 1996 Director Plan reserves 200,000 shares of the Company's common stock for the granting of NSOs on or before August 29, 2006 at a price equal to fair market value per share on the date of grant. No options were granted under the Director Plan during the years ended December 31, 1997 and December 26, 1996.

In July 1985, ARTRA's shareholders approved a stock option plan (the "1985 Plan") for certain officers and key employees of the Company and its subsidiaries. The 1985 Plan, as amended, reserved 1,000,000 shares of the Company's common stock and authorized the granting of options on or before February 1, 1995. The purchase price of such options granted under the 1985 Plan was not less than the market value at the date of grant for ISOs and not less than 110% of the market value on the date of grant for an ISO granted to a shareholder possessing 10% more of the voting stock of the Company.

Effective for the fiscal year ending December 26, 1996, the Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". In 1996 all stock options were granted at an exercise price equal to fair market value at the date of grant and, accordingly, no compensation expense has been recognized in connection with the Company's stock option plans. Had compensation cost for the Company's stock option plan been determined based on the fair value on the date of grant for awards in 1996 consistent with the provisions of SFAS No. 123, the Company's earnings applicable to common shares would have been reduced to the pro forma amounts indicated below:

                                              Year Ended December 26, 1996
                                              ----------------------------
                                              As Reported        Pro forma
                                              -----------        ---------

      Earnings applicable to
         common  shares (in thousands)         $11,962             $10,512
                                               =======             =======
      Earnings per share
         Basic                                   $1.59               $1.40
                                                 =====               =====
         Diluted                                 $1.51               $1.32
                                                 =====               =====

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)



The  fair  value of stock  options  granted  in 1996  was  estimated  using  the
Black-Scholes   option  pricing  model  with  the  following   weighted  average
assumptions:

           Expected life (years)                5
           Interest rate                      6.5%
           Volatility                        50.0%
           Dividend yield                      -


Information regarding stock option plans for the three years in the period ended December 31, 1997 is as follows:




                                         1997            1996           1995
                                     ----------      ----------     ----------

Options outstanding
   at beginning of year                 917,850         431,500        445,460
Options granted                            --           532,750           --
Options exercised                        (4,800)        (40,400)       (12,100)
Options canceled                           --            (6,000)        (1,860)
                                     ----------      ----------     ----------
Options outstanding
   at end of year                       913,050         917,850        431,500
                                     ==========      ==========     ==========
Options exercisable
   at end of year                       913,050         917,850        431,500
                                     ==========      ==========     ==========
Options available for grant
   at end of year                     1,467,250       1,467,250           --
                                     ==========      ==========     ==========

Weighted average option prices:
   Outstanding at beginning of year     $ 4.61          $ 3.89         $ 5.80
   Options granted                        --            $ 5.25            --
   Options exercised                    $ 3.70          $ 5.01         $ 4.00
   Options canceled                       --            $10.00         $20.50
   Outstanding at end of year           $ 4.61          $ 4.61         $ 3.89
   Exercisable at end of year           $ 4.61          $ 4.61         $ 3.89


Significant option groups outstanding at December 31, 1997 and related weighted average price and remaining life information are as follows:


                                                                      Remaining
                          Options         Options        Exercise       Life
         Grant Date     Outstanding     Exercisable        Price       (Years)
         ----------     -----------     -----------      --------      -------

          10-04-96        532,750         532,750         $ 5.25          8

          01-08-93        145,800         145,800         $ 3.75          5

          06-22-92          6,000           6,000         $ 5.25          4

          09-19-91         52,967          52,967         $ 3.65          3

          12-19-90        176,033         176,033         $ 3.65          2

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)



         Warrants

At December 31, 1997, warrants were outstanding to purchase a total of 1,711,032 common shares at prices ranging from $3.00 per share to $8.00 per share. The warrants, exercisable from the date of issue, expire at various dates through 2003. These warrants were issued principally as additional compensation for various short-terms loans.

During 1997 ARTRA issued warrants to purchase an aggregate of 1,196,894 shares of its common stock at prices ranging from $3.00 per share to $5.75 per share, principally to certain lenders as additional compensation for short-term loans. The warrants expire at various dates from 1998 to 2001. The warrantholders have the right to put these warrants back to ARTRA at prices from $1.50 to $3.00 per share during certain six month periods as defined (see Note 8). At December 31, 1997, warrantholders had the right to put warrants to purchase 1,213,644 shares of ARTRA common stock back to the Company for total consideration of $2,966,000. Additionally, during 1997 warrants to purchase 35,000 shares of ARTRA common stock at prices ranging from $4.00 per share to $6.00 per share were exercised, warrants to purchase 114,000 shares of ARTRA common stock at prices ranging from $5.00 per share to $6.00 per share were put back to ARTRA for total consideration of $228,000 and warrants to purchase 159,193 shares of ARTRA common stock at prices ranging from $5.00 per share to $9.875 per share expired unexercised.

During 1996 ARTRA issued warrants to purchase an aggregate of 632,583 shares of its common stock at prices ranging from $4.00 per share to $8.00 per share, principally to certain lenders as additional compensation for short-term loans. The warrants expire at various dates from 1999 to 2001. Additionally during 1996 warrants to purchase 37,500 shares of ARTRA common stock at prices ranging from $3.75 per share to $5.00 per share were exercised and warrants to purchase 32,600 shares of ARTRA common stock at prices ranging from $5.375 per share to $10.50 per share expired unexercised.

During 1995, ARTRA issued warrants to purchase an aggregate of 140,507 shares of its common stock at prices ranging from $3.75 per share to $6.125 per share, principally to certain lenders as additional compensation for short-term loans. The warrants expire at various dates in 2000. Additionally during 1996 warrants to purchase 48,331 shares of ARTRA common stock at prices ranging from $6.75 per share to $11.375 per share expired unexercised.


13.      COMMITMENTS AND CONTINGENCIES

The Company and its subsidiaries lease certain buildings and equipment, which are used in its manufacturing and distribution operations. At December 31, 1997, future minimum lease payments under operating leases that have an initial or remaining noncancellable term of more than one year (in thousands) are:

                Year
                ----
                1998               $   880
                1999                   502
                2000                   265
                2001                   252
                2002                   219
                After 2002             619
                                   -------
                                   $ 2,737
                                   =======

Rental expense was $1,295,000,  $975,000 and $861,000 in fiscal years 1997, 1996 and 1995, respectively. Effective December 1995, John Harvey, the Company's Chairman of the board of directors purchased the building in which the Company leases office space for its corporate headquarters. The lease expired in December 1997 and has been extended on a month-to-month basis. Rental expense for this lease was $126,000 annually for the years ended December 31, 1997 and December 26, 1996.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)



In October 1995, Bagcraft entered into an agreement for the purchase of various ink products for a period of five years. Under terms of the agreement, Bagcraft is required to purchase a minimum supply of ink based on market prices in effect at the time of each purchase. For the contract year ended September 30, 1996, Bagcraft had a short-fall of approximately $126,000. The shortfall for the contract year ended September 30, 1996 was incorporated into the purchase requirement for the contract year the contract year ended September 30, 1997. In January 1997 the agreement was amended to revise the original minimum purchase requirements and the annual contract period. The minimum dollar amounts required for each of the remaining years ending October 31 are $4,500,000 in 1998; $3,375,000 in 1999; and $2,250,000 in 2000. Bagcraft has issued a letter of credit of $1,000,000 in conjunction with this agreement. Ink purchases for the contract year the contract year ended September 30, 1997 exceeded the minimum requirement. In conjunction with a prior self-insurance plan, Bagcraft maintained a $875,000 letter of credit at December 31, 1997.

The Company and its subsidiaries are the defendants in various business-related litigation and environmental matters. At December 31, 1997 and December 26, 1996, the Company had accrued current liabilities of $1,800,000 and $1,900,000, respectively, for potential business-related litigation and environmental liabilities. While these litigation and environmental matters involve wide ranges of potential liability, management does not believe the outcome of these matters will have a material adverse effect on the Company's financial statements. However, ARTRA may not have available funds to pay liabilities arising out of these business-related litigation and environmental matters or, in certain instances, to provide for its legal defense.

In January, 1985 the United States Environmental Protection Agency ("EPA") notified the Company's Bagcraft subsidiary that it was a potentially responsible party ("PRP") under the Comprehensive Environmental Responsibility Compensation and Liability Act ("CERCLA") for alleged release of hazardous substances at the Cross Brothers site near Kankakee, Illinois. Although Bagcraft has denied liability for the site, it has entered into a settlement agreement with the EPA, along with the other third party defendants, to resolve all claims associated with the site except for state claims. In May, 1994 Bagcraft paid $850,000 to formally extinguish the EPA claim. In September 1989, Bagcraft was served with a complaint filed by the State of Illinois against seventeen parties for alleged involvement with the Cross Brothers site. The complaint alleged Bagcraft was responsible for the costs of cleanup incurred and to be incurred. Although Bagcraft has denied liability for the site, it has entered into a settlement agreement with the State, along with the other potential responsible parties, to resolve all claims associated with the site. In July 1997 Bagcraft paid approximately $150,000 to formally extinguish the state claim.

Bagcraft has been notified by the EPA that it is a potentially responsible party for the disposal of hazardous substances at the Ninth Avenue site in Gary, Indiana. This site is listed on the EPA's National Priorities list. A group of defendant PRPs, known as the Ninth Avenue Remedial Group, settled with the USEPA and agreed to remediate the site. This Group subsequently sued numerous third party defendants, including Bagcraft, alleged also to be responsible parties at the site. The plaintiffs have produced only limited testamentary evidence, and no documentary evidence, linking Bagcraft to this site, and the Company has neither discovered any records which indicate, nor located any current or former employees who have advised, that Bagcraft deposited hazardous substances at the site. In October 1997 Bagcraft paid $40,000 to formally extinguish this claim.

Bagcraft's Chicago facility has also been the subject of allegations that it violated laws and regulations associated with the Clean Air Act. The facility has numerous sources of air emissions of volatile organic materials ("VOMs") associated with its printing operations and is required to maintain and comply with permits and emissions regulations with regard to each of these emission sources.

In November of 1995, the EPA issued a Notice of Violation ("NOV") against Bagcraft's Chicago facility alleging numerous violations of the Clean Air Act and related regulations. The NOV alleges that the facility installed and operated emission sources without permits, that it failed to operate air pollution control equipment at required efficiencies and that there were releases of VOMs above permitted limits. In April 1997, the EPA filed an administrative complaint and has proposed a $250,000 civil penalty. Bagcraft has filed a response to the complaint and is currently attempting to negotiate a settlement.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)



Bagcraft reported a release associated with solvent tanks located in a vault at its Chicago manufacturing facility. After seeking approval from the Illinois Environmental Protection Agency ("IEPA"), Bagcraft installed and is currently operating a soil vapor gas extraction system designed to achieve remedial objectives which the IEPA has determined to be appropriate to the site. Bagcraft has since received a No Further Recommendation Letter from the IEPA.

Bagcraft has been notified that it may have responsibility with respect to a clean-up site on Basket Creek Road, Georgia. Bagcraft presently has no indication of its liability, if any or whether it is a responsible party.

In April 1994, the EPA notified the Company that it was a potentially responsible party for the disposal of hazardous substances (principally waste oil) at a disposal site in Palmer, Massachusetts generated by a manufacturing facility formerly operated by the Clearshield Plastics Division ("Clearshield") of Harvel Industries, Inc. ("Harvel"), a majority owned subsidiary of ARTRA. In 1985, Harvel was merged into ARTRA's Fill-Mor subsidiary. This site has been included on the EPA's National Priorities List. In February 1983, Harvel sold the assets of Clearshield to Envirodyne. The alleged waste disposal occurred in 1977 and 1978, at which time Harvel was a majority-owned subsidiary of ARTRA. In May 1994, Envirodyne and its Clearshield National, Inc. subsidiary sued ARTRA for indemnification in connection with this proceeding. The cost of clean-up at the Palmer, Massachusetts site has been estimated to be approximately $7 million according to proofs of claim filed in the adversary proceeding. A committee formed by the named potentially responsible parties has estimated the liability respecting the activities of Clearshield to be $400,000. ARTRA has not made any independent investigation of the amount of its potential liability and no assurances can be given that it will not substantially exceed $400,000.

In a case titled Sherwin-Williams Company v. ARTRA GROUP Incorporated, filed in 1991 in the United States District Court for Maryland, Sherwin-Williams Company ("Sherwin-Williams") brought suit against ARTRA and other former owners of a paint manufacturing facility in Baltimore, Maryland for recovery of costs of investigation and clean-up of hazardous substances which were stored, disposed of or otherwise released at this manufacturing facility. This facility was owned by Baltimore Paint and Chemical Company, formerly a subsidiary of ARTRA from 1968 to 1980. Sherwin-William's current projection of the cost of clean-up is approximately $5 to $6 million. The Company has filed counterclaims against Sherwin-Williams and cross claims against other former owners of the property. The Company also is vigorously defending this action and has raised numerous defenses. Currently, the case is in its early stages of discovery and the Company cannot determine what, if any, its liability may be in this matter.

ARTRA was named as a defendant in United States v. Chevron Chemical Company brought in the United States District Court for the Central District of California respecting Operating Industries, Inc. site in Monterey Park, California. This site is included on the EPA's National Priorities List. ARTRA's involvement stemmed from the alleged disposal of hazardous substances by The Synkoloid Company ("Synkoloid") subsidiary of Baltimore Paint and Chemical Company, which was formerly owned by ARTRA. Synkoloid manufactured spackling paste, wall coatings and related products, certain of which generated hazardous substances as a by-product of the manufacturing process.

ARTRA entered into a consent decree with the EPA in which it agreed to pay $85,000 for one phase of the clean-up costs for this site; however, ARTRA defaulted on its payment obligation. ARTRA is presently unable to estimate the total potential liability for clean-up costs at this site, which clean-up is expected to continue for a number of years. The consent decree, even if it had been honored by ARTRA, was not intended to release ARTRA from liability for costs associated with other phases of the clean-up at this site. The Company is presently unable determine what, if any, additional liability it may incur in this matter.

Several cases have arisen from ARTRA's purchase of Dutch Boy Paints which owned a facility in Chicago which it purchased from NL Industries. In a case titled City of Chicago v. NL Industries, Inc. and ARTRA GROUP Incorporated, filed in the Circuit Court of Cook County, Illinois, the City of Chicago brought a nuisance action and alleged that ARTRA (and NL Industries, Inc.) had improperly stored, discarded and disposed of hazardous substances at the Dutch Boy site, and that ARTRA had conveyed the site to Goodwill Industries to avoid clean-up costs. At the time the suit was filed, the City of Chicago claimed that it would cost $1,000,000 to remediate the site.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)



ARTRA and NL Industries, Inc. have counter sued each other and have filed third party actions against the subsequent owners of the property. The Company is presently unable to determine its liability, if any, in connection with this case. The parties were conducting discovery but the case was stayed pending the resolution of the EPA action described below.

In 1986, in a case titled People of the State of Illinois v. NL Industries, Inc., ARTRA GROUP Incorporated, et al., the Cook County State's attorney filed suit seeking response costs in excess of $2,000,000 and treble punitive damages for costs expended by IEPA in remediating contamination at the Dutch Boy site, alleging that all former owners contributed to the contamination. In 1989, the Circuit Court dismissed the action, holding that the state had failed to exhaust its administrative procedures. In 1992, this holding was reversed by the Illinois Supreme Court. In 1996, the Illinois Appellate Court affirmed the District Court's decision to dismiss the case based on lack of due diligence on the part of the State of Illinois. The State of Illinois has filed a Petition for Rehearing which was granted. The Company is presently unable to determine ARTRA's liability, if any, in connection with this case.

On November 17, 1995, the EPA issued letters to ARTRA, NL Industries and others alleging that they were potentially responsible parties with respect to releases at the Dutch Boy facility in Chicago and demanding that they remediate the site. NL Industries entered into a consent decree with EPA in which it agreed to remediate the site. The Company is presently unable to determine its liability, if any, in connection with this case.


14.      INCOME TAXES

The provision (credit) for income taxes (in thousands) is included in the statements of operations as follows:


                                               1997      1996     1995
                                              -----     -----    -----

          Continuing operations               $ (19)    $ 152    $  51
          Extraordinary credit                   --       200       --
          Discontinued  operations               --        --       17
                                              -----     -----    -----
                                              $ (19)    $ 352    $  68
                                              =====     =====    =====


A summary of the provision (credit) for income taxes (in thousands) is as follows:


                                         1997         1996        1995
                                        -----        -----       -----

          Current:
              Federal                     $--        $ 200         $--
              State                       (19)         152          68
                                        -----        -----       -----
                                        $ (19)       $ 352       $  68
                                        =====        =====       =====


The 1996 and 1995 extraordinary credits represent net gains from discharge of indebtedness. No income tax expense is reflected in the Company's financial statements resulting from the extraordinary credit in 1996 due to the utilization of tax loss carryforwards, except for Federal alternative minimum tax incurred in 1996.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



14.      INCOME TAXES, continued

In 1997, 1996 and 1995, the effective tax rates from operations, including discontinued operations were 1.0%, 2.5% and (3.9)%, respectively, as compared to the statutory Federal rate, which are reconciled (in thousands) as follows:


                                                  1997       1996       1995
                                               -------    -------    -------

    Provision (credit) for income taxes
        using statutory rate                   $   633    $ 4,709    $  (600)
    State and local taxes,
        net of Federal benefit                     (19)       152         68
    Current year tax loss not utilized          (1,680)      --         --
    Deferred finance fee                           919        127       --
    Amortization of goodwill                       104        104        155
    Previously unrecognized benefit
        from  utilizing tax loss
        carryforwards                             --       (4,767)    (2,136)
    Effect of not including all subsidiaries
        in the consolidated tax return            --         --        2,546
     Other                                          24         27         35
                                               -------    -------    -------
                                               $   (19)   $   352    $    68
                                               =======    =======    =======

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



14.      INCOME TAXES, continued

The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to the deferred tax liabilities and deferred tax assets at December 31, 1997 and December 26, 1996 and their approximate tax effects (in thousands) are as follows:

                                                                 1997                      1996
                                                        ----------------------    ----------------------
                                                        Temporary       Tax       Temporary       Tax
                                                        Difference  Difference    Difference   Difference
                                                        ----------  ----------    ----------   ----------
     Trade accounts receivable                            $   --      $   --        $   --      $    100
     Investment in Emerald Acquisition Corporation            --          --          10,600       4,100
     Investment in COMFORCE Corporation                     36,000      14,000        39,500      15,400
     Accrued personnel costs                                 1,200         500         1,600         600
     Restructuring reserve                                     600         200           100        --
     Environmental reserve                                     300         100           500         200
     Other                                                   3,400       1,300           600         200
     Capital loss carryforward                               3,500       1,400         2,100         800
     Net operating loss                                     40,000      15,600        35,900      14,000
                                                                      --------                  --------
               Total deferred tax assets                                33,100                    35,300
                                                                      --------                  --------
     Inventories                                            (1,900)       (700)       (4,500)     (1,700)
     Accumulated depreciation                               (5,100)     (2,000)       (6,400)     (2,500)
     Other                                                    (800)       (300)       (1,000)       (300)
                                                                      --------                  --------
               Total deferred tax liabilities                            3,000                    (4,500)
                                                                      --------                  --------
               Valuation allowance                                     (30,100)                  (30,800)
                                                                      --------                  --------
               Net deferred tax asset                                 $   --                    $   --
                                                                      ========                  ========




The Company has recorded a valuation allowance with respect to the future tax benefits and the net operating loss reflected in deferred tax assets as a result of the uncertainty of their ultimate realization.

At December 31, 1997, the Company and its subsidiaries had Federal income tax loss carryforwards of approximately $40,000,000 expiring principally in 2002 - 2013, available to be applied against future taxable income, if any. In recent years, the Company has issued shares of its common stock to repay various debt obligations, as consideration for acquisitions, to fund working capital obligations and as consideration for various other transactions. Section 382 of the Internal Revenue Code of 1986 limits a corporation's utilization of its Federal income tax loss carryforwards when certain changes in the ownership of a corporation's common stock occurs. In the opinion of management, the Company is not currently subject to such limitations regarding the utilization of its Federal income tax loss carryforwards. Should the Company continue to issue a significant number of shares of its common stock, it could trigger a limitation that would prevent it from utilizing a substantial portion of its Federal income tax loss carryforwards.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



15.      EMPLOYEE BENEFIT PLANS

The Company maintains a defined contribution 401 (k) plan covering substantially all employees. Both employee and employer contributions are generally determined as a percentage of the covered employee's annual compensation. The total expense charged to operations relating to this plan amounted to $609,000, $513,000 and $477,000 in 1997, 1996 and 1995, respectively.

Effective   January  1,  1996,   Bagcraft   established  an  unfunded   deferred
compensation plan for certain key executives providing for payments upon retirement, death or permanent disability. Under the plan, retirement payments are determined as a percentage of the value of Bagcraft and the extent of participation in the plan. Participants vest on a pro-rata basis over four years from the plan's origination date. At December 31, 1997, Bagcraft recorded other noncurrent assets and other noncurrent liabilities of $426,000, and $850,000, respectively related to the deferred compensation plan. Deferred compensation expense relating to this plan amounted to $263,000 and $170,000 for the years ended December 31, 1997 and December 26, 1996, respectively.

Effective June 1, 1990, the Company adopted an Employee Stock Ownership Plan ("ESOP") which covered eligible employees of ARTRA and certain of its subsidiaries. Employer contributions to the Plan were at the discretion of ARTRA's Board of Directors. Employee contributions were not permitted. Effective August 1, 1995, the Company terminated the ESOP and subsequently distributed the related Employee accounts to participants. The Company contributed 8,750 ARTRA common shares to the Plan with a fair market value of $42,000 ($4.75 per share) for the plan year ending December 28, 1995.

The Company typically does not offer the types of benefit programs that fall under the guidelines of Statement of Financial Accounting Standards No. 106 - Employers Accounting for Post Retirement Benefits Other Than Pensions.


16.      EARNINGS PER SHARE

The Company adopted SFAS No. 128, "Earnings per Share," for the year ended December 31, 1997. Adoption of this pronouncement, which was applied to prior periods presented, did not have a material impact on the Company's financial statements.

Basic earnings (loss) per share is computed by dividing the income available to common shareholders, net earnings (loss), less redeemable preferred stock dividends and redeemable common stock accretion, by the weighted average number of shares of common stock outstanding during each period.

Diluted earnings (loss) per share is computed by dividing the income available to common shareholders, net earnings (loss), less redeemable preferred stock dividends and redeemable common stock accretion, by the weighted average number of shares of common stock and common stock equivalents (redeemable common stock, stock options and warrants), unless anti-dilutive, during each period.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



Earnings (loss) per share for each of the three fiscal years in the period ended December 31, 1997 was computed as follows (in thousands, except per share amounts):

                                                               Year Ended             Year Ended              Year Ended
                                                           December 31, 1997       December 26, 1996       December 28, 1995
                                                         --------------------    --------------------    --------------------
                                                           Basic      Diluted      Basic     Diluted       Basic     Diluted
                                                         --------    --------    --------    --------    --------    --------

     AVERAGE SHARES OUTSTANDING:
       Weighted average shares outstanding                  7,970       7,970       7,525       7,525       6,776       6,776
       Common stock equivalents
           (options/warrants)                                --          --          --           414        --          --
                                                         --------    --------    --------    --------    --------    --------
                                                            7,970       7,970       7,525       7,939       6,776       6,776
                                                         ========    ========    ========    ========    ========    ========

     EARNINGS (LOSS):
       Earnings (loss) from continuing
          operations                                     $    773    $    773    $  3,549    $  3,549    $(16,943)   $(16,943)
       Dividends applicable to
          redeemable preferred stock                         (693)       (693)       (621)       (621)       (565)       (565)
       Redeemable common stock accretion                     (400)       (400)       (390)       (390)       (767)       (767)
                                                         --------    --------    --------    --------    --------    --------
       Earnings (loss) from continuing
          operations applicable to
          common shareholders                                (320)       (320)      2,538       2,538     (18,275)    (18,275)
       Earnings from discontinued operations                 --          --          --          --            10          10
                                                         --------    --------    --------    --------    --------    --------
       Earnings (loss)  before
          extraordinary credit                               (320)       (320)      2,538       2,538     (18,265)    (18,265)
       Extraordinary credit                                  --          --         9,424       9,424      14,030      14,030
                                                         ========    ========    ========    ========    ========    ========
       Net earnings (loss)                               $   (320)   $   (320)   $ 11,962    $ 11,962    $ (4,235)   $ (4,235)
                                                         ========    ========    ========    ========    ========    ========


     PER SHARE AMOUNTS:
       Earnings (loss) from
          continuing operations
          applicable to common shares                    $  (0.04)   $  (0.04)   $   0.34    $   0.32    $  (2.70)   $  (2.70)
       Earnings (loss) from
          discontinue operations                             --          --          --          --          --          --
                                                         --------    --------    --------    --------    --------    --------
       Earnings (loss) before
          extraordinary  credit                             (0.04)      (0.04)       0.34        0.32       (2.70)      (2.70)
       Extraordinary credits                                 --          --          1.25        1.19        2.07        2.07
                                                         ========    ========    ========    ========    ========    ========
       Net earnings (loss) applicable
          to common shares                               $  (0.04)   $  (0.04)   $   1.59    $   1.51    $  (0.63)   $  (0.63)
                                                         ========    ========    ========    ========    ========    ========


17.      INDUSTRY SEGMENT INFORMATION

At December 31, 1997, the Company, through its Bagcraft subsidiary operates in one industry segment as a manufacturer of packaging products principally serving the food industry.

Prior to September 28, 1995, ARTRA's then majority owned subsidiary, COMFORCE, operated as a designer and distributor of popular-priced fashion costume jewelry and accessories. In September 1995, COMFORCE adopted a plan to discontinue its jewelry business.

As discussed in Note 3, effective October 17, 1995, COMFORCE entered the telecommunications and computer technical staffing and consulting services business with the acquisition of COMFORCE Telecom Inc. COMFORCE has subsequently expanded this business through various acquisitions.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)




Due to the issuances of COMFORCE common shares in conjunction with the acquisition of COMFORCE Telecom, ARTRA's common stock ownership in COMFORCE was reduced to approximately 25%. Accordingly, in October 1995, the accounts of COMFORCE and its majority-owned subsidiaries were deconsolidated from ARTRA's consolidated financial statements and ARTRA's investment in COMFORCE was accounted for under the equity method during the fourth quarter of 1995. As discussed in Note 5, effective December 28, 1995, the Company adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Under this statement, at December 28, 1995, the Company's investment in COMFORCE is classified as available for sale and is stated at fair value.

No single customer accounted for more than 10% of consolidated net sales in 1997, 1996 and 1995.


18.      LITIGATION

In November, 1993, ARTRA filed suit in the Circuit Court of the Eighteenth Judicial Circuit for the state of Illinois (the "State Court Action") against Salomon Brothers, Inc., Salomon Brothers Holding Company, Inc., Charles K. Bobrinskoy, Michael J. Zimmerman (collectively, "Salomon Defendants"), D.P. Kelly & Associates, L.P. ("DPK"), Donald P. Kelly ("Kelly Defendants" along with
DPK), James F. Massey and William Rifkind relating to the acquisition of Envirodyne in 1989 by Emerald Acquisition Corp. ("Emerald"). Envirodyne had filed a Chapter 11 bankruptcy on January 7, 1993, which provided ARTRA with no value in the Emerald stock and junior debentures received in connection with the acquisition. On November 22, 1993, ARTRA filed a First Amended Complaint. The defendants removed the case to the Bankruptcy Court in which the Emerald Chapter 11 case is pending. On July 15, 1994, all but two of ARTRA's causes of action were remanded to the state court. The Bankruptcy Court retained jurisdiction of ARTRA's claims against the defendants for breaching their fiduciary duty as directors of Emerald to Emerald's creditors and interference with ARTRA's contractual relations with Emerald. On April 7, 1995, the Company's appeal of the Bankruptcy Court's order retaining jurisdiction over two claims was denied. On July 26, 1995, the Bankruptcy Court entered an order dismissing these claims. On August 4, 1995, ARTRA appealed from the Bankruptcy Court's dismissal order. That appeal was denied on October 31, 1996 by the United States District Court. ARTRA had a right to appeal the District Court's decision. This appeal had been filed in the United States Court of Appeals for the Seventh Circuit.

On July 18, 1995, ARTRA filed a Fourth Amended Complaint in the State Court Action for breach of fiduciary duty, fraudulent misrepresentation, negligent misrepresentation, and breach of contract and promissory estoppel. In the State Court Action, ARTRA sought compensatory damages of $136.2 million, punitive damages of $408.6 million and the repayment of approximately $33 million in fees paid to Salomon. The causes of action for breach of the fiduciary duty of due care were repleaded to reserve ARTRA's right to appeal the State Court's dismissal of the causes of action in the Third Amended Complaint. The cause of action against defendant Kelly was dismissed with prejudice pursuant to a stipulation between ARTRA and the Kelly Defendants.

On or about March 1, 1996, DPK brought a motion for summary judgment as to ARTRA's claims for breach of contract and promissory estoppel. DPK's motion was granted on June 4, 1996. The Company appealed this decision.

Effective December 31, 1997, the above parties reached a settlement agreement and all pending litigation was dismissed. ARTRA recognized a gain from the settlement agreement of $10,416,000, net of related legal fees and other expenses.

The Company and its subsidiaries are the defendants in various other business-related litigation and environmental matters (see Note 13). Management does not believe the outcome of these matters will have a material adverse effect on the Company's financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



19.      RELATED PARTY TRANSACTIONS

Advances to Peter R. Harvey, ARTRA's president, classified in the condensed consolidated balance sheet as a reduction of common shareholders' equity, (in thousands) consist of:

                                                      December 31,  December 26,
                                                            1997        1996
                                                         --------    --------

     Total advances, including accrued interest          $ 18,226    $  7,998
     Less interest for the period
          January 1,1993 to date,
          accrued and fully reserved                       (2,789)     (1,530)
                                                         --------    --------
                                                           15,437       6,468
     Less compensation/expense reimbursement               (2,816)       --
                                                         --------    --------

           Net advances                                  $ 12,621    $  6,468
                                                         ========    ========


ARTRA had total advances due from its president, Peter R. Harvey, of which $18,226,000 and $7,998,000, including accrued interest, remained outstanding at December 30, 1997 and December 26, 1996, respectively. A $7,500,000 July 1997 advance, as discussed below, provided for interest at 12%. The remaining advances of $10,726,000 and $7,998,000 at December 31, 1997 and December 26, 1996, respectively, bear interest at the prime rate plus 2% (10.5% at December 31, 1997 and 10.25% December 26, 1996, respectively). As discussed below, effective December 31, 1997, these advances were reduced to $12,621,000. This receivable from Peter R. Harvey has been classified as a reduction of common shareholders' equity.

Commencing January 1, 1993 to date, interest on the advances to Peter R. Harvey has been accrued and fully reserved. interest accrued and fully reserved on the advances to Peter R. Harvey for the years ended December 31, 1997 and December 26, 1996 totaled $1,259,000 and $479,000, respectively.

In July 1997, ARTRA advanced an additional $7,500,000 to Peter R. Harvey. Mr. Harvey provided ARTRA with additional collateral for his advances consisting of
652.285 shares of ARTRA redeemable preferred stock (a 18.2% interest at December 31, 1997), 1,784.02 shares of BCA Series A redeemable preferred stock (a 51.6% interest at December 31, 1997) and 6,488.8 shares of BCA Series B redeemable preferred stock (a 82.7% interest at December 31, 1997). These ARTRA and BCA redeemable preferred shares were pledged by ARTRA as partial collateral for the July 1997 private placement of ARTRA promissory notes that funded the advance to Mr. Harvey. As of December 31, 1997, this additional collateral had a carrying value in ARTRA's consolidated balance sheet of approximately $11,200,000. The advances were funded with the proceeds from the July 1997 private placement of ARTRA notes as discussed in Note 8.

In June 1996, Peter R. Harvey loaned the Company 100,000 shares of ARTRA common stock with (with a then fair market value of $587,000). The Company principally issued these common shares to certain lenders as additional consideration for short-term loans. In September 1996, after the Company's shareholders approved an increase in the number of authorized common shares, the Company repaid this loan. At Peter R. Harvey's direction, the 100,000 shares of the Company's common stock were issued in blocks of 25,000 shares to the four daughters of the Company's Chairman of the Board, John Harvey.
John Harvey and Peter R. Harvey are brothers.

As collateral for amounts due from Peter R. Harvey, in prior years the Company had received the pledge of 1,523 shares of ARTRA redeemable preferred stock (a 42.5% interest at December 31, 1997, with a carrying value in ARTRA's consolidated balance sheet of approximately $2,000,000) which are owned by Mr. Harvey. In addition, Mr. Harvey has pledged a 25% interest in Industrial Communication Company (a private company). Such interest is valued by Mr. Harvey

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



at $800,000 to $1,000,000. During 1995, Peter R. Harvey entered into a pledge agreement with ARTRA whereby Mr. Harvey pledged additional collateral consisting of 42,067 shares of ARTRA common stock and 707,281 shares of Pure Tech International, Inc., a publicly traded corporation. Per terms of a February 1996 discharge of bank indebtedness (see Note 5), ARTRA received additional collateral from Mr. Harvey consisting of a $2,150,000 security interest in certain real estate, subordinated to the bank's $850,000 security interest in this real estate. In March 1997, the bank sold its interest in Mr. Harvey's note and the related collateral to a private investor. ARTRA retained its $2,150,000 security interest the real estate, subordinated to the noteholder's $850,000 security interest in this real estate.

In May 1991, ARTRA's Fill-Mor subsidiary made advances to Peter R. Harvey. The advances, made out of a portion of the proceeds of a short-term bank loan, provided for interest at the prime rate plus 2%. In April 1995 advances from ARTRA's Fill-Mor subsidiary to Peter R. Harvey totaling $1,540,000 (including $398,000 of accrued interest) were transferred to ARTRA as a dividend.

Peter R. Harvey has received only nominal compensation for his services as an officer or director of ARTRA or any of its subsidiaries for the period October 1990 through December 1997. Additionally, Mr. Harvey had agreed not to accept any compensation for his services as an officer or director of ARTRA or any of its subsidiaries until his obligations to ARTRA, described above, were fully satisfied. Additionally, since December 31, 1986, Peter R. Harvey has guaranteed in excess of $100,000,000 of ARTRA obligations to private and institutional lenders, and has also incurred significant expenses on behalf of ARTRA in defending ARTRA against certain litigation.

Under Pennsylvania Business Corporation Law of 1988, ARTRA (a Pennsylvania corporation) is permitted to make loans to officers and directors. Further, under the Delaware General Corporation Law, Fill-Mor (a Delaware corporation) is permitted to make loans to an officer (including any officer who is also a director, as in the case of Peter R. Harvey), whenever, in the judgment of the directors, the loan can reasonably be expected to benefit Fill-Mor.

At the September 19, 1991 meeting, ARTRA's Board of Directors discussed, but did not act on a proposal to ratify the advances made by ARTRA to Peter R. Harvey. The 1992 advances made by ARTRA to Mr. Harvey were ratified by ARTRA's Board of Directors. In the case of the loan made by Fill-Mor to Mr. Harvey, the Board of Directors of Fill-Mor approved the borrowing of funds from Fill-Mor's bank loan agreement, a condition of which was the application of a portion of the proceeds thereof to the payment of certain of Mr. Harvey's loan obligations to the bank. However, the resolutions did not acknowledge the use of such proceeds for this purpose and the formal loan documents with the bank did not set forth this condition (though in fact, the proceeds were so applied by the bank).

In March 1998, ARTRA's Board of Directors ratified a proposal to settle Mr. Harvey's advances as follows:

          Effective December 31, 1997, Mr. Harvey's net advances from ARTRA were offset by $2,816,000 ($5,605,000 net of interest accrued and reserved for the period 1993 - 1997) to $12,621,000. This offset of Mr. Harvey's advances represented a combination of compensation for prior year guarantees of ARTRA obligations to private and institutional lenders, compensation in excess of the nominal amounts Mr. Harvey received for the years 1995 - 1997 and reimbursement for expenses incurred to defend ARTRA against certain litigation.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



          Effective January 31, 1998, Mr. Harvey's remaining advances totaling $12,787,000 were paid with consideration consisting of the following ARTRA/BCA preferred stock held by Mr. Harvey:


                                                                 Face Value
                                                                    Plus
                   Security                                   Accrued Dividends
 ------------------------------------------------------       -----------------
 ARTRA redeemable preferred stock, 1,734.28 shares              $  2,751,000
 BCA Holdings Series A preferred stock, 1,784.029 shares           2,234,000
 BCA Holdings Series B preferred stock,  6,172 shares              7,802,000
                                                                ------------
                                                                $ 12,787,000
                                                                ============


In conjunction with COMFORCE's October 1995 acquisition of COMFORCE Telecom, ARTRA agreed to assume substantially all pre-existing COMFORCE liabilities and indemnify COMFORCE in the event any future liabilities arise concerning pre-existing environmental matters and business related litigation. Accordingly, at December 31, 1997 and December 26, 1996, respectively, $218,000 and $348,000 of such pre-existing Lori liabilities were classified in ARTRA's consolidated balance sheet at as current liabilities of discontinued operations.

For a discussion of certain other related party debt obligations see Note 8.

                  ARTRA GROUP INCORPORATED AND SUBSIDIARIES
           SCHEDULE I . CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                            ARTRA GROUP INCORPORATED
                                 BALANCE SHEETS
                         (Registrant Only In Thousands)



                                                      December 31,  December 26,
                                                           1997        1996
                                                         --------    --------

                    ASSETS
Current assets:
   Cash                                                  $  5,986    $    162
   Receivables                                                362         430
   Other current assets                                       397         453
                                                         --------    --------
                                                            6,745       1,045
                                                         --------    --------

Property, plant and equipment                                  41          33
Less accumulated depreciation and amortization                 41          33
                                                         --------    --------
                                                              --          --
                                                         --------    --------

Investments in and advances to (from) affiliates          (15,274)      8,266
                                                         --------    --------
                                                         $  6,745    $  9,311
                                                         ========    ========


                    LIABILITIES
Current liabilities:
   Notes payable                                         $ 15,451    $ 16,131
   Accounts payable                                            35          25
   Accrued expenses                                         7,096       6,508
   Income taxes                                               254         265
                                                         --------    --------
                                                           22,836      22,929
                                                         --------    --------

Investments in and advances from affiliates                15,274         --
                                                         --------    --------

Redeemable common stock                                       --        3,657
                                                         --------    --------

Redeemable preferred stock                                  4,799       4,315
                                                         --------    --------

          SHAREHOLDERS' EQUITY (DEFICIT)
Common stock                                                6,223       5,793
Additional paid-in capital                                 42,721      40,211
Unrealized appreciation of investments                     14,733      25,719
Receivable from related party,
  including accrued interest                              (12,621)     (6,468)
Accumulated deficit                                       (87,113)    (86,793)
                                                         --------    --------
                                                          (36,057)    (21,538)
Less treasury stock, at cost                                  107          52
                                                         --------    --------
                                                          (36,164)    (21,590)
                                                         --------    --------
                                                         $  6,749    $  9,311
                                                         ========    ========


The accompanying notes are an integral part of the condensed financial information.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
           SCHEDULE I . CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                            ARTRA GROUP INCORPORATED
                            STATEMENTS OF OPERATIONS
                         (Registrant Only In Thousands)



                                                          Fiscal Year
                                                ------------------------------
                                                   1997       1996       1995
                                                --------   --------   --------

Selling, general and administrative expenses    $  5,661   $  1,998   $  1,760
Depreciation and amortization                          7         19         27
Interest expense                                   6,130      3,997      4,953
Equity in (earnings) loss of affiliates             (863)    (7,745)     7,817
Litigation settlement                            (10,416)      --         --
Other expense, net                                   (11)         1        424
                                                --------   --------   --------
Earnings (loss) from continuing operations
   before income taxes                              (508)     1,730    (14,981)
Benefit (charge) equivalent to  income taxes       1,281      1,819     (1,962)
                                                --------   --------   --------

Earnings (loss) from continuing operations           773      3,549    (16,943)

Equity in earnings of discontinued affiliate        --         --           10
                                                --------   --------   --------
Loss before extraordinary credits                    773      3,549    (16,933)
                                                --------   --------   --------

Extraordinary credits,
  net discharge of indebtedness                     --        9,424     14,030
                                                --------   --------   --------

Net earnings (loss)                             $    773   $ 12,973   ($ 2,903)
                                                ========   ========   ========




The accompanying notes are an integral part of the condensed financial information.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
           SCHEDULE I . CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                            ARTRA GROUP INCORPORATED
                            STATEMENTS OF CASH FLOWS
                         (Registrant Only In Thousands)


                                                                                           Fiscal Year
                                                                                --------------------------------
                                                                                  1997        1996        1995
                                                                                --------    --------    --------
Cash flows from operating activities:
   Net earnings (loss)                                                          $    773    $ 12,973    ($ 2,903)
     Adjustments to reconcile net loss
      to cash flows from operating activities:
        Decrease in receivable from related party                                  2,816        --          --
        Extraordinary gain from net discharge of indebtedness                       --        (9,424)    (14,030)
        Equity in loss of affiliates                                                (863)     (7,745)      7,817
        Litigation settlement                                                    (10,416)       --          --
        Equity in (earnings) loss of discontinued operations                        --          --           (10)
       Other, principally common stock issued as compensation                        462         239       1,370
       Changes in assets and liabilities:
            Increase (decrease) in other current and noncurrent assets             2,294      (1,315)         32
            Increase in other current and noncurrent liabilities                  (1,114)      1,696       1,738
                                                                                --------    --------    --------
Net cash flows used by operating activities                                       (6,048)     (3,576)     (5,986)
                                                                                --------    --------    --------

Cash flows from investing activities:
   Increase in receivable from related party                                      (8,969)     (1,061)       (218)
   Proceeds from litigation settlement                                             9,761        --          --
   Proceeds from collection of notes receivable                                     --           342       3,000
   Dividends and advances from (to) subsidiaries                                  13,417       4,473        --
   Additions to property, plant and equipment                                         (8)         (8)         (6)
                                                                                --------    --------    --------
Net cash flows from investing activities                                          14,201       3,746       2,776
                                                                                --------    --------    --------

Cash flows from financing activities:
   Proceeds from exercise of stock options and warrants                              178         369          48
   Net increase (decrease) in short-term borrowings                                  992      (2,214)      5,488
   Purchase of redeemable preferred stock                                           (120)       --          --
   Exercise of redeemable common stock options                                    (3,379)       (510)        (70)
                                                                                --------    --------    --------
Net cash flows from (used by) financing activities                                (2,329)     (2,355)      5,466
                                                                                --------    --------    --------

Net increase (decrease) in cash                                                    5,824      (2,185)      2,256
Cash balance beginning of year                                                       162       2,347          91
                                                                                --------    --------    --------
Cash balance end of year                                                        $  5,986    $    162    $  2,347
                                                                                ========    ========    ========


Supplemental schedule of noncash investing and financing activities:
   Issue common stock and redeemable common stock
       to pay down current liabilities                                          $  1,672    $  1,274    $  1,040
    Issue common stock as additional consideration
       for short-term borrowings                                                    --           661       1,266
    Issue common stock to pay
       redeemable common stock obligation                                            679        --          --



The accompanying notes are an integral part of the condensed financial information.

                ARTRA GROUP INCORPORATED AND SUB AND SUBSIDIARIES
        SCHEDULE I. CONDENSED FINANCIAL INFORMATION OF REGISTRANT-(Cont.)

                            ARTRA GROUP INCORPORATED
                         NOTES TO FINANCIAL INFORMATION
                                (Registrant Only)



1.   Presentation

The condensed financial information of the Registrant has been prepared in accordance with the instructions for Schedule I to Form10-K. The Registrant's investments in subsidiaries and affiliates are presented on the equity method.


2.   Commitments and Contingencies

See Note 13 of the consolidated financial statements.


3.   Restricted Assets

The terms of several agreements place certain restrictions on the net assets of certain operating subsidiaries. See Notes 8 and 9 of the consolidated financial statements for additional information.


4.   Notes Payable and Long-Term Debt

See Notes 8 and 9 of the consolidated financial statements.


5.   Redeemable Common and Preferred Stock and Stock Options

See Notes 10, 11 and 12 of the consolidated financial statements.


6.   Income Taxes

The Registrant and its majority owned subsidiaries file a consolidated income tax return. For financial reporting purposes, the Registrant's charge or benefit equivalent to income tax represents the difference between the aggregate of income taxes computed on a separate return basis for each of the subsidiaries and affiliates and the income taxes computed on a consolidated basis.


7.   Related Party Transactions

See Notes 8 and 19 of the consolidated financial statements.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                 SCHEDULE II. VALUATION AND QUALIFYING ACCOUNTS for each of the three fiscal years in the period ended December 31, 1997
                                 (in thousands)



           Column A                                   Column B                Column C                 Column D        Column E
        ----------------                          ---------------   -----------------------------    -----------      ------------
                                                                               Additions
                                                                    -----------------------------
                                                                         (1)              (2)
                                                    Balance at        Charged to       Charged to
                                                   Beginning of       Costs and           Other       Deductions       Balance at
          Description                                  Period           Expenses        Accounts      (Describe)      nd of Period
        ---------------                           ---------------   ---------------  ------------    ----------       -------------

For the fiscal year ended December 26, 1996:
   Deducted from assets to which they apply:
      Allowance for inventory valuation                $     249        $      172                    $   (144)(B)        $     277
                                                       =========        ==========                    ========            =========
      Allowance for doubtful accounts                  $     512        $       63                    $   (300)(A)        $     275
                                                       =========        ==========                    ========            =========

For the fiscal year ended December 26, 1996:
   Deducted from assets to which they apply:
      Allowance for inventory valuation                $     290        $      191                    $   (232)(B)        $     249
                                                       =========        ==========                    ========            =========
      Allowance for doubtful accounts                  $     250        $      365                    $   (103)(A)        $     512
                                                       =========        ==========                    ========            =========


For the fiscal year ended December 28, 1995:
   Deducted from assets to which they apply:
      Allowance for inventory valuation                $     207        $      315                    $   (232)(C)        $     290
                                                       =========        ==========                    ========            =========

      Allowance for markdowns                          $     835        $      291                    $ (1,126)(C)        $      -

      Allowance for doubtful accounts                        819               487                      (1,056)(C)              250
                                                       ---------        ----------                    --------            ---------
                                                       $   1,654        $      778                    $ (2,182)           $     250
                                                       =========        ==========                    ========            =========


(A) Principally  markdowns taken.
(B) Principally  inventory written off, net of recoveries.
(C) Principally amounts of discontinued operations.